     As Filed With The Securities And Exchange Commission On June 20, 2002


                                                     Registration No. 333-88962

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------


                                Amendment No. 1


                                      to

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                               KELLWOOD COMPANY
            (Exact name of registrant as specified in its charter)

        Delaware                     2330                     362472410
     (State or Other           (Primary Standard          (I.R.S. Employer
      Jurisdiction         Industrial Classification     Identification No.)
   of Incorporation or           Code Number)
      Organization)

                             600 Kellwood Parkway
                              St. Louis, MO 63017
                                (314) 576-3100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Hal J. Upbin
                 Chairman, President & Chief Executive Officer
                               Kellwood Company
                             600 Kellwood Parkway
                              St. Louis, MO 63017
                                (314) 576-3100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:

                Thomas H. Pollihan      Frederick W. Axley, P.C.
              Senior Vice President,    McDermott, Will & Emery,
               Secretary and General           Suite 4700
                      Counsel            227 West Monroe Street
                 Kellwood Company        Chicago, Illinois 60606
               600 Kellwood Parkway          (312) 372-2000
                St. Louis, MO 63017
                  (314) 576-3100

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and the other conditions to the consummation of the exchange offer described in the enclosed Preliminary Prospectus have been satisfied.

                               -----------------

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]



                               -----------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================
      The information in this Preliminary Prospectus may change. Neither Kellwood Company nor Cradle, Inc. may complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to sell these securities and neither Kellwood Company nor Cradle, Inc. is soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[LOGO] KELLWOOD

                 Preliminary Prospectus and Offer to Purchase
        All Outstanding Shares of Common Stock and Class B Common Stock
                                      of
                          GERBER CHILDRENSWEAR, INC.
                          For at Least $3.42 In Cash
                           And a Fraction of a Share
                                of Common Stock
                                      of
                               KELLWOOD COMPANY
                           Together Having a Value,
             Based on the Formula in this Preliminary Prospectus,
                            of $6.85 Per Share, Net
                                    Made By
                                 CRADLE, INC.
                         A Wholly-Owned Subsidiary of
                               KELLWOOD COMPANY


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 21, 2002, UNLESS THE OFFER IS EXTENDED.


      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 15, 2002, by and among Kellwood Company ("Kellwood"), Cradle, Inc. and Gerber Childrenswear, Inc. ("Gerber"). The Gerber Board of Directors, by unanimous vote of all directors, upon the terms and conditions set forth in the Merger Agreement, has (i) determined that each of the Offer (as defined herein) and the Merger (as defined herein) taken together as integral steps of a single plan of reorganization, is fair to, and in the best interests of the stockholders of Gerber, (ii) approved the Merger Agreement and the transactions contemplated thereby, and (iii) recommended acceptance of the Offer and adoption of the Merger Agreement by the stockholders.

      Our obligation to purchase Gerber common stock in exchange for Kellwood common stock and cash is subject to the conditions listed under "The Offer--Conditions of Our Offer," including the condition that shares representing at least 70% of the Gerber Voting Common Stock (as defined herein) on a fully diluted basis are tendered and not withdrawn in the exchange offer (the "Minimum Condition").

      Citicorp Venture Capital, Ltd, a New York corporation, CCT Partners III, L.P., a Delaware limited partnership, and Citicorp Mezzanine Partners, L.P., a Delaware limited partnership (collectively known as the "CVC Entities"), who own approximately 61.8% of the outstanding Gerber common stock, have agreed to tender their shares in the Offer. If the Offer is completed, Cradle, Inc. accepts for purchase the Shares tendered in the Offer and the Minimum Condition is satisfied, approval of the Merger can be accomplished without the affirmative vote of any stockholder other than Kellwood and Cradle, Inc.

      Kellwood common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "KWD" and Gerber common stock is listed on the NYSE under the symbol "GCW." You are urged to obtain current market quotations for the shares of Kellwood common stock and Gerber common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this Preliminary Prospectus, made a determination on the merits of the transactions or the fairness of the transactions or determined if this Preliminary Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

                               -----------------

                                   IMPORTANT

      We are not asking you for a proxy and you are requested not to send us a proxy. Any solicitation of proxies will be made pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.

      If you desire to tender all or any portion of your shares, you should either (i) complete and sign the Letter of Transmittal (or a complete copy of the Letter of Transmittal) following the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for the shares to the Depositary or tender your shares following the procedures for book-entry transfer contained in "The Offer--Procedure for Tendering Shares--Book-Entry Transfer" or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that entity to tender your shares.

      See "Risk Factors" beginning on page 11 for a discussion of factors that you should consider in connection with the offer to purchase your shares.
      You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

                            ADDITIONAL INFORMATION

      This document incorporates important business and financial information about Kellwood and Gerber from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is available, without charge, at the Securities and Exchange Commission's website at http://www.sec.gov, as well as from other sources. See "Where You Can Obtain More Information" on page 79.

      You also may request copies of these documents from us, without charge, upon written or oral request to our information agent, Innisfree M&A Incorporated, at (212) 750-5833 if you represent a bank or a brokerage firm or
(888) 750-5834 (toll-free) if you are a stockholder.


      In order to receive timely delivery of the documents, you must have made your requests no later than June 14, 2002.


      Gerber's Annual Report on Form 10-K for the year ended December 31, 2001, and its Quarterly Report on Form 10-Q for the quarter ended March 30, 2002, are included in the package of material accompanying this Preliminary Prospectus.


                  Preliminary Prospectus dated June 20, 2002

                               TABLE OF CONTENTS


INTRODUCTION...............................................................  1
QUESTIONS AND ANSWERS......................................................  3
RISK FACTORS............................................................... 11
REASONS FOR THE OFFER...................................................... 14
  Reasons for the Approval of Kellwood's Board of Directors; Factors
   Considered.............................................................. 14
  Reasons for the Recommendation of Gerber's Board of Directors; Factors
   Considered.............................................................. 15
BACKGROUND OF THE OFFER.................................................... 17
THE OFFER.................................................................. 19
  Purchase of Shares and Stock Consideration............................... 19
  Timing of Our Offer...................................................... 20
  Extension, Termination and Amendment..................................... 20
  Procedure for Tendering Shares........................................... 21
  Withdrawal Rights........................................................ 24
  Exchange of Shares of Gerber Common Stock; Delivery of Kellwood Common
   Stock and Cash.......................................................... 24
  Cash Instead of Fractional Shares of Kellwood Common Stock............... 25
  Material United States Federal Income Tax Consequences................... 25
  Purpose of the Offer..................................................... 27
  Plans for Gerber......................................................... 28
  Resales of Kellwood Common Stock......................................... 28
  The Merger............................................................... 29
  Appraisal Rights......................................................... 29
  Conditions of Our Offer.................................................. 31
  Legal Matters............................................................ 33
  Effects of the Offer..................................................... 35
  Relationships with Gerber................................................ 36
  Interests of Certain Persons............................................. 37
  Fees and Expenses........................................................ 38
  Accounting Treatment..................................................... 39
  Stock Exchange Listing................................................... 39
  Miscellaneous............................................................ 39
INFORMATION ABOUT GERBER................................................... 40
INFORMATION ABOUT KELLWOOD AND CRADLE...................................... 41
  Information about Kellwood Company and Cradle, Inc....................... 41
  Recent Developments...................................................... 41
SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL
  DATA..................................................................... 42
  Kellwood's Summary Historical Consolidated Financial Data................ 42
  Gerber's Summary Historical Consolidated Financial Data.................. 44
  Summary Unaudited Pro Forma Consolidated Combined Financial Information
   of Kellwood and Gerber.................................................. 45
  Comparative Historical and Pro Forma Per Share Data...................... 46
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................ 47
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS....... 50
SOURCE AND AMOUNT OF FUNDS................................................. 52
THE MERGER AGREEMENT....................................................... 52
THE VOTING AND TENDER AGREEMENT............................................ 65
COMPARISON OF STOCKHOLDER RIGHTS........................................... 65
COMPARATIVE STOCK PRICES AND DIVIDENDS..................................... 75
OPINION OF FINANCIAL ADVISOR TO GERBER..................................... 76
INCORPORATION OF DOCUMENTS................................................. 76

EXPERTS....................................................................  78
TRADEMARKS.................................................................  78
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.................  78
WHERE YOU CAN OBTAIN MORE INFORMATION......................................  79
SELLING STOCKHOLDERS.......................................................  80
PLAN OF DISTRIBUTION OF SELLING STOCKHOLDERS...............................  80
DIRECTORS AND EXECUTIVE OFFICERS OF KELLWOOD AND CRADLE.................... I-1
ANNEX A--SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW............... A-1

                                 INTRODUCTION


      Cradle, Inc. ("Cradle"), a Delaware corporation and a wholly-owned subsidiary of Kellwood Company, a Delaware corporation ("Kellwood"), hereby offers to purchase all issued and outstanding shares of (i) Common Stock, par value $0.01 per share, of Gerber Childrenswear, Inc., a Delaware corporation ("Gerber") (the "Voting Common Stock"), and (ii) Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and together with the Voting Common Stock, the "Gerber Common Stock" or the "Shares" and each share of Gerber Common Stock being hereinafter referred to as a "Share") of Gerber, for consideration consisting of a combination of cash and Kellwood common stock, par value $.01 per share (the "Kellwood Common Stock"), with a total value of $6.85 per share, comprised of at least $3.42 in cash, net without interest, and up to $3.43 in value of shares of Kellwood Common Stock (together with the associated preferred stock purchase rights), calculated as described below under the heading "The Offer," in exchange for each of your Shares of Gerber Common Stock (we sometimes refer to this as the "Offer Price"). The number of shares of Kellwood Common Stock that we are offering to you in this exchange has been determined during a measurement period described in the section below called "The Offer." Based on the calculation as described below, each tendering stockholder will receive 0.11823 shares of Kellwood Common Stock for each Share tendered. The payment of this consideration depends upon the terms and is subject to the conditions set forth in this Preliminary Prospectus and in the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the "Offer"). The actual value of the shares that you will receive at the closing of the exchange offer will likely have a value of more or less than $3.43 for each share of Gerber common stock validly tendered and not properly withdrawn because the actual Stock Consideration will be calculated using the measurement period described below under the heading "The Offer."


      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 15, 2002 (the "Merger Agreement"), by and among Kellwood, Cradle and Gerber. As soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), Gerber will be merged with and into Cradle with Cradle surviving the merger as a wholly-owned subsidiary of Kellwood (or, if certain events relating to the U.S. federal income tax treatment of the Offer and Merger do not occur, then Cradle will be merged with and into Gerber, with Gerber surviving as a wholly owned subsidiary of Kellwood) (in either case, the "Merger"). The surviving corporation of the Merger is sometimes referred to in this document as the "Surviving Corporation." At the time of the Merger, each Share then outstanding (other than Shares held by Kellwood, Cradle, Gerber, or any subsidiary of Kellwood, Cradle or Gerber and any Shares for which appraisal rights have been perfected) will be converted into the right to receive the Offer Price without interest.

      Our Information Agent has set up a toll-free telephone number, (888) 750-5834, that you may call to obtain current information about the number of shares of Kellwood Common Stock that you may receive in exchange for your Shares. Information will be available on this telephone number from the date of this Preliminary Prospectus through the expiration of the Offer.

      The Offer is conditioned upon, among other things, the valid tender without withdrawal before the expiration of the Offer (including any extension thereof) of the number of Shares that would constitute seventy percent (70%) of the outstanding Voting Common Stock (determined on a fully diluted, as converted basis for all outstanding shares of Class B Common Stock, stock options and any other rights to acquire shares of Voting Common Stock (collectively, a "Fully Diluted Basis")) (the "Minimum Condition"). See "The Offer--Conditions of Our Offer."

      If the Minimum Condition is satisfied and Cradle accepts for purchase the Shares tendered in the Offer, Cradle will be able to elect a majority of the members of Gerber's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of Gerber. See "The Offer--Purpose of the Offer" and "Plans for Gerber."

      Gerber has informed Kellwood and Cradle that, as of May 17, 2002, there were (i) 8,414,279 shares of Voting Common Stock and 11,396,046 shares of Class B Common Stock issued and outstanding and (ii) 65,300 options outstanding pursuant to the Gerber's stock option plans, each option entitling the holder thereof to purchase one share of Voting Common Stock. Based on these numbers, and assuming that no Shares or options to acquire Shares are issued after May 17, 2002, the Minimum Condition will be satisfied if at least 13,912,938 Shares are validly tendered and not withdrawn prior to the expiration of the Offer.

      As a condition and inducement to Kellwood's and Cradle's entering into the Merger Agreement, the CVC Entities who, as of May 15, 2002, held the power to dispose of 849,255 shares of Voting Common Stock and 11,396,046 shares of Class B Common Stock, entered into a Voting and Tender Agreement (the "Voting and Tender Agreement"), dated as of May 15, 2002, with Kellwood. Under the Voting and Tender Agreement, the CVC Entities agreed, among other things, to tender the Shares then held by them in the Offer, and vote their Shares (i) in favor of approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) against any Acquisition Proposal (as defined in the Merger Agreement) involving Gerber, or any action or agreement that would result in a breach of any covenant, representation, warranty or any other obligation or agreement of Gerber under the Merger Agreement or which could result in any of the conditions to Gerber's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement (in each case, unless the Voting and Tender Agreement is terminated). See "The Voting and Tender Agreement."

      The Gerber Board of Directors, by unanimous vote of all directors, upon the terms and conditions set forth in the Merger Agreement, has (i) determined that each of the Offer and the Merger, taken together as integral steps of a single plan of reorganization, is fair to, and in the best interests of the stockholders of Gerber, (ii) approved the Merger Agreement and the transactions contemplated thereby, and (iii) recommended acceptance of the Offer and adoption of the Merger Agreement by the stockholders.

      If Shares that you tender in the Offer are registered in your own name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions on the sale of Shares pursuant to the Offer. Innisfree M&A Incorporated is acting as the Information Agent (the "Information Agent") and American Stock Transfer & Trust Company is acting as the depositary (the "Depositary"). Contact information for the Information Agent appears on the back cover of this Preliminary Prospectus. See also "The Offer--Fees and Expenses."

      First Union Securities, Inc., acting under the trade name Wachovia Securities, Gerber's financial advisor ("Wachovia Securities"), has delivered to Gerber's Board of Directors its written opinion, dated May 15, 2002 that states that as of that date, and subject to the conditions in that opinion, the consideration to be received by Gerber's unaffiliated stockholders in the Offer and the Merger pursuant to the Merger Agreement is fair to these stockholders from a financial point of view. The full text of Wachovia Securities' opinion is included as Annex A to Gerber's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders of Gerber with this Preliminary Prospectus. We urge you to read the Schedule 14D-9 and Wachovia Securities' opinion carefully in their entirety.

      Consummation of the Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. See "The Offer--Conditions of Our Offer." Please note, however, that if Cradle acquires at least 90% of the outstanding Shares, Cradle would be able to consummate the Merger without requiring the vote of the stockholders of Gerber, and if Cradle acquires at least 70% of the Shares (as required to satisfy the Minimum Condition), Cradle will have sufficient Shares to consummate the Merger without the affirmative vote of any other stockholder of Gerber.

      This Preliminary Prospectus and the related Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer.

                             QUESTIONS AND ANSWERS

      The following are some questions that you may have as a stockholder of Gerber in connection with this Preliminary Prospectus, along with answers.

Who is offering to buy my Shares?

      Our name is Cradle, Inc. We are a Delaware corporation formed for the purpose of making an offer to purchase all of the common stock of Gerber. We have carried on no activities other than in connection with the Merger Agreement by and among Kellwood, Cradle and Gerber. We are a wholly-owned subsidiary of Kellwood Company, a Delaware corporation.

      Kellwood is a multidivisional marketer of apparel and soft camping goods, with annual revenues of approximately $2.1 billion. Kellwood manufactures and markets women's and men's apparel and other soft goods products made from cloth or fabric or knitted from yarn. These products are primarily sourced through offshore contractors (80%), Kellwood's offshore manufacturing facilities (10%), and domestic contractors (10%). The majority of goods are manufactured and sourced in the Far East. Kellwood's products include diversified lines of men's, women's, and children's clothing, sleeping bags, and other soft goods. Products are mainly sold to retailers under either Kellwood's or customers' brands and labels. Kellwood was incorporated in 1961 under the laws of Delaware. Kellwood is headquartered at 600 Kellwood Parkway, St. Louis, Missouri, 63017. Kellwood's telephone number at its headquarters is (314) 576-3100.

What is Gerber Childrenswear, Inc.?

      Gerber is a leading marketer of infant and toddler apparel and related products. Gerber's apparel division produces and sells infant and toddler sleepwear, underwear, bedding and bath products under the Gerber(R), Baby Looney Tunes(R), Little Suzy's Zoo(R) and Curity(R) licensed brand names, the Onesies(R) trademark and private labels. Gerber's hosiery division produces and sells sport and casual socks under the Wilson(R) and Converse(R) names to major retailers in the United States and under these names and Coca-Cola(R) in Europe. Gerber was incorporated in Delaware in April 1989. Gerber's headquarters are located at 7005 Pelham Road, Greenville, South Carolina 29615. Gerber's telephone number at its headquarters is (864) 987-5200.

What Shares are being sought in the Offer?

      We are seeking to purchase all of the outstanding shares of Gerber Common Stock (which includes Gerber's Voting Common Stock and Class B Common Stock), which we refer to in this document as the "Shares."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?


      If we accept your Shares in the Offer, you will receive a combination of cash and Kellwood Common Stock having a value of $6.85 per Share, comprised of at least $3.42 in cash, net without interest, and 0.11823 shares of Kellwood Common Stock (together with the associated preferred stock purchase rights) for each of your Shares of Gerber Common Stock. The shares of Kellwood Common Stock you will receive will equal (subject to the treatment of fractional shares described below) $3.43 divided by the average of the closing price of one share of Kellwood Common Stock on the NYSE, as reported in The Wall Street Journal, for the 18 trading days immediately preceding the second trading day prior to the initial scheduled expiration date of the Offer. We call the average of these 18-day trading day period closing prices the "Average Parent Stock Price." For a more detailed explanation of the method used to calculate the amount of cash and Kellwood Common Stock you may receive in exchange for your Shares, see "The Offer" on page 19. Please remember that the number of shares of Kellwood Common Stock that you will receive will fluctuate until it becomes fixed as is more fully described in "The Offer" on page 19.




      The actual value of the shares that you will receive at the closing of the exchange offer will likely have a value of more or less than $3.43 for each share of Gerber common stock validly tendered and not properly withdrawn because the actual Stock Consideration will be calculated using the Average Parent Stock Price.


      You will not be paid any interest in connection with this exchange. You will not receive any fractional shares of Kellwood Common Stock in the Offer. Instead, you will receive cash in an amount (rounded to the nearest whole cent) equal to the product of (x) that fraction of a share of Kellwood Common Stock to which you are entitled (after aggregating all fractional shares of Kellwood Common Stock that you otherwise would receive) and (y) the average of the closing price of one share of Kellwood Common Stock on the NYSE, as reported in The Wall Street Journal, for the 18 trading days immediately preceding the second trading day prior to the initial scheduled expiration date of the Offer.

      If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. You will be responsible for any transfer taxes payable in connection with the exchange of your Shares. We may deduct the amount of any taxes from the cash portion of the consideration otherwise payable to you.

How can I find out the number of shares of Kellwood Common Stock that I am entitled to receive?

      Our Information Agent, Innisfree M&A Incorporated, has set up a toll-free telephone number, (888) 750-5834, that you may call to obtain current information about the number of shares of Kellwood Common Stock that you may receive in exchange for your Shares. Information will be available on this telephone number from the date of this Preliminary Prospectus through the close of the Offer. Please remember that the number of shares of Kellwood Common Stock that you will receive will fluctuate until it becomes fixed as is more fully described in "The Offer" on page 19. The actual value of the shares that you will receive at the closing of the exchange offer will likely have a value of more or less than $3.43 for each share of Gerber common stock validly tendered and not properly withdrawn because the actual Stock Consideration will be calculated using the measurement period described below under the heading "The Offer."

      We will announce the ratio of Kellwood Common Stock to be exchanged for each Share in a press release before the expiration of the Offer and file that information with the Securities and Exchange Commission (the "SEC").

Does Cradle have the financial resources to make the cash payments?

      Kellwood, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered and not withdrawn in the Offer and provide funding for the Merger, which is expected to follow the successful completion of the Offer. Kellwood will use generally available corporate funds for this purpose. The Offer is not conditioned upon any financing arrangements.

Should I consider the financial condition of Kellwood in deciding to tender in the Offer?

      Yes. Although our Offer is not subject to any financing condition, if you elect to tender your Shares in the Offer, they will be exchanged for cash and Kellwood Common Stock. You should consider Kellwood's financial condition before you decide to become a Kellwood stockholder. In considering Kellwood's financial condition, you should review documents incorporated by reference into this Preliminary Prospectus, because they contain detailed business, financial and other information about Kellwood. See "Where You Can Obtain More Information" on page 79.

How long do I have to decide whether to tender in the Offer?

      You will have until 12:00 midnight, New York City time, on Friday, June 21, 2002, to decide whether to tender your Shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure. See "The Offer--Procedure for Tendering Shares--Guaranteed Delivery" on page 22.

Do I have to vote to approve the Offer or the Merger?

      Because we are extending the Offer directly to the stockholders of Gerber, Gerber stockholders do not vote to approve the Offer. A vote by the stockholders, however, may be required to approve the Merger following the successful completion of the Offer. If 90% or more of the outstanding common stock of Gerber is tendered in the Offer, no vote of any stockholder of Gerber will be needed for us to complete the Merger because it is not required under Delaware Law, the state in which Gerber is incorporated. If less than 90% of the outstanding common stock of Gerber is tendered in the Offer and you hold Shares as of the record date for voting on the Merger, then you may be entitled to vote on the Merger. If a vote by the stockholders of Gerber is required on the Merger, Gerber stockholders will receive proxy materials at that time. Please note that Cradle's obligation to accept the Shares tendered is conditioned upon the tendering of at least 70% of the Voting Common Stock outstanding on a Fully Diluted Basis. Consequently, if this condition is satisfied, once the Offer is completed, approval of the Merger can be accomplished without the affirmative vote of any stockholder other than Kellwood and Cradle.

Can the Offer be extended and under what circumstances?

      The Offer may be extended for varying lengths of time depending on the circumstances. Specifically, we have agreed in the Merger Agreement that:

     . We may, at our discretion, extend the expiration date of the Offer if any of the conditions to our obligation to accept Shares for payment have not been satisfied or waived by us, provided that we may not extend the Offer beyond August 15, 2002 without Gerber's consent.

     . We may elect to provide a subsequent offering period after we have purchased Shares validly tendered and not withdrawn during the Offer. During a subsequent offering period, Gerber stockholders may tender, but not withdraw, their Shares.

     . We may extend the expiration date of the Offer for any period required by any law.

For more information about extensions, see "The Offer--Extension, Termination and Amendment" on page 20.

How will I know if the Offer is extended?

      If we extend the Offer, we will inform American Stock Transfer & Trust Company, the Depositary for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the initial offering period was scheduled to expire.

Will there be any other period during which you offer to purchase Shares? And what are the consequences if I tender my Shares during another period?

      We may elect to provide a subsequent offering period of 3 to 20 business days after the acceptance of Shares of Gerber Common Stock pursuant to the Offer if the requirements under Rule 14d-11 of the Exchange Act have been met. You will not have the right to withdraw Shares that you tender during the subsequent offering period, if any. The fraction of a share of Kellwood Common Stock and amount of cash we will pay per Share will not change after the initial offering period expires.

If I decide not to tender my Shares in the Offer, how will that affect my Share consideration?

      If the Merger takes place, stockholders who did not tender their Shares in the Offer and who do not demand appraisal of their Shares will receive the same per Share combination of Kellwood Common Stock (including the same fraction of a share of Kellwood Common Stock) and cash that they would have received had they tendered their Shares in the Offer. Therefore, if the Merger takes place, the only difference in Share consideration to you between tendering your Shares and not tendering your Shares in the Offer is that you will be paid earlier if you tender your Shares than if you choose to participate in the Merger. See "The Offer--Appraisal Rights" on page 29.

What are the most significant conditions to the Offer?

     . We are not obligated to purchase any Shares that are validly tendered in the Offer unless the number of Shares validly tendered and not withdrawn represents at least 70% of the Voting Common Stock of Gerber outstanding on a Fully Diluted Basis. We call this condition the "Minimum Condition." Pursuant to the Voting and Tender Agreement, the CVC Entities have agreed to tender Shares representing approximately 61.8% of the Gerber Voting Common Stock outstanding on a Fully Diluted Basis.


     . We are not obligated to purchase any Shares that are validly tendered, if Gerber has not obtained the consent of Gerber Products Company to the Offer and the Merger. This condition was satisfied on May 29, 2002, when Gerber Products Company delivered to Gerber its consent to the Offer and the Merger.


     . We are not obligated to purchase any Shares that are validly tendered if Gerber has breached any obligation, covenant or agreement in a material manner.

     . We are not obligated to purchase any Shares that are validly tendered, if the effect of inaccuracies in the representations and warranties made by Gerber, individually or in the aggregate, will have a "material adverse effect" on Gerber or its business as this term is defined in the Merger Agreement.


     . We are not obligated to purchase any Shares that are validly tendered unless and until the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). This condition was satisfied on May 29, 2002, when the Department of Justice and the Federal Trade Commission granted early termination of the waiting period under the HSR Act.


     . We are not obligated to purchase any Shares that are validly tendered unless the registration statement on Form S-4 covering the Kellwood Common Stock to be issued to Gerber stockholders has been declared effective by the SEC, and the shares of Kellwood Common Stock to be issued to Gerber stockholders have been approved for listing on the NYSE. These conditions are collectively known as the "Parent Stock Conditions."

      In addition, Kellwood may terminate the Merger Agreement, and consequently the Offer, if the Average Parent Stock Price (as defined below) is less than $18.00, and Gerber may terminate the Merger Agreement if the Average Parent Stock Price (as defined below) is greater than $38.00. The Offer is subject to a number of other conditions. We can waive some of the conditions to the Offer without Gerber's consent; however, we cannot waive the Minimum Condition or the Parent Stock Conditions without Gerber's consent. For more information on the conditions to the Offer, see "The Offer--Conditions of Our Offer" on page 31.

How do I tender my Shares?

      To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, along with any required signature guarantees, to American Stock Transfer & Trust

Company, the Depositary for the Offer, not later than the time the Offer expires. If your Shares are held in street name, the Shares can be tendered by your nominee through American Stock Transfer & Trust Company. If you cannot deliver to the Depositary something that is required by the expiration of the Offer, you may obtain up to three additional trading days to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three NYSE trading days. The Depositary must receive the missing items within that three-trading-day period or else your Shares will not be validly tendered. For more information on tendering your Shares, see "The Offer--Procedure for Tendering Shares" on page 21.

Can I withdraw previously tendered Shares?

      You may withdraw Shares at any time before the expiration of the Offer. The Offer initially is scheduled to expire at 12:00 midnight, New York City time, on Friday, June 21, 2002, but may be extended. You will not have any withdrawal rights during any subsequent offering period. For more information about withdrawing Shares, see "The Offer--Withdrawal Rights" on page 24.

How do I withdraw previously tendered Shares?

      To withdraw your previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. Shares tendered during a subsequent offering period, if any, may not be withdrawn.

What does the Gerber Board of Directors think of the Offer and the Merger?

      We are making the Offer pursuant to the Merger Agreement with Gerber. On May 14, 2002, the Gerber Board of Directors, by unanimous vote of all directors, approved the Merger Agreement, the Offer and the proposed Merger of Gerber with and into Cradle. The Gerber Board of Directors also has unanimously determined that the Merger Agreement, the Offer and the proposed Merger are fair to, and in the best interests of, Gerber stockholders and has recommended that stockholders tender their Shares. For more information about the position of the Gerber Board of Directors on the Offer, see "Reasons for the Offer--Reasons for the Recommendation of Gerber's Board of Directors; Factors Considered" on page 15 and "Reasons for the Recommendation of the Board of Directors" in the Schedule 14D-9, which is being mailed to you with this Preliminary Prospectus.

Do the executive officers and members of the Gerber Board of Directors have interests in the Offer and Merger that are different from stockholders generally?

      You should be aware that some of the officers and directors of Gerber may be deemed to have interests in the Merger that are different from, or in addition to, your interests as a Gerber stockholder. The stock options held by management will accelerate and become fully vested and exercisable in connection with the Offer. In addition, certain executive officers are entitled to receive payments under Gerber's Executive Deferral Plan, Long-Term Bonus Plan and Retention Bonus Program. For more information about these interests, see "The Offer--Interests of Certain Persons" and Gerber's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you with this Preliminary Prospectus.

Have any Gerber stockholders agreed to tender their Shares?

      Yes. The CVC Entities, Gerber's largest stockholders who, as of May 15, 2002 held the power to dispose of 12,245,301 (approximately 61.8%) of the outstanding Shares, have agreed in a Voting and Tender Agreement, dated May 15, 2002, to tender their Shares in the Offer. For more information about the CVC Entities' Voting and Tender Agreement, see "The Voting and Tender Agreement" on page 64.

If seventy percent of the Shares are tendered and accepted for exchange, will Gerber continue as a public company?

      No. If 70% of the Voting Common Stock outstanding on a Fully Diluted Basis are tendered and accepted for exchange, we will effect the Merger if all of the conditions to the Merger contained in the Merger Agreement have been satisfied or waived by Kellwood. If the Merger takes place, Gerber no longer will be publicly-owned. Even if the Merger does not take place, if we purchase all the tendered Shares, there may be so few remaining stockholders and publicly-held Shares that Gerber Common Stock will no longer be eligible to be traded on the NYSE or other securities exchanges. In that event, there will not be a public trading market for Gerber Common Stock, and Gerber may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly-held companies. For more information on the effect of the Offer on Gerber, see "The Offer--Effects of the Offer" on page 35.

Do I have appraisal rights in connection with the Offer or the Merger?

      Gerber stockholders do not have appraisal rights in connection with the Offer, but do have appraisal rights in connection with the Merger.

      Gerber stockholders will have the right, under Section 262 of the Delaware General Corporation Law (the "Delaware Law"), to dissent and demand appraisal of their Shares in connection with any Merger, regardless of whether Cradle and Kellwood acquire 90% or more of the outstanding Shares, if the stockholders perfect their appraisal rights.

      Under Section 262, dissenting stockholders who:

     . do not vote in favor of the Merger, in the event that a stockholder vote is necessary; and

     .   comply with the applicable statutory requirements and procedures may be entitled to receive a judicial determination of the fair value of their Shares not tendered nor accepted by us in the Offer (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of this fair value in cash, together with a fair rate of interest, if any. This fair value may or may not exceed the Offer Price.

      For more information about your appraisal rights, see "The
Offer--Appraisal Rights" on page 29.

What will happen if the Merger is effected?

      If the Merger takes place, Kellwood will own 100% of the Surviving Corporation of the Merger, and all other stockholders of Gerber (other than any stockholders who perfect their appraisal rights) will receive the same per-Share combination of Kellwood Common Stock and cash paid to stockholders whose Shares were purchased in the Offer. For more information about the Merger, see "The Merger Agreement" on page 51.

When do Kellwood and Cradle expect to complete the Merger?

      Gerber is working with Kellwood and Cradle to complete the Merger as quickly as possible following the expiration of the Offer or any subsequent offering period. Gerber and Kellwood must obtain various regulatory approvals prior to Kellwood accepting Shares for payment. If 90% or more of the Shares are purchased in the Offer, Gerber and Kellwood expect to complete the Merger immediately following completion of the Offer including any subsequent offering period. The parties expect to complete the Merger in Kellwood's second fiscal quarter of 2002, which ends in July.

What is the market value of my Shares as of a recent date?

      Stockholders can obtain quotes for shares of Kellwood Common Stock and Gerber Common Stock in newspapers, over the Internet or from their brokers. On May 14, 2002, the last full trading day before Kellwood announced its interest in pursuing a business transaction with Gerber, the last reported sale price of the Gerber Common Stock reported on the NYSE was $8.25 per Share. On May 22, 2002, the last reported sale price of the Gerber Common Stock on the NYSE was $6.73 per Share. We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares. Kellwood Common Stock trades on the NYSE under the symbol "KWD." Gerber Common Stock trades on the NYSE under the symbol "GCW."

If I tender my Gerber Shares in the Offer, can I sell Kellwood Common Stock that I receive?

      Kellwood Common Stock to be issued in connection with the Offer will have been registered with the SEC, thereby allowing those shares to be freely traded by all former holders of Gerber Common Stock who are not "affiliates" of Kellwood at the time of the Offer and who do not become "affiliates" of Kellwood after the Offer.

      Individuals or entities that control, are controlled by or are under common control with, Kellwood or Gerber are usually "affiliates," as well as executive officers, directors and significant stockholders of Kellwood and Gerber.

      Shares of Kellwood Common Stock received by those stockholders of Gerber who are affiliates of Kellwood may be resold without additional registration under the Securities Act of 1933, as amended (the "Securities Act"), only in the manner permitted by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Shares of Kellwood Common Stock received by the CVC Entities may be resold freely (whether or not the CVC Entities are affiliates of Kellwood) because the resale of these shares has been registered hereunder. You should consult with legal counsel regarding transfer of shares of Kellwood Common Stock if you are or may be an affiliate of either Gerber or Kellwood.

If I do not tender my Gerber Shares in the Offer, but receive Kellwood Common Stock in the Merger, can I sell Kellwood Common Stock that I receive?

      Kellwood Common Stock to be issued in connection with the Merger will have been registered with the SEC, thereby allowing those shares to be freely traded by all former holders of Gerber Common Stock who are not "affiliates" of Gerber or Kellwood at the time of the Merger and who do not become "affiliates" of Kellwood after the Offer.

      Individuals or entities that control, are controlled by or are under common control with, Kellwood or Gerber are usually "affiliates," as well as executive officers, directors and significant stockholders of Kellwood and Gerber.

      Shares of Kellwood Common Stock received in the Merger by those stockholders of Gerber who are affiliates of Gerber or Kellwood may be resold without additional registration under the Securities Act only in the manner permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. You should consult with legal counsel regarding transfer of shares of Kellwood Common Stock if you are or may be an affiliate of either Gerber or Kellwood.

Why does the cover page state that this Offer is subject to change and that the registration statement filed with the SEC is not yet effective? Does this mean that the Offer has not commenced?

      No. Completion of this Preliminary Prospectus and effectiveness of the registration statement are not necessary for the Offer to commence. We cannot, however, accept any Shares tendered in the Offer until the registration statement is declared effective by the SEC and the other conditions to our Offer have been satisfied or waived. The Offer commenced when we first mailed this Preliminary Prospectus and the related Letter of Transmittal to Gerber stockholders.

What are the tax consequences if I choose to tender my Shares in the Offer or if the Merger takes place?

      In general, if you exchange your Shares for Kellwood Common Stock and cash in the Offer and/or in the Merger, you will recognize gain (but not loss), for United States federal income tax purposes, in an amount equal to the lesser of (1) the amount of cash you received in the Offer and/or the Merger and (2) an amount equal to the excess, if any, of (a) the sum of the amount of cash you received in the Offer and the Merger and the fair market value of the Kellwood Common Stock you received in the Offer and the Merger over (b) the tax basis of your Shares.

      The tax consequences described in the preceding paragraph assume that Gerber will be merged with and into Cradle, which is the "Forward Merger", and that the Forward Merger qualifies as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended. If certain events relating to the United States federal income tax treatment of the Offer and the Forward Merger do not occur, then Cradle will be merged with and into Gerber, which would be the "Reverse Merger." If the Merger is effected as a Reverse Merger, or if it is effected as a Forward Merger and the Offer and Forward Merger do not so qualify as a reorganization, then, instead of the tax consequences described in the preceding paragraph, you will recognize, for United States federal income tax purposes, all of your gain or loss on the exchange of your Shares in the Offer and the Merger.

      We encourage you to consult your tax advisor about the effect that the Offer and the Merger will have on you. For more information about taxes, see "The Offer--Material United States Federal Income Tax Consequences" on page 25.

Who can I talk to if I have questions about the Offer?

      Innisfree M&A Incorporated is acting as our Information Agent for the Offer. See the back cover of this Preliminary Prospectus for contact information.

                                 RISK FACTORS

      You should consider these risk factors in evaluating whether to tender your Shares and thereby become a holder of Kellwood Common Stock. These factors should be considered in conjunction with the other information contained in this Preliminary Prospectus, and the schedules and the documents incorporated by reference into this Preliminary Prospectus. If any of the following risks actually occur, the business, financial condition, or results of operations of Kellwood may be seriously harmed. In that case, the trading price of Kellwood Common Stock may decline, and you may lose all or part of your investment.

    Risks Associated With Kellwood's Financial Condition And Business Model

The price of Kellwood Common Stock at the closing of the Offer and the Merger may vary from its price on the date of this Preliminary Prospectus and from the average price used to determine the number of shares of Kellwood Common Stock that you will receive in the Offer and the Merger.

      The price of Kellwood Common Stock may vary as a result of changes in the business, operations or prospects of Kellwood, market assessments of the likelihood that the Merger will be completed, the timing of the completion of the Merger, the prospects of post-Merger operations, general market and economic conditions and other factors. Because the date that the Merger is completed will be later than the initial scheduled expiration date of the Offer, the price of Kellwood Common Stock on or before the initial scheduled expiration date of the Offer may not be indicative of its prices during the period between the initial scheduled expiration date of the Offer and the date the Merger is completed. In addition, the price of Kellwood Common Stock at the closing of the Merger and at the expiration date of the Offer may vary from the average price on which the stock consideration will be based. As a result, the market value on the closing date of the shares of Kellwood Common Stock that you receive pursuant to the Offer or the Merger may be more or less than the value based on the 18-day average used to determine the stock consideration that you will receive in the Offer. We urge Gerber stockholders to obtain current market prices for Kellwood Common Stock.

The successful integration of Kellwood and Gerber following the Merger will present significant challenges.

      Kellwood and Gerber believe that the Merger presents opportunities to achieve cost savings, including those in connection with distribution, sourcing, marketing and overhead initiatives. The failure to integrate Gerber and Kellwood successfully, and to manage the challenges presented by the integration process successfully, may prevent Kellwood and Gerber from achieving these anticipated cost savings.

As an apparel company, Kellwood faces competition on many fronts including the following.

      As an apparel company, Kellwood faces competition on many fronts including the following:

     .   establishing and maintaining favorable brand recognition,
     .   developing products that appeal to consumers,
     .   pricing products appropriately, and
     .   obtaining access to retail outlets and sufficient floor space.

      Competition in the apparel industry is intense and is dominated by a number of very large brands, many of which have greater financial, technical and marketing resources, greater manufacturing capacity and more extensive and established customer relationships than either Kellwood or Gerber. The competitive responses encountered from these larger, more established apparel companies may be more aggressive and comprehensive than those faced by either of Kellwood or Gerber individually, and after the Merger, Kellwood may not be able to compete successfully with its larger competitors. Aggressive competitive moves faced by Kellwood after the Merger may result in lower prices for its products and decreased gross profit margins, or have a material adverse effect on its business, financial condition and results of operations.

Fashion trends are constantly changing.

      Customer tastes and fashion trends can change rapidly. Kellwood may not be able to anticipate, gauge or respond to these changes in a timely manner. If Kellwood misjudges the market for its products or product groups, it may be faced with a significant amount of unsold finished goods inventory, which could have a material adverse effect on Kellwood's business, results of operations and financial condition.

The apparel industry is highly cyclical.

      The apparel industry has historically been subject to cyclical variations, recessions in the general economy or uncertainties regarding future economic prospects that affect consumer spending habits which could have a material adverse effect on Kellwood's business, results of operations and financial condition. Kellwood believes that its success depends in large part upon its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. Failure by Kellwood to identify and respond appropriately to changing consumer demands and fashion trends could adversely affect consumer acceptance of Kellwood's products and may have a material adverse effect on Kellwood's business, results of operations and financial condition.

      Additionally, a number of apparel retailers have experienced significant changes and difficulties over the past several years, including consolidation of ownership, increased centralization of buying decisions, restructurings, bankruptcies and liquidations. During past years, various apparel retailers, including some of Kellwood's customers, have experienced financial problems that have increased the risk of extending credit to these retailers. Financial problems with respect to any of Kellwood's customers could cause Kellwood to reduce or discontinue business with those customers or require Kellwood to assume more credit risk relating to those customers' receivables, either of which could have a material adverse effect on Kellwood's business, results of operations and financial condition.

The concentration of Kellwood's customers could adversely affect its business.

      Kellwood's twenty largest customers accounted for 71% of sales in 2001, with its largest customer accounting for 11% of the total. Kellwood does not have long-term contracts with any of its customers, and sales to customers generally occur on an order-by-order basis and are subject to certain rights of cancellations and rescheduling by the customer or by Kellwood.

Kellwood depends on key personnel to manage its business.

      Kellwood's continued success and the success of the integration of Gerber into Kellwood is dependent upon the combined company's ability to retain its senior management as well as its ability to attract and retain qualified management, administrative and sales personnel to support its existing operations and future growth. The loss of the services of any members of its senior management, or the inability to attract and retain other qualified personnel, could have a material adverse effect on Kellwood's business, results of operations and financial condition.

The extent of Kellwood's foreign sourcing and manufacturing may adversely affect Kellwood's domestic business.

      In 2001, approximately 90% of Kellwood's products were manufactured outside the United States. The following may adversely affect foreign sourcing and manufacturing:

     . political instability in countries where contractors and suppliers are located,
     .   imposition of regulations and quotas relating to imports,
     .   imposition of duties, taxes and other charges on imports,

     . significant fluctuation of the value of the dollar against foreign currencies, and
     .   restrictions on the transfer of funds to or from foreign countries.

      As a result of Kellwood's substantial foreign sourcing and manufacturing, its domestic business is subject to the following risks:

     . quotas imposed by bilateral textile agreements between the United States and foreign countries,
     . reduced manufacturing flexibility because of geographic distance between Kellwood and its foreign manufacturers, increasing the risk that Kellwood may have to mark down unsold inventory as a result of misjudging the market for a foreign-made product, and
     . violations by foreign contractors of labor and wage standards and resulting adverse publicity.

Fluctuations in the price, availability and quality of raw materials could cause delay and increase costs.

      Fluctuations in the price, availability and quality of the fabrics or other raw materials used by Kellwood in its manufactured apparel could have a material adverse effect on Kellwood's cost of sales or its ability to meet its customers' demands. Kellwood mainly uses cotton twill, wool, denim, and synthetic and blended fabrics. The prices for these fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of the raw materials and, in turn, the fabrics used in Kellwood's apparel may fluctuate significantly, depending on many factors, including crop yields and weather patterns. Kellwood may not be able to pass all or a portion of the higher raw materials prices on to its customers.

Kellwood's reliance on independent manufacturers could cause delay and damage customer relationships.

      Kellwood uses independent manufacturers to assemble or produce a substantial portion of its products. Kellwood is dependent upon the ability of these independent manufacturers to adequately finance the assembly or production of goods ordered and maintain sufficient manufacturing capacity. The use of independent manufacturers to assemble or produce finished goods and the resulting lack of direct control could subject Kellwood to difficulty in obtaining timely delivery of products of acceptable quality. Kellwood does not generally have long-term contracts with any independent manufacturers. Alternative manufacturers, if available, may not be able to provide Kellwood with products or services of a comparable quality, at an acceptable price or on a timely basis. There can be no assurance that there will not be a disruption in the supply of Kellwood's products from its independent manufacturers or, in the event of a disruption, that Kellwood would be able to substitute in a timely manner suitable alternative manufacturers. The failure of any independent manufacturer to perform or the loss of any independent manufacturer could have a material adverse effect on Kellwood's business, results of operations and financial condition.

Kellwood is subject to more stringent anti-takeover provisions than Gerber.

      Unlike Gerber, Kellwood is subject to Section 203 of the Delaware General Corporation Law which prevents an "interested stockholder" of Kellwood from engaging in a "business combination" with Kellwood for a period of three years following the time that the stockholder became an interested stockholder unless certain conditions are met. Furthermore, Kellwood has a stockholder rights agreement which makes it more difficult for a third party to acquire control of Kellwood. Kellwood's anti-takeover protection may prevent takeovers or may impact the price of any takeover that takes place.

                     Tax Risks Associated With The Merger

If the Merger were effected as a Reverse Merger, the transaction would be fully taxable to you.

      If certain events relating to the United States federal income tax treatment of the Offer and the proposed Forward Merger do not occur, the Merger will be effected as a Reverse Merger of Cradle into Gerber. Kellwood expects to effect the Merger as a Forward Merger if, as expected:

      . Kellwood, Cradle and Gerber are able to deliver customary representations in support of favorable tax opinions from their respective nationally recognized tax counsels;

      .  there is no adverse change in United States federal income tax law; and

      . the aggregate fair market value of the Kellwood Common Stock delivered as consideration pursuant to the Offer and the Forward Merger is at least 41% of the sum of (1) the aggregate fair market value of the Kellwood Common Stock paid in connection with the Offer and the Forward Merger, and (2) the aggregate amount of cash and other property paid in connection with the Offer and the Forward Merger, including any cash that may be payable, directly or indirectly, by Kellwood to dissenters who perfect appraisal rights.

      If the Merger is effected as a Reverse Merger, or if it is effected as a Forward Merger and the Offer and Forward Merger do not qualify as a "reorganization" for U.S. federal income tax purposes, you would recognize all of your gain or loss on the disposition of your Shares in the Offer and the Merger. We encourage you to consult your own tax advisor about the effect the Offer and the Merger will have on you. See "The Offer--Material United States Federal Income Tax Consequences."

If the Internal Revenue Service successfully challenged the treatment of the Offer and the Forward Merger as a reorganization, the transaction would be fully taxable to you.

      If the Merger is effected as a Forward Merger of Gerber with and into Cradle, no assurance can be given that the Internal Revenue Service would not challenge the treatment of the Offer and the Forward Merger as an integrated transaction that constitutes a "reorganization" for United States federal income tax purposes. If the IRS successfully challenged the treatment of the Offer and the Forward Merger as a "reorganization," you would recognize all of your gain or loss on the disposition of your Shares in the Offer and/or the Merger. We encourage you to consult your own tax advisor about the effect the Offer and the Merger will have on you. See "The Offer--Material United States Federal Income Tax Consequences."

                             REASONS FOR THE OFFER

Reasons for the Approval of Kellwood's Board of Directors; Factors Considered

      In reaching its decision to approve the Merger Agreement, the Merger, the Offer and the other transactions contemplated by the Merger Agreement, the Kellwood board, with the assistance of management and Kellwood's legal advisor, McDermott, Will & Emery, considered the following factors:

     . The results of operations, financial condition, business and competitive position of Kellwood and Gerber, both on a historical and prospective basis, their respective strategic business plans and various challenges and opportunities facing Kellwood and Gerber in executing their business plans;

     . The judgment, advice and analysis of Kellwood's management, including the results of Kellwood's due diligence investigations;

     . The potential synergies from the combination of Kellwood and Gerber, the potential financial and operating efficiencies that could result from the combined operations, as well as the challenges that exist in realizing these benefits from the Merger;

     . The product fit between the companies, which will give the combined company a broader range of products to offer to customers. Gerber provides Kellwood with a new product segment, further diversifying Kellwood's current offering;

     . The complementary sales channels of the two companies. Gerber's sales are concentrated in the mass merchant/discounter channel in which Kellwood is under-penetrated;

     . The respective corporate cultures of the two companies, which promote growth and performance and turning new ideas into manufacturable, cost-effective products; and

     . The expectation of the management of Kellwood and Gerber that the Merger will be accretive to Kellwood's earnings per share after the Merger, notwithstanding the dilutive effect of purchase accounting entries.

      The foregoing discussion of the information and factors considered by the Kellwood Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Kellwood Board of Directors. The Kellwood Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given differing weights to different factors. The Kellwood Board of Directors has unanimously approved and adopted the Merger Agreement and the share issuance and the transactions contemplated thereby.

Reasons for the Recommendation of Gerber's Board of Directors; Factors
Considered

      In approving the Merger Agreement and the transactions contemplated thereby and recommending the acceptance of the Offer and adoption of the Merger Agreement by the stockholders of Gerber, the Gerber Board of Directors considered a number of factors including:

      . The presentation to the Gerber Board of Directors and the opinion of Wachovia Securities, the Board's financial advisor, to the effect that, as of the date of its opinion and based upon and subject to certain matters stated therein, the Offer consideration to be received by the unaffiliated stockholders of Gerber in the Offer and the Merger pursuant to the Merger Agreement is fair to these stockholders, from a financial point of view. The full text of this written opinion of Wachovia Securities is attached as Annex A to Gerber's Solicitation/Recommendation Statement on Schedule 14d-9, and is incorporated herein by reference. This opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken by Wachovia Securities in connection with the opinion.

      . The Gerber Board of Directors' familiarity with, and management's view of, Gerber's business, financial condition, results of operations, current business strategy and future prospects, the nature of the markets in which Gerber operates, including their growth prospects, Gerber's positions in these markets and the historical and current market prices for the Gerber Common Stock.

      . A comparison of the risks and benefits of the Merger with the risks and benefits of the other strategic alternatives available to Gerber, including continuing as an independent entity, as well as a consideration of the long term interests of Gerber. Of the alternatives available to Gerber, the Merger was determined by the Gerber Board of Directors to be the alternative that would yield the best results to Gerber's public stockholders from a financial point of view. The Merger was determined to be more favorable to the public stockholders because the Merger would provide Gerber's public stockholders with the opportunity to receive cash and Kellwood Common Stock for their Gerber Common Stock, which is currently less liquid than the Kellwood Common Stock.

      . The view of the Gerber Board of Directors, based in part upon the presentation of Wachovia Securities, outlining the scope of its efforts to explore strategic alternatives for Gerber regarding the likelihood of a superior offer arising, the efforts of Wachovia Securities and Gerber over the last 24 months to locate other potential merger candidates, the fact Gerber had held discussions with other parties, including all of the parties it reasonably considered to be potential interested parties, and that these discussions had resulted in only two other parties making serious proposals, which both involved terms that were less favorable than those of the Offer.

      . The financial and other terms and conditions of the Offer, the Voting and Tender Agreement, the Merger and the Merger Agreement, including the provisions of the Merger Agreement that, subject to the terms and conditions of the no solicitation provisions and the termination fee that are described in the summary of the Merger Agreement contained in the section "The Merger Agreement" of this Preliminary Prospectus, (i) permit Gerber to respond to certain unsolicited, written, bona fide proposals relating to an acquisition of Gerber by furnishing information and participating in discussions or negotiations if, at any time the Gerber Board of Directors determines in good faith, after consultation with independent legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to Gerber or Gerber's stockholders under applicable law, and (ii) permit the Gerber Board of Directors or any committee thereof to cause Gerber to enter into an agreement with a third party whereby the third party would acquire for consideration consisting of cash and/or securities, more than 20% of the shares of Gerber Common Stock then outstanding or all or substantially all the assets of Gerber and otherwise on terms that the Gerber Board of Directors determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to Gerber's stockholders than the Offer and the Merger and is reasonably capable of being completed and financed in a timely manner, in the event that the Gerber Board of Directors or any committee thereof determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to Gerber or Gerber's stockholders under applicable law.

      . The fact that the Offer and the Merger provide for a prompt tender offer for all shares of Gerber Common Stock to be followed by the Merger for the same consideration, thereby enabling Gerber's stockholders, at the earliest possible time, to obtain the benefits of the transaction in exchange for their shares of Gerber Common Stock.

      . The opportunity for Gerber's stockholders to participate, as holders of Kellwood Common Stock, in a larger apparel company that is more diversified with respect to product, brand and customer base, including participating in the value that may be generated through the combination of the two companies.

      . The arm's-length negotiations between Gerber on the one hand, and Kellwood and Cradle on the other hand, that resulted in the Offer Price.

      . The fact that Kellwood's and Cradle's obligations under the Offer are not subject to any financing condition.

      . The impact of the Offer and the Merger on existing stock options and other benefits of Gerber personnel.

      The foregoing discussion of the information and factors considered by the board is not exhaustive but does include the material factors considered by the board. The board did not quantify or assign any relative or specific weight to the various factors that it considered. Rather, the board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the board may have given different weights to different factors.

      Except as described in this paragraph, and except for Shares that may be disposed of before the expiration of the Offer, after reasonable inquiry and to the best of Gerber's knowledge, each executive officer, director, affiliate and subsidiary of Gerber currently intends, subject to compliance with applicable law including Section 16(b) of the Exchange Act, to tender all Shares owned by the person or entity to Cradle in the Offer. These Shares represent approximately 11% of Gerber's Voting Common Stock on a Fully Diluted Basis. Stock options held by executive officers and other employees as of the effective time of the Merger will be converted into and become the right to receive (i) an amount in cash (the "Cash Option Amount") determined by dividing (x) the product of (A) the excess, if any, of the Offer Price over the applicable exercise price per share of the option and (B) the number of shares of Voting Common Stock into which the option would have been exercised had the holder thereof exercised the option in full immediately prior to the effective time of the Merger, by (y) 2; and (ii) a number of validly issued, fully paid and nonassessable shares of Kellwood Common Stock determined by dividing (x) the Cash Option Amount by (y) the average of the closing price of one share of Kellwood Common Stock on the NYSE, as reported in The Wall Street Journal, for the 18 trading days immediately preceding the second trading day prior to the initial scheduled expiration date of the Offer.

                            BACKGROUND OF THE OFFER

      As a part of the continuing evaluation of its business, Kellwood regularly considers a variety of strategic initiatives and transactions with a view toward increasing stockholder value. Recently, Kellwood has specifically explored several alternatives to augment its existing business units or introduce Kellwood to new product categories, including the consideration of certain acquisitions or commercial relationships. Kellwood management has many years of experience in the apparel industry and has maintained an active acquisition program, involving the acquisition of more than 20 companies and the analysis of hundreds of companies.

      Kellwood's first contact with Gerber dates to June 1995, when the investment bank Wasserstein Perella & Co. ("Wasserstein") approached W. Lee Capps III, then Director Corporate Development of Kellwood, regarding a potential acquisition of Gerber from Gerber Products Company. After Kellwood executed a confidentiality agreement and reviewed an offering memorandum, Mr. Capps informed Wasserstein that Kellwood was not prepared to pursue an acquisition of Gerber's size at that time.

      In October 1998, the RMF Group ("RMF"), another business broker, contacted Mr. Capps, then Vice President Corporate Development of Kellwood, regarding a potential transaction with Gerber. Mr. Capps informed RMF that Kellwood would not be in a position to evaluate a transaction with Gerber until mid-1999.

      In July 1999, Edward Kittredge, Chairman, Chief Executive Officer and President of Gerber, contacted James C. Jacobsen, Vice Chairman of Kellwood. Mr. Kittredge and Mr. Jacobsen had become acquaintances while serving together as officers of an apparel industry trade association. Kellwood had recently announced its acquisition of Koret, Inc. and Mr. Kittredge suggested that Gerber and Kellwood meet to discuss their respective strategies and a possible business combination between the companies.

      In August 1999, Mr. Kittredge and Richard L. Solar, Senior Vice President, Chief Financial Officer and Assistant Secretary of Gerber, met twice in New York with Mr. Jacobsen, Hal. J. Upbin, Chairman, Chief Executive Officer and President, and Gerald M. Chaney, then Vice President and Chief Financial Officer of Kellwood.

      Between October 1999 and January 2000, Kellwood evaluated a proposed acquisition of Gerber, including detailed financial analysis and a marketing study. In February 2000, the parties executed a confidentiality agreement and Kellwood performed further analysis of a potential transaction. The principals, including Mr. Capps, met again at Gerber's New York office in March 2000. However, after further discussions, the parties concluded that the time was not right to continue further conversations regarding a potential transaction.

      In August 2000, the parties renewed the confidentiality agreement and Wachovia Securities contacted Kellwood on behalf of Gerber management to solicit a formal proposal to acquire Gerber. In October 2000, Mr. Kittredge submitted several proposed transaction structures to Mr. Upbin. After Kellwood performed a detailed analysis of these proposals, Mr. Chaney informed Mr. Kittredge that the timing was not right for Kellwood to acquire Gerber.

      In January 2002, Mr. Kittredge contacted Mr. Upbin regarding resuming acquisition discussions, and the two met in New York on January 28, 2002 to discuss the matter. In a letter dated January 31, 2002, Mr. Upbin proposed a transaction structure pursuant to which Kellwood or a wholly-owned subsidiary of Kellwood would acquire all of the outstanding stock of Gerber at a price of $6.70 per share, with fifty percent of the consideration consisting of cash and the remaining fifty percent consisting of shares of Kellwood Common Stock. On January 28, 2002, the closing price of the Gerber common stock on the NYSE was $6.52.

      On February 4, 2002, Mr. Kittredge informed Mr. Upbin that a special committee of Gerber's Board of Directors charged with evaluating acquisition proposals requested that Kellwood increase its purchase price. After Kellwood performed the necessary financial analysis, including an analysis of the effect of such a transaction on Kellwood's earnings per share, Mr. Upbin agreed to an increased price. Based on the proposed terms of the Merger, on February 7, 2002, Kellwood and Gerber entered into a letter agreement (the "No-Shop Agreement") pursuant to which: (i) Gerber agreed not to solicit an acquisition proposal from any person other than Kellwood until the earlier of thirty days or the date on which Kellwood advised Gerber that Kellwood was no longer interested in pursuing a transaction with Gerber (the "No-Shop Term"); (ii) the parties agreed to extend the August 2000 confidentiality agreement for a period of one year beyond the date of the No-Shop Agreement; and (iii) Gerber agreed to grant Kellwood access to Gerber's facilities, books and records for the purposes of performing a due diligence review.

      Following the execution of the No-Shop Agreement, operating and financial personnel of each of Gerber and Kellwood, and their legal and accounting advisors, commenced due diligence investigations as to the other company, including management presentations attended by various representatives of Kellwood at Gerber's New York and Greenville, SC facilities in February 2002, and a management presentation attended by Wachovia Securities and a member of the special committee of Gerber's Board of Directors at Kellwood's St. Louis headquarters in April 2002. Kellwood also commissioned an independent third party to undertake a marketing study of Gerber.

      In March, April and May 2002, counsel for Gerber and Kellwood negotiated the Merger Agreement.

      At a regular meeting held on March 7, 2002, the Kellwood Board of Directors unanimously determined that the Merger is fair to and in the best interests of Kellwood and its stockholders and approved the Merger Agreement, the Merger, the Offer and the other transactions contemplated by the Merger Agreement. Thereupon, Mr. Upbin sent a letter to Mr. Kittredge requesting an extension of the No-Shop Term.

      On March 11, 2002, Mr. Kittredge informed Mr. Capps that Gerber's special committee had approved an extension of the No-Shop Term to April 8, 2002 and sent a letter to Mr. Upbin confirming this extension.

      On April 8, 2002, the principals and advisors of both parties participated in a conference call, during which Kellwood stated its need to complete certain due diligence items and complete the negotiation of certain business issues, especially the parties' desire for protection against excessive changes in the Kellwood Common Stock portion of the merger consideration which would result from extreme fluctuations in the market price of Kellwood Common Stock or the United States securities markets generally. In connection with these needs, Kellwood requested a further extension of the No-Shop Term. On April 24, 2002, Gerber agreed to extend the No-Shop Term to May 10, 2002. On May 8, 2002, Gerber agreed to extend the No-Shop Term to May 15, 2002.


      On May 14, 2002, the Gerber Board of Directors, by unanimous vote of all directors, approved the Merger Agreement, the Offer and the proposed Merger of Gerber with and into Cradle. On May 14, 2002, Wachovia Securities delivered to Gerber's Board of Directors its oral opinion (subsequently confirmed in writing on May 15, 2002) that as of that date, and subject to the conditions in that opinion, the consideration to be received by Gerber's unaffiliated stockholders in the Offer and the Merger pursuant to the Merger Agreement is fair to these stockholders from a financial point of view. On that same day, Kellwood, Gerber and Cradle executed the Merger Agreement.

                                   THE OFFER


      Purchase of Shares and Stock Consideration. We are offering to purchase each outstanding Share for a combination of Kellwood Common Stock and cash. For each Share that you validly tender and do not withdraw, you will receive at least $3.42 payable in cash, net without interest, and shares of Kellwood Common Stock (together with the associated preferred stock purchase rights), determined as described below. The number of shares of Kellwood Common Stock that will be paid for each validly tendered Share that is not withdrawn will equal (subject to the treatment of fractional shares described below) $3.43 divided by the average of the closing price of one share of Kellwood Common Stock on the NYSE, as reported in The Wall Street Journal, for the 18 trading days immediately preceding the second trading day prior to the initial scheduled expiration date of the Offer. We call the average of these 18-day trading day period closing prices the "Average Parent Stock Price," and the number that results from the above calculation the "Stock Consideration." Based on the above calculation, the Stock Consideration is 0.11823.


      If the Stock Consideration were to exceed 0.17149 (subject to adjustment to reflect any stock split, stock dividend, reclassification or other transaction having a similar effect), then the cash consideration received per Share would be increased by the product determined by multiplying (x) the amount of the excess, by (y) the Average Parent Stock Price, provided that in no event shall the cash consideration amount (as adjusted) exceed $4.0415 per Share.

      If the sum of (x) the cash consideration determined as described above (as adjusted) and (y) the product of (A) the stock consideration determined as described above, multiplied by (B) the Average Parent Stock Price, is less than $6.85, then the stock consideration shall be increased by the number of validly issued, fully paid and nonassessable shares of Kellwood Common Stock determined by dividing (x) the difference between $6.85 and the amount, by (y) the Average Parent Stock Price.

      Based on the Average Parent Stock Price for the 18 trading days ending on May 14, 2002, the Average Parent Stock Price would be $27.50 and Gerber stockholders would receive 0.12473 Kellwood shares for each Gerber share. The following table presents:

     . illustrative values of the Average Parent Stock Price with a range of $18.00 to $38.00 per share;

     . illustrative values of the total consideration that would be issued in connection with the Offer and the Merger for each share of Gerber common stock; and

     . the number of shares of Kellwood Common Stock that would be issued for each share of Gerber common stock at each of the Average Parent Stock Prices presented in the table.

                                VALUE OF OFFER

Average Parent Stock Stock Consideration per Cash Consideration Stock Consideration
       Price                  Share
-----------------------------------------------------------------------------------
       $18.00                0.17149               $3.76               $3.09
-----------------------------------------------------------------------------------
       $19.00                0.17149               $3.59               $3.26
-----------------------------------------------------------------------------------
       $20.00                0.17149               $3.42               $3.43
-----------------------------------------------------------------------------------
       $25.00                0.13720               $3.42               $3.43
-----------------------------------------------------------------------------------
       $30.00                0.11433               $3.42               $3.43
-----------------------------------------------------------------------------------
       $35.00                0.09800               $3.42               $3.43
-----------------------------------------------------------------------------------
       $38.00                0.09026               $3.42               $3.43

      You should understand that the number of the shares in the above table was calculated based on hypothetical share prices and Stock Consideration amounts. The actual value of the shares that you will receive will likely have a value of more or less than $3.43 for each share of Gerber common stock validly tendered and not properly withdrawn because the actual Stock Consideration will be calculated using the Average Parent Stock Price.

      Please note that if the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 70% or more, but less than 90%, of the Voting Common Stock issued and outstanding on the date of purchase (determined on a Fully Diluted Basis), we may choose to extend the offer or offer a subsequent offering period. Shares tendered during the subsequent offering period (or already tendered before the commencement of the subsequent offering period) cannot be withdrawn.

      If you are the record owner of your Shares and you tender your Shares directly to the Depositary, you will not be obligated to pay any charges or expenses of the Depositary or any brokerage commissions. If you own your Shares through a broker or other nominee and your broker or nominee tenders the Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. As set forth in the instructions to the Letter of Transmittal and the Merger Agreement, you will be required to pay transfer taxes, if any, for which you are liable on the purchase of Gerber Common Stock by us pursuant to our Offer and we may deduct these taxes from the cash consideration otherwise payable to you.

      We are making this Offer in order to acquire all of the outstanding Shares. We intend, as soon as possible after completion of the Offer, to have Gerber merge with and into Cradle, or have Cradle merge with and into Gerber, as the case may be. The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer. In the Merger, each then outstanding Share (except for Shares held by Kellwood, Cradle, or Gerber or any subsidiary of Kellwood, Cradle or Gerber and any Shares for which appraisal rights have been perfected) would be converted into the same per-Share combination of Kellwood Common Stock and cash paid to holders of Shares purchased in the Offer, without interest.

      Our obligation to accept tendered Shares and to exchange them for shares of Kellwood Common Stock and cash is subject to several conditions referred to below under the caption "Conditions of Our Offer," including the Minimum Condition, the regulatory approvals condition and other conditions that are discussed below.

Timing of Our Offer

      Our Offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, June 21, 2002, the "expiration date." However, we may extend the Offer, in which case the term "expiration date" means the latest time and date on which the Offer, as so extended, expires. For more information, you should read the discussion under the caption "--Extension, Termination and Amendment" below.

Extension, Termination and Amendment

      We expressly reserve the right, in our discretion (subject to the limitations contained in the Merger Agreement), to extend the period of time during which our Offer remains open, and we can do so by giving oral or written notice of the extension to the Depositary. If we decide to extend our Offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our Offer, although we currently intend to do so until the earlier of August 15, 2002 or the date on which all conditions have been satisfied or waived. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to your right to withdraw your Shares. You should read the discussion under the caption "Withdrawal Rights" for more details.

      Subject to the SEC's applicable rules and regulations, we also reserve the right, in our discretion (subject to the limitation contained in the Merger Agreement):

     . to delay our acceptance for exchange or exchange of any Shares pursuant to our Offer or to terminate our Offer and not accept for exchange or exchange any Shares not previously accepted for purchase, or purchased, upon the failure of any of the conditions of the Offer to be satisfied; and

     . to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of the delay, termination or amendment to the Depositary and by making a public announcement.

      We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service or the PR Newswire Association, Inc.

      UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE CASH OR STOCK PORTION OF THE OFFER CONSIDERATION TO BE PAID BY US FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

      If the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 70% or more, but less than 90% of the Voting Common Stock outstanding on a Fully Diluted Basis, we may extend the Offer or provide a subsequent offering period of 3 to 20 business days after the acceptance of Shares in the Offer. Even if this situation does not occur, we may, although we currently do not intend to, provide for a subsequent offering period. You will not have the right to withdraw your Shares that you tender in the subsequent offering period, if any. For purposes of our Offer, a "business day" means each Monday, Tuesday, Wednesday, Thursday or Friday that banks located in New York City are not required or permitted by law to be closed.

      Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply during the subsequent offering period. The same per-Share consideration will be paid to stockholders tendering Shares in the Offer and in a subsequent offering period, if any.

Procedure for Tendering Shares

      Valid Tender. For a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a complete copy of the Letter of Transmittal), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Preliminary Prospectus before the expiration date and either certificates for tendered Shares must be received by the Depositary at one of its addresses or the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a confirmation of receipt of the tender must be received by the Depositary (a "Book-Entry Confirmation"), in each case before the expiration date or (ii) the tendering stockholder must, before the expiration date, comply with the guaranteed delivery procedures set forth below.

      Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's transfer procedure. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a complete copy of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Preliminary Prospectus before the expiration date (except with respect to a subsequent offering period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedures described below.

      The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Cradle may enforce the agreement against the participant.

      THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

      Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which includes, for these purposes, any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered with the Letter of Transmittal and the registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, or by any other "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Share certificate, with the signature(s) on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. For more information, see the Instructions to the Letter of Transmittal.

      Guaranteed Delivery. If a stockholder desires to tender Shares in the Offer and the Share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary before the expiration date, a stockholder's tender may be effected if all the following conditions are met:

            (a) tender is made by or through an Eligible Institution;

            (b) a properly completed and duly executed Notice of Guaranteed Delivery, in the form provided by Cradle, is received by the Depositary, as provided below, before the expiration date; and

            (c) the Share Certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by Cradle.

      Other Requirements. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates (or a timely Book-Entry Confirmation), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

      UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY CRADLE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

      Appointment. By executing the Letter of Transmittal (or a complete copy of the Letter of Transmittal) or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of Cradle, and each of them, as the stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by Cradle and with respect to any and all other Shares or other securities or rights issued or issuable in respect of Shares. All proxies will be considered coupled with an interest in the tendered Shares. The appointment will be effective when, and only to the extent that, Cradle accepts for payment Shares tendered by the stockholder as provided in this document. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by the stockholder with respect to Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by the stockholder (and, if given, will not be deemed effective). The designees of Cradle will thereby be empowered to exercise all voting and other rights with respect to Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Gerber's stockholders, actions by written consent in lieu of any meeting or otherwise, as they in their sole discretion deem proper. Cradle reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Cradle's acceptance for payment of Shares, Cradle must be able to exercise full voting, consent and other rights with respect to the Shares and other related securities or rights, including, without limitation, voting at any meeting of stockholders.

      Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Cradle, in its sole discretion, which determination will be final and binding. Cradle reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of Cradle's counsel, be unlawful. Cradle also reserves the absolute right, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Cradle, Kellwood, the Depositary, the Information Agent, Gerber or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any notification. Subject to the terms of the Merger Agreement, Cradle's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents) will be final and binding.

      Binding Agreement. The tender of Shares following any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

Withdrawal Rights

      Other than during a subsequent offering period, Shares tendered pursuant to the Offer may be withdrawn at any time before the expiration date. If we elect to provide a subsequent offering period under Exchange Act Rule 14d-11, you will not have the right to withdraw Shares that you tender before or during the subsequent offering period.

      For your withdrawal to be effective, the Depositary must receive from you a written or photocopied transmission notice of withdrawal at one of its addresses set forth on the back cover of this Preliminary Prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of Shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Shares. Your withdrawal may not be submitted by facsimile unless it is submitted by an eligible institution.

      A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, unless those Shares have been tendered for the account of any eligible institution. If Shares have been tendered following the procedures for book-entry tender discussed under the caption entitled "Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary, as stated above, before the physical release of the certificates.

      We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding. Neither we, the Depositary, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Shares withdrawn will be deemed not to have been validly tendered for purposes of our Offer.

      You may retender withdrawn Shares by following one of the procedures discussed under the captions entitled "--Procedure for Tendering Shares--Valid Tender" or "--Procedure for Tendering Shares--Guaranteed Delivery" at any time before the expiration date or during the subsequent offering period if any.

Exchange of Shares of Gerber Common Stock; Delivery of Kellwood Common Stock and Cash

      For purposes of the Offer, we will be deemed to have accepted for exchange Shares validly tendered and not withdrawn as, if and when we notify the Depositary of our acceptance of the tenders of those Shares pursuant to the Offer. The Depositary will deliver cash and Kellwood Common Stock in exchange for Shares pursuant to the Offer and cash instead of fractional shares of Kellwood Common Stock as soon as practicable after receipt of our notice. The Depositary will act as agent for tendering stockholders for the purpose of receiving cash (including cash to be paid instead of fractional shares of Kellwood Common Stock) from us and transmitting cash to tendering stockholders and causing the shares of Kellwood Common Stock to be delivered to tendering stockholders. Tendering stockholders will not receive any interest on any cash payable, even if there is a delay in making the exchange.

      Under no circumstances will interest be paid on the Offer Price by Cradle for the Shares, regardless of any extension of the Offer or any delay in making payment.

      If we do not accept any tendered Shares for purchase pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, we will return certificates for the unpurchased Shares without expense to the tendering stockholder or, in the case of Shares tendered by book-entry transfer of Shares into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the procedures set forth above under the caption entitled "--Procedure for Tendering Shares," those Shares will be credited to an account maintained within the Book-Entry Transfer Facility, as soon as practicable following expiration or termination of the Offer.

Cash Instead of Fractional Shares of Kellwood Common Stock

      We will not issue certificates representing fractional shares of Kellwood Common Stock pursuant to the Offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of Kellwood Common Stock will receive cash in an amount equal to that fraction multiplied by the average of the closing price of one share of Kellwood Common Stock on the NYSE, as reported in The Wall Street Journal, for the 18 trading days immediately preceding the second trading day prior to the initial scheduled expiration date of the Offer.

Material United States Federal Income Tax Consequences

      The following is a summary of the material United States federal income tax consequences of the Offer and the Merger applicable to a holder that has Shares accepted in the Offer or whose Shares are converted into the Merger consideration pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to holders of Shares who are United States residents and citizens or that are domestic corporations that hold their Shares as capital assets for United States federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular holder of Shares or to a holder of Shares that is subject to special treatment under United States federal income tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

      HOLDERS OF SHARES MUST CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER, AND AS TO THE EFFECTS OF STATE, LOCAL AND NON-UNITED STATES TAX LAWS.


      Under the Merger Agreement, each of Kellwood, Cradle and Gerber is required to use reasonable best efforts to cause the Offer and the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and is prohibited from taking any actions that could reasonably be expected to prevent, or failing to take any commercially reasonable action where such failure could reasonably be expected to prevent, the Offer and the Merger from so qualifying as a reorganization. In addition, each of Kellwood and Gerber is required to use reasonable best efforts to obtain from McDermott, Will & Emery and Kirkland & Ellis, respectively, an opinion at the consummation of the Merger that (1) the Offer and the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and (2) each of Gerber, Kellwood and Cradle will be a party to the reorganization within the meaning of
Section 368(b) of the Code. Forms of these opinions are attached hereto as Exhibits 8.1 and 8.2. If each of Kellwood and Gerber receives its respective opinion, then the Merger will be effected as a merger of Gerber with and into Cradle (a "Forward Merger"). However, if either Kellwood or Gerber does not obtain its respective opinion, then that party has the right but not the obligation to cause the Merger to be effected as a merger of Cradle with and into Gerber which would be fully taxable to the Gerber Stockholders (a "Reverse Merger"). A Reverse Merger will result in the Offer and Merger being fully taxable to a Stockholder that has Shares accepted in the Offer or converted into Merger consideration in the Merger.

      These anticipated opinions of counsel will assume the truth and accuracy of certain factual representations made by Gerber and Kellwood and which customarily are given in transactions of this kind. Each of Gerber, Kellwood and Cradle has represented in the Merger Agreement that it is not presently aware of any fact or circumstance that would cause any of the required representations not to be true. The opinions also are based upon the assumptions that the Offer and the Merger will take place as a Forward Merger in the manner described in the Merger Agreement, which contemplates that the Merger will be consummated as promptly as practicable following the Offer and that at least 41% of the aggregate consideration issued in the Offer and the Merger to Gerber stockholders will consist of Kellwood Common Stock. In addition, the federal income tax consequences of the Offer and the Merger depend in part on facts that will not be known before the completion of the Merger, some of which are outside the control of the parties, including the number of Shares with respect to which dissenters rights are perfected, the source and nature of the consideration received by dissenters and the value of Kellwood Common Stock on the closing date of the Merger. There can be no certainty that the facts will support the treatment of the transaction as a reorganization. If any of the foregoing assumptions is incorrect, or if any of the representations contained in the representation letters cannot be given or proves to be incorrect, the anticipated opinions of Kirkland & Ellis and of McDermott, Will & Emery that the Offer and Forward Merger will be treated as a reorganization for U.S. federal income tax purposes either might not be given or, if given, could not be relied upon, and the tax consequences of the Offer and Merger could be materially affected, as described below.

      Neither Kellwood nor Gerber has requested, nor will either request, a ruling from the IRS with regard to any of the tax consequences of the Offer and Merger. In addition, an opinion of counsel is not binding on the IRS.

      We cannot assure you that the foregoing opinions of counsel will be delivered or that the Offer and the Merger will be treated for U.S. federal income tax purposes as a "reorganization" as opposed to a fully taxable exchange.

      Tax Consequences of "Reorganization" Treatment
      If the Merger is effected as a Forward Merger and the Offer and the Forward Merger, viewed together, are treated as a "reorganization" within the meaning of Section 368(a) of the Code, then the Offer and the Forward Merger will be treated as a single integrated transaction for United States federal income tax purposes. As a "reorganization," the United States federal income tax consequences of the Offer and the Forward Merger are summarized as follows:


      Exchange of Shares for Kellwood Common Stock and Cash. A holder of Shares that has Shares accepted in the Offer or whose Shares are converted into the Merger Consideration pursuant to the Forward Merger will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of cash received pursuant to the Offer and the Forward Merger and (2) an amount equal to the excess, if any, of (a) the sum of the amount of cash received pursuant to the Offer and Forward Merger and the fair market value of the Kellwood Common Stock received pursuant to the Offer and Forward Merger over (b) the holder's tax basis in its Shares surrendered in exchange therefor. The gain recognized will be capital gain unless the receipt of cash by the holder has the effect of a distribution of a dividend, in which case the gain will be treated as ordinary dividend income to the extent of the holder's ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. For purposes of determining whether the receipt of cash by the holder has the effect of a distribution of a dividend, a holder will be treated as if the holder first exchanged all of its Shares solely for Kellwood Common Stock and then Kellwood immediately redeemed a portion of the stock for the cash that the holder actually received pursuant to the Offer and Forward Merger. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would receive capital gain (as opposed to dividend) treatment. In determining whether the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. For example, a reduction in a holder's interest may not occur in some cases where the holder and/or persons related to the holder own Kellwood

Common Stock apart from the Kellwood Common Stock that the holder receives in the Offer and/or the Merger. Any capital gain will be long-term capital gain if the holder's holding period for its Shares is more than one year.

      Tax Basis for Kellwood Common Stock. A holder of Shares will have an aggregate tax basis in Kellwood Common Stock received pursuant to the Offer and the Forward Merger equal to (1) the holder's aggregate tax basis in its Shares surrendered pursuant to the Offer and the Forward Merger, (2) reduced by (a) the portion of the holder's tax basis in its Shares surrendered in the Offer and the Forward Merger that is allocable to a fractional share of Kellwood Common Stock for which cash is received and (b) the amount of cash received by the holder pursuant to the Offer and the Forward Merger (other than cash received in lieu of a fractional share), and (3) increased by the amount of gain (including any portion of the gain that is treated as a dividend as described above), if any, recognized by the holder in the Offer and/or the Forward Merger (but not by gain recognized upon the receipt of cash in lieu of a fractional share of Kellwood Common Stock pursuant to the Offer and/or the Forward Merger).

      Holding Period for Kellwood Common Stock. For purposes of determining capital gain or loss, the holding period for Kellwood Common Stock received by a holder of Shares pursuant to the Offer and the Forward Merger will include the holding period of the Shares surrendered in the Offer and the Forward Merger.

      Cash Received in Lieu of a Fractional Share of Kellwood Common Stock. If a holder of Shares receives cash in lieu of a fractional share of Kellwood Common Stock in the Offer or the Forward Merger, the holder will generally recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder's tax basis in its Shares surrendered in the Offer or Forward Merger that is allocable to the fractional share. The capital gain or loss will be long-term capital gain or loss if the holder's holding period for the portion of the Shares deemed exchanged for the fractional share is more than one year.

      Treatment of the Entities. No gain or loss will be recognized by Kellwood, Cradle, or Gerber as a result of the Offer or the Forward Merger.

      Tax Consequences of Fully Taxable Exchange.

      If the Merger is effected as a Reverse Merger, or if the Merger is effected as a Forward Merger and the Offer and Forward Merger, viewed together, are not treated as a "reorganization" within the meaning of Section 368(a) of the Code, then the material United States federal income tax consequences to a holder of Shares could differ significantly from those summarized above and would be as follows:

      A holder that has Shares accepted in the Offer or converted into the Merger Consideration pursuant to the Merger will recognize aggregate capital gain or loss in an amount equal to the difference between (1) the sum of (a) the fair market value of the Kellwood Common Stock received pursuant to the Offer and the Merger plus (b) the amount of cash received pursuant to the Offer and the Merger (including any cash received in lieu of a fractional share of Kellwood Common Stock) and (2) the holder's tax basis in the Shares. The capital gain or loss will be long-term capital gain or loss if the holder has held the Shares surrendered for more than one year. A holder of Shares will have an aggregate tax basis in the Kellwood Common Stock received pursuant to the Offer and Merger equal to the fair market value of that Kellwood Common Stock. The holding period for Kellwood Common Stock received by a holder of Shares pursuant to the Offer and Merger shall commence upon the receipt of Kellwood Common Stock.

Purpose of the Offer

      The purpose of the Offer is to enable Kellwood to acquire control of, and the entire equity interest in, Gerber. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Gerber Common Stock not purchased pursuant to the Offer. The transaction is structured as a Merger in order to ensure the acquisition by us of all of the outstanding Gerber Common Stock.

      If the Merger is consummated, our common equity interest in Gerber would increase to 100% and we would be entitled to all benefits resulting from that interest. These benefits include complete management of the future conduct of Gerber's business and any increase in its value. Similarly, we also will bear the risk of any losses incurred in the operation of Gerber and any decrease in its value.

      Stockholders of Gerber who sell their Shares in the Offer will cease to have any equity interest in Gerber and to participate in its earnings and any future growth, except indirectly through ownership of Kellwood Common Stock. If the Merger is consummated, the stockholders who have not sold their Shares in the Offer will no longer have an equity interest in Gerber and instead will have only the right to receive a combination of Kellwood Common Stock and cash, as of the applicable date determined in accordance with the provisions discussed below under the heading "The Offer," comprised of at least $3.42 in cash, net without interest, and up to $3.43 in value of shares of Kellwood Common Stock (together with the associated preferred stock purchase rights). See "The Merger Agreement." Similarly, the stockholders of Gerber will not bear the risk of any decrease in the value of Gerber Common Stock after selling their Shares in the Offer or the subsequent Merger, except indirectly through ownership of Kellwood Common Stock.

Plans for Gerber

      Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares of Gerber by Cradle pursuant to the Offer, we may seek the maximum representation on Gerber's Board of Directors, subject to the requirement in the Merger Agreement that Kellwood, Gerber and Cradle shall use their respective best efforts to ensure that there will be, until the effective time of the Merger, at least two members of Gerber's Board of Directors then in office who are not designated by Kellwood (the "Continuing Directors").

      After consummation of the Offer, we intend to conduct a detailed review of Gerber and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. These changes could include changes in Gerber's business, corporate structure, certificate of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed above, we have no current plans with respect to any of these matters. However, if Kellwood's designees constitute a majority of the Gerber Board of Directors at that time and before the effective time of the Merger, then the affirmative vote of a majority of the Continuing Directors mentioned above will be required for the Gerber Board of Directors to (1) amend the Merger Agreement or the certificate of incorporation or by-laws of Gerber; (2) terminate the Merger Agreement on behalf of Gerber, (3) extend the time for the performance of any of the obligations or other acts of Kellwood or Cradle, (4) waive any of Gerber's rights under the Merger Agreement, or (5) approve any transaction between Kellwood (or any affiliate or associate of Kellwood) and Gerber. As a consequence of the Merger, Gerber's Board of Directors and by-laws will be replaced with those of Cradle and we may further amend these documents and change the Board of Directors in the future.

      The Merger Agreement provides that the directors and officers of Cradle at the effective time of the Merger will, from and after the effective time, be the initial directors and officers, respectively, of the Surviving Corporation. We may change the officers or directors of Gerber in the future.

      Except as disclosed in this Preliminary Prospectus, we do not have any present plans or proposals that would result in an extraordinary corporate transaction involving Gerber or any of its subsidiaries, or any material changes in Gerber's corporate structure or business.

Resales of Kellwood Common Stock

      All shares of Kellwood Common Stock issued in connection with the Offer and the Merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those stockholders not deemed to be affiliates of Gerber, or of Kellwood following the effective time of the Merger.

Affiliates are generally defined as persons who control, are controlled by or are under common control with the entity at issue, and include the entity's officers and directors, as well as its principal stockholders.

      Gerber affiliates may not sell, pledge, transfer or otherwise dispose of any Gerber Common Stock or Kellwood Common Stock issued in the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 or 145 or another exemption from the registration requirements of the Securities Act. The registration statement, of which this Preliminary Prospectus is a part, covers resales by the CVC Entities of the shares of Kellwood Common Stock that they may receive in the Offer and Merger.

      Rule 144 resale restrictions apply to all affiliates of Kellwood including Gerber stockholders who become affiliates of Kellwood after the Merger. An affiliate of Kellwood must notify the SEC of all sales made in Kellwood Common Stock and all sales must be made in compliance with Rule 144's manner of sale requirements. In addition, during any three-month period, an affiliate may not sell more than the greater of (a) one percent of the outstanding stock of Kellwood, or (b) the average weekly reported volume of Kellwood Common Stock on the NYSE during the four calendar weeks preceding the filing of its notice of sale with the SEC.

The Merger

      Approval of the Merger. Under Section 251 of the Delaware Law, the approval of the Gerber Board of Directors and the affirmative vote of the holders of a majority of its outstanding Shares are required to approve a merger. The Gerber Board of Directors has previously approved and declared advisable the Merger and the Merger Agreement. If we complete the Offer (after satisfaction of the Minimum Condition), we would have a sufficient number of Shares to approve the Merger without the affirmative vote of any other holder of Shares. Therefore, unless the Merger is consummated in accordance with the short-form merger provisions under the Delaware Law described below, the only remaining corporate action of Gerber to complete the Merger will be the approval and adoption of the Merger Agreement by Kellwood, as holder of a majority of the outstanding Shares (a "long-form merger").

      Possible Short-Form Merger. Section 253 of the Delaware Law would permit the Merger to occur without a vote of Gerber's stockholders (a "short-form merger") if Cradle were to acquire at least 90% of the outstanding Shares in the Offer or otherwise (including as a result of purchases by Kellwood during any subsequent offering period) and contribute the Shares immediately prior to the Merger to Cradle. If, however, Kellwood does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of Gerber's stockholders is required under the Delaware Law, a longer period of time will be required to effect the Merger. Kellwood has agreed in the Merger Agreement to effect the Merger at the earliest practicable time, and to effect the Merger as a short-form merger if it obtains ownership of at least 90% of the issued and outstanding Shares in the Offer.

      Stock Option Agreement. In addition, Gerber, subject to the conditions set forth in the Merger Agreement, has granted Cradle an irrevocable option (the "Purchaser Option") to purchase up to 875,000 shares of Voting Common Stock for a per share exercise price equal to the Offer Price. The Purchaser Option shall be exercisable only after the purchase of and payment for Shares pursuant to the Offer by Kellwood or Cradle as a result of which Kellwood, Cradle and their affiliates own beneficially at least 50% of the outstanding Shares. The Purchaser Option shall terminate automatically upon the termination of the Merger Agreement in accordance with its terms.

Appraisal Rights

      Gerber stockholders will not have appraisal rights in connection with the Offer.

      Gerber stockholders will have the right, under Section 262 of the Delaware Law, to demand appraisal of their Shares in connection with any Merger, regardless of whether Cradle and Kellwood acquire 90% of all of the outstanding Shares.

      Under Section 262, Gerber stockholders who:

      . do not vote in favor of the Merger, in the event that a stockholder vote is necessary; and

      .  comply with the applicable statutory requirements and procedures may be entitled to receive a judicial determination of the fair value of their Shares that were not tendered and accepted in the Offer (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of this fair value in cash, together with a fair rate of interest, if any.

Procedures for Exercising Appraisal Rights.

      Perfecting any appraisal rights you may have can be complicated. The procedural rules are specific and must be followed precisely. Failure to comply with the procedure may cause a termination of any appraisal rights you may have. The following information is intended as a brief summary of the material provisions of the statutory procedures you must follow in order to perfect any appraisal rights you may have. Please review Section 262 of the Delaware Law included as Annex A to this Preliminary Prospectus for the complete procedure. Gerber will not give you any notice other than as described in this Preliminary Prospectus and as required by the Delaware Law. This description is qualified in its entirety by reference to Section 262.

      If you are a Gerber stockholder and you wish to exercise any appraisal rights you may have, you must satisfy the provisions of Section 262 of the Delaware Law. Section 262 requires the following:

      Make Written Demand. You must deliver a written demand for appraisal to Gerber before the vote on the Merger Agreement is taken, in the event that a stockholder vote is necessary. This written demand for appraisal must be separate from your proxy. A vote against any Merger alone will not constitute demand for appraisal. If we acquire 90% or more of the outstanding Shares, then a vote of the stockholders will not be required to effect the Merger. In this case every stockholder entitled to appraisal rights will receive a notice of approval of the Merger, and you must deliver your written demand for appraisal within 20 days after the date that this notice is mailed to you. A written demand for appraisal of Shares is only effective if it is signed by, or for, the stockholder of record who owns such Shares at the time the demand is made. The demand must be signed as the stockholder's name appears on the Share certificate(s). If you are the beneficial owner of Shares, but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal. If you own Shares in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity. If you own Shares with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder's agent. If you are a record owner, such as a broker, who holds Shares as a nominee for others, you may exercise a right of appraisal with respect to the Shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of Shares as to which you wish to demand appraisal. If you do not expressly specify the number of Shares, we will assume that your written demand covers all the Shares that are in your name. If you are a Gerber stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to the Secretary of Gerber.

      It is important that Gerber receive all written demands for appraisal before the vote concerning any Merger is taken at the special meeting. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of that stockholder's shares.

      Refrain from Voting. You must not vote for approval of any Merger, if a stockholder vote is necessary. If you vote, by proxy or in person, in favor of any Merger, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy and either fail to vote against approval of any Merger or fail to note that you are abstaining from voting. Any appraisal rights you may have will be terminated even if you previously filed a written demand for appraisal.

      Continuously Hold Your Shares. You must continuously hold your Shares, from the date you make the demand for appraisal through the closing of any Merger. If you are the record holder of Shares on the date the written demand for appraisal is made but transfer the shares before any Merger, you will lose any right to appraisal in respect of those Shares.

      If you fail to comply with any of these conditions and the Merger becomes effective, you will only be entitled to receive the same per Share combination of cash and Kellwood Common Stock that you would have received had you tendered your Shares in the Offer.

      Read Written Notice from the Surviving Corporation. Within ten days after the closing of any Merger, the surviving corporation must give written notice that any Merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

      File Petition with the Chancery Court. Within 120 days after the Merger, either the Surviving Corporation in the Merger or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Court of Chancery determine the value of the Shares held by all the stockholders who are entitled to appraisal rights. If you intend to exercise any appraisal rights you may have, you should file this petition in the Court of Chancery. Neither Gerber nor Cradle intends at this time to file this petition. Because the Surviving Corporation has no obligation to file this petition, if you do not file this petition within 120 days after the closing of the Merger, you will lose your rights of appraisal.

      You May Withdraw Your Demand. If you change your mind and decide you no longer want appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the closing of any Merger. You may also withdraw your demand for appraisal rights after 60 days after the closing of any Merger, but only with the written consent of Gerber. However, once a petition for appraisal is filed with the Delaware Court of Chancery, the appraisal proceeding may not be dismissed as to any holder absent court approval. If you effectively withdraw your demand for appraisal rights, you will receive the Merger consideration provided in the Merger Agreement.

      Request for Appraisal Rights Statement. If you have complied with the conditions of Section 262, you are entitled to receive a statement from the Surviving Corporation. This statement will set forth the number of Shares that have demanded appraisal rights and the number of stockholders who own those Shares. In order to receive this statement, you must send a written request to the Surviving Corporation within 120 days after the Merger. After the Merger, the Surviving Corporation has ten days after receiving a request to mail you the statement.
Conditions of Our Offer

      Cradle is not required to accept for payment or pay for any validly tendered shares unless at the scheduled expiration date of the Offer:

      Minimum Condition. There must be validly tendered and not properly withdrawn prior to the expiration of the Offer the number of Shares that, together with the Shares then owned by Kellwood and Cradle, will constitute at least 70% of Voting Common Stock outstanding on a Fully Diluted Basis as of the date that we accept the Shares pursuant to our Offer. Based on information supplied by Gerber, the number of shares of Voting Common Stock needed to satisfy the minimum tender condition would have been 13,912,938 as of May 17, 2002. As of May 17, 2002, there were 8,414,279 shares of Voting Common Stock, 11,396,046 shares of Class B Common Stock issued and outstanding and 65,300 options outstanding to purchase shares of Voting Common Stock. We have entered into a Voting and Tender Agreement with the CVC Entities under which they have agreed to tender all Shares beneficially owned by them. As of May 15, 2002, the CVC Entities beneficially held 12,245,301 Shares.

      Antitrust Condition. The waiting period and any extension applicable to the Offer under the HSR Act shall have expired or been terminated.

      Registration Statement Effectiveness Condition. The registration statement on Form S-4 of which this Preliminary Prospectus is a part shall have become effective under the Securities Act and not be the subject of any stop order or proceeding seeking a stop order.

      New York Stock Exchange Listing Condition. The shares of Kellwood Common Stock issuable to Gerber stockholders in the Offer and the Merger shall have been approved for listing on the NYSE.

      Other Conditions of the Offer. Before the expiration of the Offer, unless waived by us, the Offer is also subject to the conditions that none of the following shall occur and be continuing:

     . there shall have been instituted, pending or threatened any action or proceeding by any persons or governmental entity (A) seeks to challenge the acquisition by us (or any of our affiliates) of any of the Shares pursuant to the Offer or Merger, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, or seeking to obtain from Gerber, Cradle or Kellwood any damages in connection therewith in an amount which if adversely determined against Gerber, would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Gerber (without regard to clause (y) of the proviso to the definition of the term), (B) seeking to make the purchase of or payment for some or all of the Shares pursuant to the Offer or Merger illegal, (C) seeking to prohibit or limit the ownership, control or operation by Kellwood or Cradle (or any of their affiliates) of all or a portion of any business or of any assets of Gerber, Kellwood or Cradle (or any of their affiliates), or seeks to impose limitations on the ability of Kellwood or Cradle (or any of their affiliates) effectively to acquire or hold, or to require Kellwood, Cradle or Gerber (or any of their respective affiliates or subsidiaries) to dispose of or hold separate any material portion of the assets or the business of Kellwood, Cradle and their affiliates, or Gerber and its subsidiaries taken as a whole, as a result of the Offer or the Merger, or (D) seeking to impose material limitations on the ability of Kellwood or Cradle (or their affiliates) to acquire or hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the shareholders of Gerber;

     . there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, any statute, rule, regulation, judgment, decree, order or injunction that would reasonably be expected to directly or indirectly result in any of the consequences referred to in (A) through (D) of the previous condition;

     . the representations and warranties of Gerber contained in the Merger Agreement shall not be true and correct at the date of the Merger Agreement and the expiration date of the Offer (as if the representations and warranties were made at the time of determination), unless the inaccuracies, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Gerber, when read without giving any effect to any qualification as to knowledge, materiality or a material adverse effect on Gerber;

     . Gerber (A) shall not have performed and complied in any respect with any obligation, agreement and covenant required to be performed or complied with by it under the Merger Agreement that is qualified as to materiality or material adverse effect on Gerber and (B) shall not have performed or not complied in any material respect with any agreement and covenant required to be performed by it under the Merger Agreement that is not qualified as to materiality or material adverse effect on Gerber;

     . (i) the Gerber Board of Directors fails to approve and recommend or withdraws or modifies in a manner adverse to Kellwood or Cradle its approval or recommendation for the Offer, the Merger or the Merger Agreement, or (ii) the Gerber Board of Directors approves or recommends any Acquisition Proposal or Superior Proposal (as defined in the Merger Agreement), or (iii) Gerber enters into any agreement with respect to any Acquisition Proposal or Superior Proposal, or (iv) the Gerber Board of Directors resolves to take any of the foregoing actions (i) through (iii);

     . Gerber shall commence a case under the federal bankruptcy laws or any similar law or regulation; or a petition under any chapter of the federal bankruptcy laws or any similar law or regulation is filed against Gerber which is not dismissed within five business days;

     . the Merger Agreement shall have been terminated in accordance with its terms, including termination by Kellwood if the Average Parent Stock Price is less than $18.00, and termination by Gerber if the Average Parent Stock Price is greater than $38.00.

     . there shall have occurred or been threatened any change, event or effect that has or is reasonably likely to have a material adverse effect on Gerber;

     . there shall have occurred any general suspension of trading in, or limitation on prices for securities on any national securities exchange or in the over-the-counter market;

     . Gerber shall not have obtained the written consent of Gerber Products Company to the change in control of Gerber that will occur pursuant to the Offer and the Merger or this consent shall be conditioned on a material change (determined in Kellwood's discretion) in the terms or conditions of the license that would be adverse to Kellwood, Cradle or Gerber.


      The conditions of the Offer described above are for the benefit of Kellwood and Cradle, and Kellwood and Cradle may assert or waive them (other than the Minimum Condition) in whole or in part at any time and from time to time on or prior to the expiration of the Offer subject to the terms of the Merger Agreement. The failure by Kellwood and Cradle at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and the waiver of this right with respect to any particular facts and circumstances shall be deemed an ongoing right which may be asserted at any time and from time to time on or prior to the expiration of the Offer.


Legal Matters

      Except as set forth in this Preliminary Prospectus, we are not aware of any licenses or regulatory permits that appear to be material to the business of Gerber and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of Shares in the Offer. In addition, except as set forth in this Preliminary Prospectus, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should this type of approval or other action be required, we expect to seek this type of approval or action, except as described under "Other State Takeover Statutes." Should this type of approval or other action be required, we cannot be certain that we would be able to obtain this type of approval or action without substantial conditions or that adverse consequences might not result to Gerber's or its subsidiaries' businesses, or that certain parts of Gerber's, Kellwood's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate in order to obtain this type of approval or action. In that event, we may not be required to purchase any Shares in the Offer.

      Delaware Law. Gerber is incorporated under the laws of the state of Delaware. In general, Section 203 of the Delaware Law prevents an "interested stockholder" (generally, a stockholder owning or having the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" with a Delaware corporation for a period of three years following the time that the stockholder became an interested stockholder unless certain conditions are met. However, Gerber expressly elected not to be governed by Section 203 of the Delaware Law in Article Seven of its Certificate of Incorporation. Therefore, the restrictions imposed by Section 203 do not apply to the Offer, the Merger and the other transactions described in this document.

      Other State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in those states or that have substantial assets, shareholders, principal executive offices or principal places of business in those states. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger we believe that there are reasonable bases for contesting these laws.

      In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

      Gerber, directly or through subsidiaries, conducts business in many states in the United States, some of which may have enacted laws purporting to cover acquisitions. Kellwood and Cradle do not know whether any of these laws will, apply to the Offer or the Merger and have not complied with any of these laws. Should any person seek to apply any state takeover law, Cradle will take action as it appears desirable and does not believe that any of these laws would prevent or significantly delay the consummation of the Offer and the Merger. If the Offer or the Merger were significantly delayed, Cradle may not be obligated to accept for payment any Shares tendered. See the section "--Conditions of Our Offer."

      Antitrust. Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to these requirements.


      A Notification and Report Form with respect to the Offer was filed under the HSR Act on May 16, 2002. On May 29, 2002, the Antitrust Division and the FTC granted early termination of the waiting period under the HSR Act in relation to the transaction.






      The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Cradle's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Cradle's acquisition of the Shares, the Antitrust Division or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by Cradle or divestiture of substantial assets of Kellwood or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Kellwood and Gerber are engaged, Kellwood and Cradle believe that the acquisition of Shares by Cradle would not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Cradle on antitrust grounds will not be made or, if any challenge is made, of the result of the challenge. See "--Conditions of Our Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

      In addition to the United States, the antitrust and competition laws of other countries may apply to the Offer and the Merger and additional filings and notifications may be required. Kellwood and Gerber believe that no other filings will be required, other than in Ireland, which filing has been made. The Irish Department of Enterprise, Trade and Employment, Competition Policy Section, gave notice on May 29, 2002 that it will not delay the acquisition by Kellwood of Gerber's Irish subsidiary Sport Socks Company (Ireland) Limited.


Effects of the Offer

      Market for the Shares. The tender and the acceptance of Shares in the Offer will reduce the number of Shares that might otherwise trade publicly and also the number of holders of Shares. This would adversely affect the liquidity and market value of the remaining Shares held by the public.

      New York Stock Exchange Listing. Shares of Gerber Common Stock are listed and principally traded on the NYSE. Depending upon the number of Shares tendered to and accepted by us in the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more) should fall below 600,000 or the aggregate market value of publicly held Shares should fall below $5 million.

      If the NYSE were to delist the Shares, including after the exchange of Shares in the Offer but prior to the Merger, the market for them could be adversely affected. It is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by that exchange or through the Nasdaq National Market or other sources. The extent of the public market and the availability of quotations would depend, however, upon factors such as the number of stockholders and/or the aggregate market value of the stock remaining outstanding, the interest in maintaining a market in the Gerber Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Gerber Common Stock.

      Kellwood intends to cause the delisting of Gerber Common Stock from the NYSE following consummation of the Offer and the Merger. Kellwood will seek to cause Gerber to apply for termination of registration of the Shares under the Exchange Act as soon after the expiration of the Offer as the requirements for termination are met.

      Gerber has advised us that, as of May 17, 2002, there were 8,414,279 shares of Voting Common Stock Outstanding, and 11,396,046 shares of Class B Common Stock Outstanding, held by approximately 75 Stockholders of record.

      Registration Under the Exchange Act. Shares are currently registered under the Exchange Act. Gerber can terminate that registration upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information that Gerber must furnish to its stockholders and to the SEC and would make provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholder meetings pursuant to Section 14(a), and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer be applicable to Gerber. Furthermore, the ability of "affiliates" of Gerber and persons holding "restricted securities" of Gerber to dispose of Gerber securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, they would no longer be eligible for NYSE listing or for continued inclusion on the Federal Reserve Board's list of "margin securities."

      Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances apply to the Merger or another business combination following the purchase of Shares pursuant to the Offer, in which we seek to acquire the remaining Shares not held by us. We believe that Rule 13e-3 will not apply to the Merger. Rule 13e-3 would require, among other things, that certain financial information concerning Gerber and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders be filed with the SEC and disclosed to shareholders prior to consummation of the Merger or other business combination.

      Status as "Margin Securities." The Shares are presently "margin securities" under the regulations of the Federal Reserve Board, which, among other things, allows brokers to extend credit on the collateral of Shares. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the Offer, the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

Relationships with Gerber


      Except as set forth herein or in the Information Statement included in the Schedule 14D-9 of Gerber dated May 24, 2002, which was mailed to the stockholders of Gerber together with this Preliminary Prospectus,


     . neither Kellwood, Cradle nor, to our knowledge, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Kellwood or any of the persons so listed on Schedule I, beneficially owns or has a right to acquire any Shares or any other equity securities of Gerber;

     . neither Kellwood, Cradle, nor, to our knowledge, any of the persons or entities referred to in the bullet immediately above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Gerber during the past 60 days, except for the Stock Option Agreement and the Voting and Tender agreement, executed in connection with the Offer and the Merger. The material terms of these are agreements are described above under "The Offer--The Merger--Stock Option Agreement" and below under "The Voting and Tender Agreement."

     . neither Kellwood, Cradle nor, to our knowledge, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Gerber (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations);

     . since January 31, 2002, there have been no transactions which would require reporting under the rules and regulations of the SEC between Kellwood or any of its subsidiaries or, to our knowledge, any of the persons listed in Schedule I hereto, on the one hand, and Gerber or any of its executive officers, directors or affiliates, on the other hand;

     . since January 31, 2002, there have been no contacts, negotiations or transactions between Kellwood or any of its subsidiaries or, to our knowledge, any of the persons listed in Schedule I hereto, on the one hand, and Gerber or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets;

     . since January 31, 2002, and with the exception of the Offer, Merger and Tender Agreement described in this Preliminary Prospectus, there have been no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions between Gerber or its affiliates and Kellwood or its affiliates, such as those concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets; and

     . with respect to both Kellwood and Gerber, there are no material interests, direct or indirect, by security holdings or otherwise, of affiliates of Kellwood and of Gerber, in the transactions proposed and described herein.

Interests of Certain Persons

      Some directors and executive officers of Gerber may have interests in the Offer and the Merger that are different from or in addition to your interests. In considering the recommendation of the Gerber board to approve the Merger, Gerber stockholders should be aware that the senior executive officers of Gerber and the members of the Gerber Board of Directors may be deemed to have interests in the transaction that are different from, or in addition to, the interests of Gerber stockholders generally. Information about these interests is more fully set forth in Gerber's Solicitation/Recommendation Statement on
Schedule 14D-9, including the Information Statement attached as Annex A to the
Schedule 14D-9, dated May 24, 2002, which is being mailed to Gerber stockholders with this Preliminary Prospectus and which is incorporated into this Preliminary Prospectus by reference. Each material agreement, arrangement or understanding and any actual or potential conflict of interest to the knowledge of Gerber, between Gerber or its affiliates and Gerber's executive officers, directors or affiliates, or between Gerber or its affiliates and Kellwood or Cradle or their respective executive officers, directors or affiliates, is incorporated into this Preliminary Prospectus by reference as a result of the previous sentence.

      Interests of Named Experts and Counsel. No (a) expert named in this Preliminary Prospectus as having prepared or certified any part hereof or (b) counsel named in this Preliminary Prospectus as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities, was employed for that purpose on a contingent basis, or at the time of the preparation, certification or opinion or at any time thereafter through the date of effectiveness of this Preliminary Prospectus or that part of this Preliminary Prospectus to which the preparation, certification or opinion relates, had, or is to receive in connection with the offering, a substantial interest, direct or indirect, in Kellwood or any of its parents or subsidiaries or was connected with Kellwood or any of its parents or subsidiaries as a promoter, managing underwriter (or any principal underwriter), voting trustee, director, officer, or employee.

      Registration Rights. This Preliminary Prospectus covers the reoffer and resale of Kellwood Common Stock received by the CVC Entities in the Offer and Merger. Kellwood has agreed, to the extent permitted by law, to register in this Preliminary Prospectus the resale of all of the shares of Kellwood Common Stock to be received by the CVC Entities pursuant to the Offer or Merger. In the event this registration is not permitted by law, within 30 days after the consummation of the Offer, Kellwood shall file with the SEC a registration statement on Form S-3 under the Securities Act for the registration pursuant to Rule 415 of the Securities Act of the resale of all of the shares of Kellwood Common Stock to be received by the CVC Entities pursuant to the Offer or Merger.

      Executive Deferral Plan Payments.  Gerber currently maintains an
Executive Deferral Plan (the "Deferral Plan"), which is an unfunded, nonqualified deferred compensation plan that provides deferred compensation to selected members of management and certain other highly-compensated employees. The Deferral Plan allows employees to voluntarily defer from 5% to 50% of their salary and/or bonus compensation until termination, retirement or the occurrence of certain specific future events. Compensation that is deferred under the Deferral Plan bears interest at a rate specified in the Deferral Plan.

      In the event of a change of control of Gerber, the Deferral Plan shall terminate and Gerber shall pay all deferred compensation and earnings in lump sums to the Deferral Plan's participants. The consummation of the Offer would constitute a change of control under the Deferral Plan. The aggregate amount to be paid-out under the Deferral Plan to executive officers of Gerber upon the consummation of the Offer, assuming a closing date of June 29, 2002, will be approximately $989,000 of which Edward Kittredge, the Chairman, Chief Executive Officer and President of Gerber, Richard L. Solar, the Chief Financial Officer, Senior Vice President and Assistant Secretary of Gerber, and David E. Uren, the Vice President of Finance, Secretary and Treasurer of Gerber, would receive approximately $882,000, $42,000 and $65,000 respectively. However, in lieu of receiving these payouts, Messrs. Kittredge, Solar and Uren each may elect to transfer his account under the Deferral Plan to Kellwood for it to maintain the account.

      Long-Term Bonus Plan Payments. Gerber currently maintains a Long-Term Bonus Plan (the "Bonus Plan") under which the Compensation Committee of the Board (the "Compensation Committee") may accrue amounts to be paid to Gerber's executive and senior officers as bonuses during future years for past service. During 1997 and 1998, Gerber accrued $515,000 and $500,000, respectively for future payments to a certain group of senior executives for past service, with final allocation to be determined later by the Compensation Committee. Under the terms of the Bonus Plan, these amounts accrue interest until they are paid. Interest only was accrued under the Bonus Plan in 1999, 2000 and 2001.


      The Compensation Committee has determined that, upon the consummation of the Merger, the aggregate amount accrued under the Bonus Plan will be awarded to certain executive and senior officers of Gerber. The aggregate amount to be paid out under the Bonus Plan upon the consummation of the Merger, assuming a closing date of June 29, 2002, will be approximately $1,370,000, of which Messrs. Kittredge, Solar and Uren would receive approximately $754,000, $456,000, and $160,000, respectively. The payment of each bonus is conditioned upon Gerber's receipt of a release by such executive of Gerber and its stockholders.


      Retention Bonus Program. The Board has approved a Retention Bonus Program (the "Retention Bonus Program") under which up to $200,000 in bonuses may be paid to certain of Gerber's employees who remain employed by Gerber through the consummation of the Merger. Gerber's senior management will determine the specific recipients and amounts of bonuses to be granted pursuant to the Retention Bonus Program. Mr. Uren is the only executive officer who is eligible to receive a bonus under the Retention Bonus Program.

      Prochaska Employment Agreement. Gerber has an employment agreement with Bobby J. Prochaska, the President and Chief Operating Officer of Gerber's Apparel Division. The employment agreement provides that Gerber pay Mr. Prochaska a bonus of $100,000 upon the closing of the sale of Gerber. The consummation of the Merger would constitute the closing of a sale of Gerber and, upon the occurrence of this event, Gerber will be obligated to pay Mr. Prochaska a bonus of $100,000.

      After the effective time of the Merger, Kellwood may enter into employment agreements with several Gerber executives. However, Kellwood has not finalized the terms of any of these agreements.

      Stock-Based Rights. On or prior to the effective time of the Merger, each Gerber stock option outstanding as of the consummation of the Merger granted pursuant to Gerber's 1998 Long-Term Performance Incentive Plan will be converted into and become the right to receive an amount in cash and Kellwood Common Stock as described below. See "The Merger Agreement."

Fees and Expenses

      We have retained Innisfree M&A Incorporated as information agent in connection with the Offer. The information agent may contact holders of the Shares by mail, private delivery service, telephone, telex, telegraph, fax, email and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of the Shares. We will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against liabilities and expenses in connection with the Offer, including liabilities under the United States federal securities laws.

      We have retained American Stock Transfer & Trust Company as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer and will reimburse the Depositary for its reasonable out-of-pocket expenses. We have agreed to indemnify the Depositary against certain liabilities and expenses, including liabilities under the United States federal securities laws.

      Gerber's Board of Directors received an opinion from Wachovia Securities dated May 15, 2002, to the effect that, as of that date and subject to the conditions in the opinion, the consideration to be received by Gerber's unaffiliated stockholders in the Offer and the Merger is fair to these stockholders from a financial point of view. The opinion is attached as Annex A to Gerber's Schedule 14D-9, which is being mailed to the stockholders of Gerber with this Preliminary Prospectus. A summary of the opinion and the analysis performed by Wachovia Securities in connection with its opinion as presented to the Board of Directors of Gerber and details regarding the selection of Wachovia Securities as financial advisor and arrangements between Gerber and Wachovia Securities are disclosed in Gerber's Schedule 14D-9.

      Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

      Kellwood will account for the Offer and Merger as a "purchase," as this term is used under generally accepted accounting principles, commonly referred to as GAAP, for accounting and financial reporting purposes. Therefore, the total consideration paid by Kellwood in connection with the Offer and Merger, together with the direct costs of the Offer and Merger, will be allocated to Gerber's assets and liabilities based on their fair market values, with any excess being treated as goodwill, or an intangible asset. Kellwood has adopted Statement of Financial Accounting Standards No. 142, which eliminates amortization of goodwill and instead sets forth methods to evaluate goodwill periodically for impairment.

      Kellwood has prepared the unaudited pro forma financial information contained in this Preliminary Prospectus using the purchase accounting method to account for the Offer and the Merger. See "Unaudited Pro Forma Combined Condensed Financial Statements" beginning on page 45.

Stock Exchange Listing

      Kellwood's common stock is listed on the NYSE under the symbol "KWD." Kellwood will make an application to list on the NYSE the Kellwood shares that it will issue pursuant to the Offer and the Merger. Gerber's common stock is listed on the NYSE under the symbol "GCW."

Miscellaneous

      The Offer is being made to all holders of Shares other than Gerber and its subsidiaries. Cradle is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of the jurisdiction. If Cradle becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Cradle will make a good faith effort to comply with that law. If, after this good faith effort, Cradle cannot comply with any law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in the jurisdiction.

                           INFORMATION ABOUT GERBER

      The information concerning Gerber contained in this Preliminary Prospectus has been furnished by Gerber or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Kellwood nor Cradle assumes responsibility for the accuracy or completeness of the information concerning Gerber contained in these documents and records or for any failure by Gerber to disclose events that may have occurred or may affect the significance or accuracy of any of the information but which are unknown to Kellwood or Cradle.

      Gerber's apparel division produces and sells infant and toddler sleepwear, underwear, bedding and bath products under the Gerber(R), Baby Looney Tunes(R), Little Suzy's Zoo(R) and Curity(R) licensed brand names, the Onesies(R) trademark and private labels. Gerber's hosiery division produces and sells sport and casual socks under the Wilson(R) and Converse(R) names to major retailers in the United States and under these names and Coca-Cola(R) in Europe. Gerber was incorporated in Delaware in April 1989. Gerber's principal executive offices are located at 7005 Pelham Road, Greenville, South Carolina 29615. The telephone number at that location is (864) 987-5200.

      Additional information about Gerber, including information related to its business, properties, financial condition, results of operations, and market for common equity, as well as financial statements and management's discussion and analysis thereof, is included in its Form 10-K for the year ended December 31, 2001 and its Form 10-Q for the quarter ended March 30, 2002, which are being delivered to stockholders with this Preliminary Prospectus.

                     INFORMATION ABOUT KELLWOOD AND CRADLE

Information about Kellwood Company and Cradle, Inc.

      The following is a brief description of the business of Kellwood. Additional information regarding Kellwood is contained in its filings with the SEC. For information on how you can obtain copies of filings, please see the section entitled "Where You Can Obtain More Information."

      Kellwood was founded in 1961 as the successor by merger of 15 independent suppliers to Sears, Roebuck & Co. ("Sears"). Beginning in 1985, Kellwood implemented a business strategy to expand its branded label products, broaden its customer base, increase its channels of distribution and further develop its global products sourcing capability. Since 1985, Kellwood has acquired 21 domestic companies or businesses. The companies acquired since 1997 are principally marketers of branded apparel, except for Academy Broadway, which is a manufacturer and marketer of branded camping soft goods. In addition to its domestic acquisitions, in the early 1980s, Kellwood acquired Smart Shirts Limited of Hong Kong, a leading shirt and blouse manufacturer in the Far East. Since its acquisition, Smart Shirts has diversified its manufacturing capabilities from its principal base of Hong Kong to the People's Republic of China, Sri Lanka and Singapore.

      As a result of the above business strategy, Kellwood has redirected its focus from primarily the manufacturing of private label apparel and home fashions for Sears to a marketing-driven emphasis on branded apparel and related soft goods. Kellwood's strategy has diversified its customer base and has broadened its channels of distribution. As a result of these efforts, sales to Sears declined to 7% of total sales in fiscal 2001, compared to 50% in fiscal 1985.

      Kellwood was incorporated in 1961 under the laws of Delaware. Its principal executive offices are located at 600 Kellwood Parkway, St. Louis, Missouri, 63017, and its telephone number is (314) 576-3100.

      Cradle was incorporated in Delaware on March 21, 2002 and is a wholly-owned subsidiary of Kellwood. Its principal executive offices are located at 600 Kellwood Parkway, St. Louis, Missouri, 63178, and its telephone number is (314) 576-3100. Cradle is a newly formed corporation with no operating history, and was created specifically to enable Kellwood to acquire all of the outstanding Shares of Gerber. Therefore, Cradle does not have financial information to be presented in this Preliminary Prospectus.

      The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Kellwood and Cradle and certain other information are set forth in Schedule I hereto. Except as described in this Preliminary Prospectus and in Schedule I hereto, none of Kellwood, Cradle or, to their best knowledge, any of the persons listed on Schedule I hereto has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws.

Recent Developments

      No material changes in Kellwood's affairs have occurred since the end of the latest fiscal year for which audited financial statements were included in the latest annual report to Kellwood security holders and that have not been described in a report on Form 8-K filed under the Exchange Act.

 SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

Kellwood's Summary Historical Consolidated Financial Data

      You should read the following tables in conjunction with Kellwood's historical consolidated financial statements and related notes and Kellwood's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Kellwood's annual reports, quarterly reports and other information on file with the SEC. See "Where You Can Obtain More Information."


      The following selected financial data for each of the five fiscal periods ended 1998, 1999, 2000, 2001 and 2002 have been derived from Kellwood's consolidated financial statements. In August 1999, Kellwood changed its fiscal year-end from April 30 to January 31. This change resulted in a short fiscal year covering the nine month transition period from May 1, 1999 to January 31, 2000. The fiscal period ended January 31, 2000 in the table below covers this nine month transition period. These financial statements have been audited by PricewaterhouseCoopers LLP, independent public accountants. This data should be read in conjunction with the audited consolidated financial statements of Kellwood, including the notes thereto, incorporated herein by reference. The summary consolidated financial data with respect to Kellwood's unaudited consolidated statements of financial position as of April 30, 2002 and April 30, 2001 and its unaudited consolidated statements of income for the three months ended April 30, 2002 and April 30, 2001 have been derived from the Quarterly Report on Form 10-Q for the quarter ended April 30, 2002, which is incorporated by reference into this Preliminary Prospectus. The following summary is qualified in its entirety by reference to these reports and other documents and all of the financial information (including any related notes) contained therein. These reports and other documents may be inspected and copies may be obtained from the SEC in the manner set forth below.


      Kellwood acquired Fritzi California (excluding real estate) in December 1998, Koret, Inc. in April 1999, and the following companies during the year 2000: Biflex International, Inc., Academy Broadway, Dorby Frocks, Ltd., Romance du Jour, Inc. and Group B Clothing Co., Inc. Accordingly, the results of the acquired companies are included in the consolidated financial statements from their respective acquisition dates, with the exception of Koret, Inc., which was accounted for as a pooling of interests.

        Kellwood Summary Historical Consolidated Financial Information
                    (In millions, except per share amounts)




                                              Fiscal period ended,                Three months ended,
                               -------------------------------------------------- -------------------
                               4/30/1998 4/30/1999  1/31/2000 1/31/2001 1/31/2002 4/30/2002 4/30/2001
                               --------- ---------  --------- --------- --------- --------- ---------
Results of Operations Data:
Net sales..................... $2,094.4  $2,151.1   $1,565.3* $2,362.2  $2,281.8  $  570.7  $  709.4
Net earnings..................     50.1       2.0**     41.0*     60.8      37.7       8.5      25.1

Earnings Per Share:
Earnings per share--basic.....     1.92       .07**     1.49*     2.57      1.66       .37      1.11
Earnings per share--diluted...     1.85       .07**     1.48*     2.57      1.65       .37      1.10

Balance Sheet Data:
Total assets..................  1,103.9   1,054.2    1,097.9   1,265.7   1,044.4   1,051.5   1,250.0
Long-term debt................    252.5     227.7      346.5     411.3     307.9     303.9     370.7
Cash dividends declared.......      .64       .64        .48*      .64       .64       .16       .16
Shareowners' equity...........    429.7     446.2      445.9     431.1     456.7     463.6     452.4

--------

 * Nine Months


** 1999 Net earnings and earnings per share are net of unusual charges for merger costs, facilities shut-down, and goodwill impairment totaling $62.3 pretax, $57.7 after-tax ($2.16 per basic share; $2.09 per diluted share).

      The following selected consolidated financial data for each of the five fiscal periods ended 1998, 1999, 2000, 2001 and 2002 have been presented on a pro forma basis, as if Kellwood's year-end had been January 31 throughout this period. This data should be read in conjunction with the audited consolidated financial statements of Kellwood, including the notes thereto, incorporated herein by reference.

        Kellwood Summary Historical Consolidated Financial Information
                    (In millions, except per share amounts)


                                               12 months ended,                       Three months ended,
                            ------------------------------------------------------- -----------------------
                             1/31/1998   1/31/1999   1/31/2000  1/31/2001 1/31/2002  4/30/2002   4/30/2001
                            ----------- ----------- ----------- --------- --------- ----------- -----------
                            (unaudited) (unaudited) (unaudited) (audited) (audited) (unaudited) (unaudited)
Results of Operations Data:
Net sales..................  $2,030.7    $2,117.6    $2,193.7   $2,362.2  $2,281.8   $  570.7    $  709.4
Net earnings...............      44.9        55.2        10.0*      60.8      37.7        8.5        25.1

Earnings Per Share:
Earnings per share--basic..      1.68        2.08         .36*      2.57      1.66        .37        1.11
Earnings per share--diluted      1.66        2.02         .36*      2.57      1.65        .37        1.10

Balance Sheet Data:
Total assets...............   1,008.9     1,087.8     1,097.9    1,265.7   1,044.4    1,051.5     1,250.0
Long-term debt.............     257.0       233.5       346.5      411.3     307.9      303.9       370.7
Cash dividends declared....       .63         .64         .64        .64       .64        .16         .16
Shareowners' equity........     410.1       477.7       445.9      431.1     456.7      463.6       452.4

--------
* For the 12 months ended 1/31/2000, net earnings and earnings per share are net of unusual charges for merger costs, facilities shut down and goodwill impairment totaling $61.0 pretax, $56.6 after-tax ($2.06 per basic share, $2.03 per diluted share).


Recent Accounting Changes



      In July 2001 the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests in accordance with the new Statements. Other intangible assets continue to be amortized over their estimated useful lives.



      Kellwood applied these new rules of accounting for goodwill and other intangible assets beginning in the first quarter of 2002. A reconciliation of previously reported net income and earnings per share to the amounts adjusted for the exclusion of goodwill amortization for the three fiscal periods ending January 31, 2002 follows:



                                                                 Nine
                                                Year ended      months
                                                January 31,      ended
                                              --------------- January 31,
                                               2002    2001      2000
                                              ------- ------- -----------
      Net earnings:
         As reported......................... $37,730 $60,763   $41,000
         Goodwill amortization...............   5,671   5,779     3,364
                                              ------- -------   -------
         Adjusted net earnings............... $43,401 $66,542   $44,364
                                              ======= =======   =======
      Diluted shares outstanding.............  22,912  23,676    27,748
                                              ------- -------   -------

                                                                 Nine
                                                Year ended      months
                                                January 31,      ended
                                              --------------- January 31,
                                               2002    2001      2000
                                              ------- ------- -----------
      Diluted earnings per share:
         As reported......................... $  1.65 $  2.57   $  1.48
         Goodwill amortization...............     .24     .24       .12
                                              ------- -------   -------
         Adjusted diluted earnings per share. $  1.89 $  2.81   $  1.60
                                              ======= =======   =======

Gerber's Summary Historical Consolidated Financial Data

      You should read the following table in conjunction with Gerber's historical consolidated financial statements and related notes and Gerber's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Gerber's annual reports, quarterly reports and other information on file with the SEC. See "Where You Can Obtain More Information."


      The following selected financial data for each of the five years in the period ended December 31, 2001, are derived from the audited consolidated financial statements. These financial statements have been audited by Ernst & Young LLP, independent auditors. The summary consolidated financial data with respect to Gerber's unaudited consolidated statements of financial position as of March 30, 2002 and March 31, 2001 and its unaudited consolidated statements of income for the three months ended March 30, 2002 and March 31, 2001 have been derived from the Current Report on Form 10-Q for the quarter ended March 30, 2002, accompanying this Preliminary Prospectus.


      On December 17, 1997, Gerber acquired Auburn Hosiery Mills, Inc. and Sport Socks Company (Ireland) Limited. Accordingly, the purchase price has been allocated to assets and liabilities of the acquired companies based on their estimated fair values as of the effective date of acquisition.

         Gerber Summary Historical Consolidated Financial Information
                    (In millions, except per share amounts)

                                         Year ended December 31,       Three Months Ended
                                    ---------------------------------- -------------------
                                                                       March 30, March 31,
                                     1997   1998   1999   2000   2001    2002      2001
                                    ------ ------ ------ ------ ------ --------- ---------
Results of Operations Data:
Net sales.......................... $202.0 $278.5 $278.8 $259.2 $209.5  $ 51.0    $ 54.2
Gross margin.......................   55.7   69.0   66.6   62.6   53.7    13.5      14.2
Net income available to common
  shareholders.....................    5.4   15.0   15.7   16.5   13.4     3.6       4.7

Earnings Per Share:
Earnings per share--basic.......... $  .38 $  .88 $  .80 $  .84 $  .68  $  .18    $  .24
Earnings per share--diluted........    .37    .85    .79    .83    .68     .18       .24

Balance Sheet Data:
Working capital.................... $ 65.9 $ 82.7 $ 90.8 $ 93.8 $101.3  $105.7    $ 95.4
Total assets.......................  163.9  185.7  178.4  191.7  185.3   184.0     187.2
Total debt (including capital
  leases)..........................   77.2   39.8   19.5   13.4    5.9     2.0       9.5
Preferred stock including accrued
  dividends........................   14.6     --     --     --     --      --        --
Shareholders' equity...............   19.4   98.9  111.9  127.3  139.2   142.4     130.7

Summary Unaudited Pro Forma Consolidated Combined Financial Information of Kellwood and Gerber


      We are providing the following summary unaudited pro forma combined consolidated financial information to give you a better picture of what the results of operations and the financial position of the combined businesses of Kellwood and Gerber might have looked like had the Merger occurred on February 1, 2001 for statements of operations purposes and April 30, 2002 for balance sheet purposes. This information is provided for illustrative purposes only and is not necessarily indicative of what the results of operations or financial position of Kellwood would have been if the acquisition of Gerber actually occurred on the dates assumed. In addition, this information is not necessarily indicative of what Kellwood's future consolidated operating results or consolidated financial position will be.



                               Kellwood Company


    Summary Unaudited Pro Forma Combined Consolidated Financial Information


                                April 30, 2002


                     ($ in Millions except per share data)



                                             Historical
                                         -------------------
                                         Kellwood   Gerber
                                         April 30, March 30,  Pro Forma  Pro Forma
                                           2002      2002    Adjustments Combined
                                         --------- --------- ----------- ---------
Net Sales............................... $  570.7   $ 51.0               $  621.7
Net Earnings............................      8.5      3.6       (0.3)       11.8

Earnings per share:
Basic...................................     0.37     0.18                   0.47
Diluted.................................     0.37     0.18                   0.46

Cash dividends declared per share.......     0.16     0.00                   0.16

Working Capital.........................    539.9    105.7      (69.8)      575.8
Total Assets............................  1,051.5    184.0      (69.8)    1,165.7

Long-term debt..........................    303.9      1.3                  305.2
Total debt..............................    330.5      2.0                  332.5

Shareowners' Equity.....................    463.6    142.4      (74.4)      531.6
Equity per Share........................ $  20.14   $ 7.19               $  20.96


 Kellwood Company Summary Unaudited Pro Forma Combined Consolidated Financial
    Information January 31, 2002 ($ in Millions, except per share amounts)


                                                Historical
                                         ------------------------
                                          Kellwood      Gerber
                                         January 31, December 31,  Pro Forma  Pro Forma
                                            2002         2001     Adjustments Combined
                                         ----------- ------------ ----------- ---------
Net sales...............................  $2,281.7      $209.5                $2,491.2
Net earnings............................      37.7        13.4       $(2.1)       49.0

Earnings per share:
Basic...................................      1.66        0.68                    1.95
Diluted.................................      1.65        0.68                    1.94

Cash dividends declared per share.......      0.64         0.0                    0.64

Comparative Historical and Pro Forma Per Share Data


      The following table presents certain unaudited historical per share and combined pro forma per share data of Kellwood and Gerber after giving effect to the acquisition of Gerber by Kellwood using the purchase method of accounting. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the acquisition been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of Kellwood and Gerber incorporated by reference in this Preliminary Prospectus, and the unaudited pro forma combined condensed financial data included elsewhere in this Preliminary Prospectus. All share information has been restated, as applicable, for stock splits, as discussed in each entity's respective consolidated financial statements and notes thereto. The unaudited pro forma combined and unaudited pro forma equivalent per share data combine the results of operations of Kellwood for the year ended January 31, 2002 and the three months ended April 30, 2002, and Gerber for the year ended December 31, 2001 and the three months ended March 30, 2002, and Kellwood's financial position at April 30, 2002 with Gerber's financial position at March 30, 2002. The equivalent pro forma information for Gerber was derived from the Kellwood pro forma combined information multiplied by an assumed Stock Consideration of 0.1182 (calculated as $3.43 divided by the assumed Kellwood stock price of $29.01). Gerber has never declared or paid any dividends on its capital stock. Kellwood has paid a quarterly dividend of $0.16 per common share since the fiscal year ended January 31, 2000.


                Kellwood Company and Gerber Childrenswear, Inc.
              Comparative Historical and Pro Forma Per Share Data
                               January 31, 2002


                                                                            Three months
                                                              Year ended       ended
                                                             Jan. 31, 2002 April 30, 2002
                                                             ------------- --------------
Kellwood

Book value per share:
   Historical...............................................                   $20.14
   Pro forma................................................                    20.96

Earnings per share--basic:
   Historical...............................................     $1.66         $ 0.37
   Pro forma................................................      1.95           0.47

Earnings per share--diluted:
   Historical...............................................     $1.65         $ 0.37
   Pro forma................................................      1.94           0.46

                                                                            Three months
                                                              Year ended       ended
                                                             Dec. 31, 2001 March 30, 2002
                                                             ------------- --------------
Gerber

Book value per share:
   Historical...............................................                   $ 7.19
   Equivalent pro forma.....................................                     2.48

Earnings per share--basic:
   Historical...............................................     $0.68         $ 0.18
   Equivalent pro forma.....................................      0.23           0.06

Earnings per share--diluted:
   Historical...............................................     $0.68         $ 0.18
   Equivalent pro forma.....................................      0.23           0.05

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


      The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the proposed merger of Kellwood and Gerber using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to unaudited pro forma combined condensed financial statements. These pro forma statements were prepared as if the Merger had been completed as of February 1, 2001 for statement of operations purposes and April 30, 2002 for balance sheet purposes.



      The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred February 1, 2001 for statement of operations purposes and April 30, 2002 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations. The pro forma combined condensed financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and liabilities of Gerber, before any integration adjustments. The final allocation of the purchase price will be determined after the completion of the Merger and will be based upon actual tangible and intangible assets acquired as well as liabilities assumed. Because the unaudited pro forma combined condensed financial statements are based upon preliminary estimates, the pro forma adjustments may differ materially based upon the final allocation.


      These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Kellwood and Gerber and should be read in conjunction with the historical consolidated financial statements of Kellwood and Gerber and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the reports and other information Kellwood and Gerber have on file with the SEC.

                               Kellwood Company
             Unaudited Pro Forma Combined Condensed Balance Sheet

                                April 30, 2002

                                ($ in Millions)


                                                 Historical
                                             ------------------
                                             Kellwood   Gerber
                                             April 30, March 30,  Pro Forma     Pro Forma
                                               2002      2002    Adjustments    Combined
                                             --------- --------- -----------    ---------
Assets:
Current assets:
   Cash..................................... $  152.1   $ 42.9     $(69.8)/(1)/ $  125.2
   Receivables, net.........................    331.2     32.9                     364.1
   Inventories, net.........................    269.7     47.9       2.0 /(7)/     319.6
   Prepaid taxes and expenses...............     32.3      7.9                      40.2
                                             --------   ------     ------       --------
Total current assets........................    785.3    131.6      (67.8)         849.1
                                             --------   ------     ------       --------
Property, plant and equipment...............    277.0     53.0      (22.3)/(6)/    307.7
less accumulated depreciation & amortization   (172.5)   (22.3)     22.3 /(6)/    (172.5)
                                             --------   ------     ------       --------
                                                104.5     30.7        0.0          135.2
                                             --------   ------     ------       --------
Intangible assets, net......................    113.6     15.6      (15.6)/(3)/    127.2
                                                                    13.6 /(4)/

Other assets................................     48.1      6.1                      54.2
                                             --------   ------     ------       --------
Total assets................................ $1,051.5   $184.0     $(69.8)      $1,165.7
                                             ========   ======     ======       ========

Liabilities & Shareowners' Equity:
Current liabilities:
   Current portion of long-term debt........ $   18.2   $  0.7                  $   18.9
   Notes payable............................      8.4      0.0                       8.4
   Accounts payable.........................    134.0      7.3                     141.3
   Accrued expenses.........................     84.8     17.9     $ 2.0 /(2)/     104.7
                                             --------   ------     ------       --------
Total current liabilities...................    245.4     25.9        2.0          273.3
                                             --------   ------     ------       --------
Long-term debt..............................    303.9      1.3                     305.2
                                             --------   ------     ------       --------
Deferred income taxes and other.............     38.6     14.4       2.6 /(8)/      55.6
                                             --------   ------     ------       --------
Shareowners' equity:
   Common stock.............................    176.3     70.0      (70.0)/(5)/    244.3
                                                                    68.0 /(1)/
   Retained earnings........................    434.6     77.8      (77.8)/(5)/    434.6
   Accumulated other comprehensive income...    (12.0)    (4.6)      4.6 /(5)/     (12.0)
                                             --------   ------     ------       --------
                                                598.9    143.2      (75.2)         666.9
   less: Treasury stock, at cost............   (135.3)    (0.8)      0.8 /(5)/    (135.3)
                                             --------   ------     ------       --------
                                                463.6    142.4      (74.4)         531.6
                                             --------   ------     ------       --------
Total liabilities & shareowners' equity..... $1,051.5   $184.0     $(69.8)      $1,165.7
                                             ========   ======     ======       ========

                               Kellwood Company


        Unaudited Pro Forma Combined Condensed Statement of Operations


                   For the Three Months ended April 30, 2002


                   ($ in millions, except per share amounts)



                                           Historical
                                    -----------------------
                                     Kellwood      Gerber
                                     April 30,   March 30,             Pro Forma            Pro Forma
                                       2002         2002              Adjustments           Combined
                                    ----------- ------------ ----------------------------  ---------
Net sales..........................  $  570.7      $ 51.0                                  $  621.7
Costs and expenses.................                           (1)    (2)     (3)     (4)
Cost of products sold..............     459.5        37.6    $ 1.6                            498.7
Selling, general and administrative
  expense..........................      83.8         7.8     (1.6)                            90.0
Provision for realignment..........       7.3         0.0                                       7.3
Amortization of intangible assets..       0.7         0.0      0.0   $0.0   $ 0.2               0.9
Interest expense...................       6.8         0.0      0.1                              6.9
Interest (income) and other, net...      (0.5)        0.0     (0.1)                 $ 0.3      (0.3)
                                     --------      ------    -----  -----  ------  ------  --------
Earnings before income taxes.......      13.1         5.6      0.0    0.0    (0.2)   (0.3)     18.2
Income taxes.......................       4.6         2.0      0.0    0.0    (0.1)   (0.1)      6.4
                                     --------      ------    -----  -----  ------  ------  --------
Net earnings.......................  $    8.5      $  3.6    $ 0.0   $0.0   $(0.1)  $(0.2) $   11.8
                                     ========      ======    =====  =====  ======  ======  ========
Earnings per share.................
   Basic...........................  $   0.37      $ 0.18                                  $   0.47(5)
                                     --------      ------                                  --------
   Diluted.........................  $   0.37      $ 0.18                                  $   0.46(5)
                                     ========      ======                                  ========

                                           Kellwood Company
                    Unaudited Pro Forma Combined Condensed Statement of Operations
                                 For the Year ended January 31, 2002
                              ($ in millions, except per share amounts)
                                           Historical
                                    -----------------------
                                     Kellwood      Gerber
                                    January 31, December 31,           Pro Forma            Pro Forma
                                       2002         2001              Adjustments           Combined
                                    ----------- ------------ ----------------------------  ---------
Net sales..........................  $2,281.7      $209.5                                  $2,491.2
Costs and expenses.................                           (1)    (2)     (3)     (4)
Cost of products sold..............   1,823.6       155.8    $ 5.5                          1,984.9
Selling, general and administrative
  expense..........................     354.8        36.2     (6.5)                           384.5
Amortization of intangible assets..       9.4         0.0      1.0  ($1.0)  $ 1.0              10.4
Interest expense...................      34.8        (0.7)     1.3                  $ 3.4      38.8
Interest (income) and other, net...      (1.2)       (2.7)    (1.3)                            (5.2)
                                     --------      ------    -----  -----  ------  ------  --------
Earnings before income taxes.......      60.3        20.9      0.0    1.0    (1.0)   (3.4)     77.8
Income taxes.......................      22.6         7.5      0.0    0.4    (0.4)   (1.3)     28.8
                                     --------      ------    -----  -----  ------  ------  --------
Net earnings.......................  $   37.7      $ 13.4    $ 0.0   $0.6  ($ 0.6) ($ 2.1) $   49.0
                                     ========      ======    =====  =====  ======  ======  ========
Earnings per share.................
   Basic...........................  $   1.66      $ 0.68                                  $   1.95(5)
                                     --------      ------                                  --------
   Diluted.........................  $   1.65      $ 0.68                                  $   1.94(5)
                                     ========      ======                                  ========

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Note 1--Basis of Presentation


      On May 15, 2002, Kellwood entered into the Merger Agreement to acquire all the outstanding Gerber Shares. The acquisition of Gerber is to be accounted for under the purchase method of accounting. Accordingly, the purchase price will be allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values on the acquisition date. As of May 17, 2002, there were 8,414,279 shares of Voting Common Stock outstanding and 11,396,046 shares of Class B Common Stock outstanding. Each Gerber share will be exchanged for at least $3.42 in cash and up to $3.43 in value of Kellwood Common Stock, subject to adjustment under the Merger Agreement (together with the associated preferred stock purchase rights). In accordance with the terms of the Merger Agreement, Gerber stockholders will receive 0.11823 shares of Kellwood Common Stock for each Gerber share validly tendered and not withdrawn. The value of Kellwood Common Stock used in the Stock Consideration, was determined based upon the average of the closing price of one share of Kellwood Common Stock on the NYSE, as reported in The Wall Street Journal, for the 18 trading days immediately preceding the second trading day prior to the initial scheduled expiration date of the Offer. For purposes of the presentation of the pro forma combined condensed financial statements the average closing price used to estimate the number of Kellwood shares to be issued is $29.01. The purchase price of the Gerber acquisition is approximately $137.8 million, including the cash paid for Gerber shares, value of the Kellwood Common Stock to be issued for Gerber shares, the estimated amount of stock and cash paid to holders of Gerber stock options, and estimated transaction costs. These estimates are preliminary and the actual amount of cash paid and number of shares of Kellwood Common Stock issued will depend on the actual number of Gerber shares outstanding during the tender offer period.



      The purchase price allocation utilized is preliminary. The final determination of the allocation of purchase price will be determined based on the fair value of assets acquired and the fair value of liabilities assumed as of the date that the acquisition is consummated. At this time finite-lived intangible assets have been estimated at 50% of the total purchase price in excess of net tangible assets acquired. The purchase price allocation will remain preliminary until Kellwood is able to (a) complete a third party valuation of property, plant and equipment and intangible assets (b) conduct a detailed review of the value of deferred tax assets and liabilities of Gerber, and (c) evaluate the fair value of other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed within the year following the consummation of the Merger.


Note 2--Pro Forma Adjustments

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

      The following adjustments reflected in the unaudited pro forma combined condensed balance sheet reflect the estimated impact of events that are directly attributable to the merger of Kellwood and Gerber.


      (1) To record the estimated cash paid and value of Kellwood shares issued to Gerber shareholders and estimated cash paid for transaction costs. For purposes of the unaudited pro forma combined condensed balance sheet, as of April 30, 2002, the cash portion of the purchase consideration is assumed to have been financed through Kellwood's existing excess cash balance.



      (2) To accrue additional liability for Gerber's pension plan to reflect the fair value of liabilities at April 30, 2002, and to conform Gerber's actuarial assumptions to Kellwood's actuarial assumptions.


      (3) To eliminate Gerber's historical goodwill and intangible assets.

      (4) To record goodwill and intangible assets arising from the transaction.

      (5) To eliminate Gerber's historical common stock, retained earnings, treasury stock, and accumulated comprehensive income.

      (6) To eliminate Gerber's historical accumulated depreciation.

      (7) To record an adjustment to the fair market value of Gerber's inventory acquired and conform Gerber's inventory reserves to Kellwood's accounting practices.

      (8) To record deferred taxes attributable to the tax effect of pro forma adjustments.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

      The following adjustments are reflected in the pro forma combined condensed statements of operations to reflect the estimated impact of the Merger on the historical combined results of Kellwood and Gerber. The income tax effect of certain pro forma adjustments were calculated using an estimated 38% statutory tax rate.


      (1) To reclassify certain Gerber expenses to conform to Kellwood's accounting policy including $5.5 million in the year ended January 31, 2002, and $1.6 million in the three months ended April 30, 2002, of distribution expenses reclassified to cost of products sold from selling, general and administrative expense.


      (2) To remove amortization of historical goodwill previously reported by Gerber.

      (3) To amortize estimated definite-lived identifiable intangible assets of Gerber acquired by Kellwood, utilizing an estimated 7 year life.


      (4) To record a pro forma adjustment of additional interest expense for the twelve months ended January 31, 2002 and reduced interest income for the three months ended April 30, 2002, to finance the cash purchase price. The interest expense adjustment utilized a 5% interest rate, which approximates the fiscal 2001 average rate for Kellwood's similar debt instruments. The interest income adjustment utilized a 1.5% interest rate, which approximates the fiscal 2002 average rate for Kellwood's similar cash investments. Had the Merger been effective February 1, 2001, the cash paid to Gerber stockholders would have been financed through short-term notes payable before the 12 months ended January 31, 2002, and excess cash for the three months ended April 30, 2002.


      (5) Pro forma basic and diluted earnings per common share are computed by dividing the pro forma net income attributable to common stockholders by the pro forma weighted-average number of common shares outstanding. A reconciliation of shares used to compute historical basic and diluted earnings per common share to shares used to compute pro forma basic and diluted earnings per common share is as follows:

                                                        January 31, 2002 April 30, 2002
                                                        ---------------- --------------
Shares used to compute Kellwood historical basic
  earnings per common share............................      22,761          22,953
Shares issued in acquisition...........................       2,344           2,344
                                                             ------          ------
Shares used to compute pro forma basic earnings per
  common share.........................................      25,105          25,297
                                                             ======          ======
Shares used to compute Kellwood historical diluted
  earnings per common share............................      22,912          23,211
Shares issued in acquisition...........................       2,344           2,344
                                                             ------          ------
Shares used to compute pro forma diluted earnings per
  common share.........................................      25,256          25,555
                                                             ======          ======



      The number of shares issued in acquisition was determined with an assumed Kellwood stock price of $29.01.

                          SOURCE AND AMOUNT OF FUNDS

      The Offer is not conditioned upon any financing arrangements. The total value of the funds required by Cradle to consummate the Offer and the Merger, and expected to be incurred by Cradle in cash and equity securities of Kellwood, is approximately $136,000,000 (excluding cash paid related to the cancellation of Gerber employee stock options) plus any related transaction fees and expenses. Cradle will acquire all funds from Kellwood, which currently intends to use generally available corporate funds and shares of Kellwood's common stock for this purpose.

                             THE MERGER AGREEMENT

      The following is a brief summary of the material provisions of the Merger Agreement, which is incorporated into this Preliminary Prospectus by reference from Exhibit 2.1 of Kellwood's Current Report on Form 8-K filed with the SEC on May 16, 2002. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement.

      STOCKHOLDERS OF GERBER ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE OFFER AND THE MERGER. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT AND THE FOLLOWING SUMMARY, THE MERGER AGREEMENT WILL CONTROL.

      The Offer. The Merger Agreement provides for the making of the Offer. The obligation of Cradle to accept for purchase and to purchase Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions described in "The Offer--Conditions of Our Offer."

      The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the Delaware Law, at the effective time of the Merger (i) Gerber will be merged with and into Cradle, and, as a result of the Merger, the separate corporate existence of Gerber will cease, and (ii) Cradle will be the Surviving Corporation in the Merger and will continue to be governed by the laws of the State of Delaware. However, if Kellwood or Gerber does not obtain an opinion from its respective counsel that a Merger of Gerber with and into Cradle will be treated as a "reorganization" for U.S. federal income tax purposes, then that party will have the right but not the obligation to have the Merger effected instead as a merger of Cradle with and into Gerber with Gerber continuing as the Surviving Corporation.

      At the effective time of the Merger (i) each issued and outstanding Share will be converted into the right to receive a fraction of a share of Kellwood Common Stock and cash, without interest, in each case in the same amount, but not necessarily value, payable per share validly tendered and not withdrawn in the Offer, and (ii) each Share that is owned by Gerber as treasury stock and each Share owned by Kellwood, Cradle or any other subsidiary of Kellwood or Cradle will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor. From and after the effective time of the Merger, all Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate representing any Shares will cease to have any rights with respect thereto, except the right to receive the consideration described above, without interest.

      Stock Option Agreement. Pursuant to the Merger Agreement, Gerber, subject to the conditions set forth in the Merger Agreement, has granted Cradle a Purchaser Option to purchase the Purchaser Option Shares for a per share exercise price equal to the Offer Price. The Purchaser Option shall be exercisable only after the purchase of and payment for Shares pursuant to the Offer by Kellwood or Cradle as a result of which Kellwood,

Cradle and their affiliates own beneficially at least 50% of the outstanding Shares. The Purchaser Option shall terminate automatically upon the termination of the Merger Agreement in accordance with its terms. In the event Cradle wishes to exercise the Purchaser Option, it shall give Gerber one-day prior written notice specifying the number of Shares that are or will be owned by Kellwood, Cradle and their affiliates immediately following consummation of the Offer and specifying a place and a time (which may be concurrent with the consummation of the Offer) for the closing of the purchase. Gerber shall, as soon as practicable following receipt of the notice, deliver written notice to Cradle specifying the number of Purchaser Option Shares. At the closing of the purchase of the Purchaser Option Shares, the aggregate exercise price owing upon exercise of the Purchaser Option shall be payable to Gerber in cash by wire transfer of immediately available funds or delivery of a bank check, at the option of Kellwood.

      Gerber's Board of Directors. The Merger Agreement provides that promptly after the payment by Cradle for the Shares pursuant to the Offer and, if required pursuant to the terms thereof, the effectiveness of Cradle's conversion of the Class B Common Stock, Kellwood and Cradle shall be entitled to designate the number of directors on Gerber's Board of Directors, rounded down, as will give Cradle representation on Gerber's Board of Directors equal to the product of (i) the number of directors on Gerber's Board of Directors multiplied by (ii) the percentage that the number of Shares paid for by Cradle pursuant to the Offer (including the number of shares of Voting Common Stock received by Cradle upon conversion of the Class B Common Stock, if any), bears to the total number of then outstanding shares of Voting Common Stock Gerber shall use reasonable best efforts to, upon request by Cradle, either increase the size of Gerber's Board of Directors or secure the resignation of the number of directors as is necessary to enable Cradle's designees to be elected to Gerber's Board of Directors and to cause Cradle's designees to be so elected. Gerber's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act. At the request of Cradle, Gerber shall take all action necessary to effect any election, and shall include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Kellwood has supplied to Gerber in writing, and is solely responsible for, any information with respect to itself and its nominees, directors and affiliates that is required by Section 14(f) and Rule 14f-1. Notwithstanding the foregoing, the parties to the Merger Agreement shall use their respective best efforts to ensure that at least two members of Gerber's Board of Directors shall at all times prior to the effective time of the Merger be persons who were directors as of May 15, 2002, or are directors designated by such person or persons (the "Continuing Directors").

      If Cradle's designees are elected or appointed to Gerber's Board of Directors, then, until the effective time of the Merger, any amendment of the Merger Agreement or Gerber's certificate of incorporation or by-laws, any termination of the Merger Agreement by Gerber, any extension by Gerber of the time for the performance of any of the obligations or other acts of Kellwood or Cradle, and waiver of any of Gerber's rights hereunder, or any transaction between Kellwood (or any affiliate or associate thereof) and Gerber shall require (i) that there be in office at least one Continuing Director and (ii) the concurrence of a majority of the Continuing Directors (or the concurrence of the sole remaining director if there is only one remaining) then in office. The Continuing Directors shall have the authority to retain counsel and other advisors at Gerber's expense as is reasonably appropriate to assist them in the exercise of their duties in connection with the Merger Agreement. In addition, the Continuing Directors shall have the authority to institute any action on behalf of Gerber to enforce performance of the Merger Agreement.

      Stockholders' Meeting. Pursuant to the Merger Agreement, Gerber, acting through its Board of Directors, will, if required by applicable law in order to consummate the Merger, (i) cause a special meeting of its stockholders to be duly called and held as soon as practicable following Cradle's acceptable of the Shares pursuant to the Offer for the purpose of voting on the adoption of the Merger Agreement and the approval of all actions contemplated by the Merger Agreement that require the approval of Gerber's stockholders, and (ii) subject to its fiduciary duties under Delaware law and the provisions of the Merger Agreement, recommend to its stockholders the adoption of the Merger Agreement and the approval of the Merger, which recommendation shall be included in the proxy statement relating to the stockholders meeting described above. Gerber shall take all action necessary in accordance with applicable law and its certificate of incorporation and by-laws to duly call, give notice of, and convene the special meeting of stockholders and shall solicit the approval of all actions contemplated thereby that require the approval of Gerber's stockholders.

      Gerber Stock Option Plan. On or prior to the effective time of the Merger, Gerber shall take all actions necessary to cause, pursuant to and consistent with Gerber's 1998 Long-Term Performance Incentive Plan, to the extent permissible under applicable law, all outstanding options to acquire shares of Voting Common Stock that were granted under the Gerber 1998 Long-Term Performance Incentive Plan to be exercisable in full immediately prior to the effective time of the Merger. On or prior to the effective time of the Merger, Gerber shall take all actions necessary to cause each option to be converted into and become the right to receive (i) an amount in cash (the "Cash Option Amount") determined by dividing (x) the product of (A) the excess, if any, of the Offer Price over the applicable exercise price per share of the option and
(B) the number of shares of Voting Common Stock into which the option would have been exercised had the holder thereof exercised the option in full immediately prior to the effective time of the Merger, by (y) 2; and (ii) a number of validly issued, fully paid and nonassessable shares of Kellwood Common Stock determined by dividing (x) the Cash Option Amount by (y) the average of the closing price of one share of Kellwood Common Stock on the NYSE, as reported in The Wall Street Journal, for the 18 trading days immediately preceding the second trading day prior to the initial scheduled expiration date of the Offer. Each option will then be canceled and be of no further force or effect except for the right to receive the Cash Option Amount and the shares of Kellwood Common Stock.

      Conditions Precedent. The respective obligations of Kellwood and Cradle, on the one hand, and Gerber, on the other hand, to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

            (a) Gerber shall have obtained the requisite votes of the outstanding Shares to adopt the Merger Agreement and the Merger to the extent required by the Delaware Law, the Gerber certificate of incorporation or the Gerber by-laws

            (b) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any governmental entity seeking any of the foregoing be pending, provided, however, that the parties invoking this condition shall use all reasonable best efforts to have the order, injunction or other restraint vacated;

            (c) There shall not be any action taken by any governmental entity, or any statute, vote, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

            (d) Cradle shall have previously accepted for payment and paid for and purchased all Shares validly tendered pursuant to the Offer and not withdrawn.

      Annex I to the Merger Agreement provides that Cradle shall not be required to accept for payment or, subject to applicable rules and regulations of the SEC, to pay for any Shares not theretofore accepted for payment or paid for, and may, subject to the Merger Agreement, amend or terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of the Shares for payment or the payment therefor:

            (a) the Shares tendered do not represent at least 70% of the Voting Common Stock outstanding on a Fully Diluted Basis;

            (b) the waiting period (and any extension thereof) applicable to the Offer under the HSR Act shall not have expired or been terminated; or

            (c) any of the following events shall occur and be continuing:

                   (i) there shall have been instituted, pending or threatened any action or proceeding by any persons or governmental entity which (a) seeks to challenge the acquisition by Cradle (or any of its affiliates) of Shares pursuant to the Offer or Merger, restrain or prohibit the making or consummation of the Offer or the Merger, or obtain damages in connection therewith in an amount which, if adversely determined against Gerber, would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Gerber (without regard to clause (y) of the proviso to the definition of the term); (b) seeks to make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal; (c) seeks to prohibit or limit the ownership, control or operation by Kellwood or Cradle (and any of their affiliates) of all or a portion of their or Gerber's businesses or assets or seeks to impose limitations on the ability of Kellwood or Cradle (or any of their affiliates) effectively to acquire or hold, or to require Kellwood, Cradle, Gerber or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of the assets or the business of Kellwood or Cradle and their affiliates or any material portion of the assets or the business of Gerber and its subsidiaries taken as a whole, as a result of the Offer or the Merger; or (d) seeks to impose material limitations on the ability of Kellwood or Cradle (or their affiliates) to acquire or hold or exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the stockholders of Gerber.

                   (ii) there shall have been promulgated, enacted, entered,
             enforced or deemed applicable to the Offer or the Merger, any statute, rule, regulation, judgment, decree, order or injunction that would reasonably be expected to directly or indirectly result in any of the consequences referred to in clauses (a) through (d) of subsection (i) above;

                   (iii) the representations and warranties of Gerber set forth in the Merger Agreement shall not be true and correct at the date of the Merger Agreement and the expiration date of the Offer (as if the representations and warranties were made at the time of determination), unless the inaccuracies, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Gerber; provided, that for purposes of this paragraph (iii) each representation and warranty of Gerber set forth in the Merger Agreement shall be read without giving effect to any qualification as to knowledge, materiality or a material adverse effect on Gerber;

                   (iv) Gerber (i) shall not have performed and complied in any respect with any obligation, agreement and covenant required to be performed or complied with by it under the Merger Agreement that is qualified as to materiality or material adverse effect on Gerber, or (ii) shall have not performed or not complied in any material respect with any agreement and covenant required to be performed by it under the Merger Agreement that is not qualified as to materiality or material adverse effect on Gerber;

                   (v) (a) the Gerber Board of Directors shall have failed to approve and recommend or shall have withdrawn or modified in a manner adverse to Kellwood or Cradle its approval or recommendation of the Offer, the Merger or the Merger Agreement, or (b) the Gerber Board of Directors shall have approved or recommended any Acquisition Proposal or Superior Proposal, as discussed below, or (c) Gerber shall have entered into any agreement with respect to any Acquisition Proposal or Superior Proposal, or (d) the Gerber Board of Directors shall have resolved to take any of the foregoing actions (a) through (c);

                   (vi) Gerber shall commence a case under any chapter of Title
             XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against Gerber which is not dismissed within five business days;

                   (vii) the Merger Agreement shall have been terminated in
             accordance with its terms;

                   (viii) any change, event or effect shall have occurred or
             been threatened that has or is reasonably likely to have a material adverse effect on Gerber;

                   (ix) there shall have occurred any general suspension of
             trading in, or limitation on prices for securities on any national securities exchange or in the over-the-counter market;

                   (x) Gerber shall not have obtained the written consent of
             Gerber Products Company to the change in control of Gerber that will occur pursuant to the Offer and the Merger or this consent shall be conditioned on a material change (determined in Kellwood's discretion) in the terms or conditions of the license that would be adverse to Kellwood, Cradle or Gerber; and

                   (xi) any of the following conditions shall have occurred:
             (i) the Form S-4 shall not have been declared effective by the SEC or shall be subject to any stop order or proceedings seeking a stop order; or (ii) the shares of Kellwood Common Stock to be issued pursuant to the Offer and the Merger shall not have been approved for listing on the NYSE.


      The conditions of the Offer described above are for the benefit of Kellwood and Cradle, and Kellwood and Cradle may assert or waive them (other than the Minimum Condition and the Parent Stock Conditions) in whole or in part at any time and from time to time on or prior to the expiration of the Offer subject to the terms of the Merger Agreement. The failure by Kellwood and Cradle at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and the waiver of this right with respect to any particular facts and circumstances shall be deemed an ongoing right which may be asserted at any time and from time to time on or prior to the expiration of the Offer.


      Representations and Warranties. Gerber and Kellwood and Cradle have each made customary representations and warranties to the other in the Merger Agreement relating to, among other things:

     . their organization, their equity interests in other business entities and similar corporate matters;

     .   the capital structure of Gerber and Kellwood;

     . authorization, execution and delivery and enforceability of the Merger Agreement;

     . absence of various conflicts, violations or defaults resulting from executing and delivering the Merger Agreement, consummating the Offer and the Merger and other transactions under the Merger Agreement, and complying with the Merger Agreement;

     .   governmental consents and filings;

     . compliance in all material respects with the Securities Act and the Exchange Act, including timely filing of all required documents, and accuracy of information with respect to any material fact in any document filed with the SEC or in public announcements or news releases since January 1, 1999, in the case of Gerber, and December 31, 1999, in the case of Kellwood;

     . accuracy of the information supplied by Gerber or Kellwood, respectively, specifically for inclusion or incorporation in the filings with the SEC relating to this Offer and the Merger;

     . conduct of their businesses in the ordinary course and the absence of material adverse events;

     .   timely filing of tax returns;

     .   pending and threatened litigation;

     .   compliance with laws; and

     . fees payable to brokers, investment banks, financial advisors and other persons.

      Gerber has made certain additional representations and warranties regarding the organization of its significant subsidiaries; its material contracts; intellectual property rights; the payment of taxes; benefit plans; compliance with regulations regarding employment related matters; title to properties; change of control agreements; compliance with regulations and disclosure of environmental matters; applicability of state antitakeover statutes; related party transactions; customers and suppliers; insurance; and adequacy of disclosure. Also, Gerber has represented and warranted that it has received an opinion of its independent advisor to the effect that, as of the date of the Merger Agreement, the consideration to be received in the Offer and the Merger is fair from a financial point of view to the unaffiliated stockholders of Gerber Common Stock.

      Kellwood has represented that Kellwood will have sufficient funds available to deliver the cash component of the consideration to be paid in the Offer and the Merger, as well as a sufficient number of authorized but unissued shares of Kellwood Common Stock to deliver the stock component of the consideration to be paid in the Offer and the Merger, and that Cradle was organized solely for the purpose of entering into the Merger Agreement and has not engaged in any other activities or business.

      Certain representations and warranties in the Merger Agreement made by Gerber or Kellwood and Cradle are qualified as to "materiality" or "material adverse effect" on either Kellwood or Gerber. As defined in the Merger Agreement, the term "material adverse effect" means any change, event or effect shall have occurred (including litigation) that would or would reasonably be expected to be materially adverse to the business, assets, properties, financial condition or results of operations of Kellwood and its subsidiaries (or Gerber and its subsidiaries, as the case may be) taken as a whole or prevent or materially delay the ability of Kellwood or Cradle (or Gerber, as the case may be) to perform its obligations under the Merger Agreement; provided, however, that the term "material adverse effect" shall not include an event or effect (financial or otherwise) (x) resulting from any adverse change in general economic conditions or relating to those industries specific to the business of Kellwood and its subsidiaries, or Gerber and its subsidiaries, as the case may be, except those events or effects that adversely affect Kellwood and its subsidiaries, or Gerber and its subsidiaries, as the case may be, to a materially greater extent than they affect other businesses principally engaged in the lines of business of Gerber and its subsidiaries, (y) resulting from the public announcement of the transactions contemplated by the Merger Agreement, or (z) relating to or resulting from any action taken by or at the written direction of Kellwood or Cradle, in the case of Gerber and its subsidiaries, or Gerber, in the case of Kellwood and its subsidiaries.

      No Solicitation. Gerber and its officers, directors, employees, representatives, affiliates and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as defined below), and Gerber shall send a written request to any parties in possession of confidential information of Gerber to return or destroy all information in their possession. From and after the date of the Merger Agreement until the termination of the Merger Agreement, Gerber shall not, nor shall Gerber permit any of its subsidiaries or affiliates to, authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries or affiliates to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Acquisition Proposal or (ii) enter into or participate in any discussions (other than a discussion which merely asks to have an unsolicited offer be presented to Gerber in writing) or negotiations regarding any Acquisition Proposal, or furnish to any persons any nonpublic information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other persons to make or effect an Acquisition Proposal or (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal. However, if at any time the Gerber Board of Directors determines in good faith, after consultation with independent legal counsel (who may be Gerber's regularly engaged independent counsel), that the failure to do so would be inconsistent with its fiduciary duties to Gerber or Gerber's stockholders under applicable law, Gerber may, in response to an unsolicited, written, bona fide Acquisition Proposal (which did not result from a breach of this section of the Merger Agreement and which constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below), and subject to providing notice to Kellwood in accordance with the Merger Agreement, (x) furnish information with respect to Gerber to any persons pursuant to a confidentiality agreement with terms no less favorable to Gerber than those contained in the confidentiality agreement dated as of August 1, 2000, between Gerber and Kellwood (as modified by that certain letter agreement entered into by the parties as of February 7, 2002), and (y) participate in discussions or negotiations regarding the Acquisition Proposal.

      For purposes of the Merger Agreement, "Acquisition Proposal" means any inquiry, proposal or offer (or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in the foregoing) from any third party relating to any direct or indirect acquisition or purchase of 20% or more of the assets of Gerber and its subsidiaries or 20% or more of any class of equity securities of Gerber or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any persons beneficially owning 20% or more of any class of equity securities of Gerber or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Gerber or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer and/or the Merger or which would reasonably be expected to dilute materially the benefits to Kellwood or Cradle of the transactions contemplated by the Merger Agreement. For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 20% of the shares of Gerber Common Stock then outstanding or all or substantially all the assets of Gerber and otherwise on terms which the Gerber Board of Directors determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation which may be Wachovia Securities) to be more favorable to Gerber's stockholders than the Offer and the Merger, and is reasonably capable of being completed and financed in a timely manner.

      Except as set forth in this section of the Merger Agreement, neither the Gerber Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Kellwood or Cradle, the approval or recommendation by the Gerber Board of Directors or the committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or
(iii) cause Gerber to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding anything in the Merger Agreement to the contrary, in the event that the Gerber Board of Directors or any committee thereof determines in good faith, after consultation with outside legal counsel (who may be Gerber's regularly engaged legal counsel), that the failure to do so would be inconsistent with its fiduciary duties to Gerber or Gerber's stockholders under applicable law, the Gerber Board of Directors may (x) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement and the Merger, or (y) approve or recommend a Superior Proposal, cause Gerber to enter into an agreement with respect to a Superior Proposal or terminate the Merger Agreement in accordance with Section 7.1(e) thereof, but in each case under clause (y) only at a time that (A) is after the second business day following Kellwood's receipt of written notice (a "Notice of Superior Proposal") advising Kellwood that the Gerber Board of Directors has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the persons making the Superior Proposal, and (B) provided that concurrently therewith, Gerber has paid all amounts due under Section 5.8(b) of the Merger Agreement in accordance with the terms thereof; provided, that nothing shall relieve Gerber from its termination fee obligations under Section 5.8 of the Merger Agreement.

      Gerber (i) will promptly (but in any event within 48 hours) notify Kellwood orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of the request, Acquisition Proposal or inquiry, and the identity of the persons making the request, Acquisition Proposal or inquiry, and (ii) will keep Kellwood informed of the status and details (including amendments) of any request, Acquisition Proposal or inquiry. Prior to taking any of the actions referred to in the first paragraph of this section, the Gerber Board of Directors shall promptly (but in any event within 48 hours of its decision) notify Kellwood orally and in writing of any action it proposes to take with respect to the Acquisition Proposal. After taking any action, the Gerber Board of Directors shall promptly advise Kellwood orally and in writing of the status of the action as developments arise or as requested by Kellwood. Without limiting the foregoing, at least two (2) business days prior to taking any of the actions referred to in the second paragraph of this section, the Gerber Board of Directors shall notify Kellwood of any action it proposes to take. The Gerber Board of Directors shall negotiate in good faith with Kellwood with respect to any revised proposal to acquire the equity securities of Gerber that Kellwood may make in response to any Acquisition Proposal or inquiry regarding the making of an Acquisition Proposal.

      Nothing contained in this section of the Merger Agreement shall prohibit Gerber from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Gerber's stockholders if, in the good faith judgment of the Gerber Board of Directors, after consultation with outside legal counsel (who may be Gerber's regularly engaged legal counsel) and in accordance with the provisions of this section of the Merger Agreement, failure so to disclose would be inconsistent with its fiduciary duties to Gerber or Gerber's stockholders under applicable law.

      Interim Operations; Covenants of Gerber.

      Pursuant to the Merger Agreement, Gerber covenants and agrees that between the date of the Merger Agreement and the effective time of the Merger, except as expressly permitted in or required by the Merger Agreement, or as set forth in Gerber's disclosure schedule to the Merger Agreement, or, unless Kellwood shall otherwise agree in writing in advance, which consent shall not be unreasonably withheld or delayed, (i) the businesses of Gerber and its subsidiaries shall be conducted only in, and Gerber and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice (it being understood that the foregoing does not cover future events resulting from the public announcement of the Offer and the Merger and does not permit Gerber to continue any efforts to sell all or substantially all of the assets or business of Gerber through a sale of assets, stock or merger transaction or otherwise, except as discussed in the "No Solicitation" section above), (ii) Gerber and its subsidiaries shall use all reasonable best efforts to preserve intact their business organizations, to keep available the services of their current officers, employees and agents and to preserve the current relationships of Gerber and its subsidiaries with customers, suppliers, licensors, licensees and other persons with which Gerber or its subsidiaries has significant business relations as well as with officials and employees of government agencies and other entities which regulate Gerber and any of its subsidiaries and their businesses, (iii) Gerber will comply in all material respects with all applicable laws and regulations wherever its business is conducted, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act, and (iv) Gerber shall not commit to any significant capital expenditures in excess of $1,000,000 in the aggregate in accordance with Gerber's business plan for 2002.

      Also, except as otherwise permitted pursuant to the Merger Agreement, Gerber covenants and agrees that between the date of the Merger Agreement and the effective time of the Merger, Gerber shall not, nor shall Gerber permit any of its subsidiaries to:

            (i) declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned subsidiary of Gerber to Gerber;

            (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

            (iii) purchase, redeem or otherwise acquire, or permit any subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock;

            (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any equity interests or securities convertible into any shares of its capital stock, or any rights, warrants, options, calls or commitments to acquire any shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Voting Common Stock upon the exercise of options outstanding under Gerber's 1998 Long-Term Performance Incentive Plan as of the date of the Merger Agreement or upon the conversion of any Class B Common Stock outstanding as of the date of the Merger Agreement;

            (v) take any action that would make Gerber's representations and warranties set forth in Article III of the Merger Agreement not true and correct in any material respect (without reference to the qualifications of materiality or material adverse effect contained therein) or result in any of the conditions to the Offer not being satisfied, or omit, or agree to omit, to take any action necessary to prevent any representation or warranty from being inaccurate in any material respect at any time or to prevent any condition from not being satisfied;

            (vi) amend its certificate of incorporation or by-laws or other equivalent organizational documents;

            (vii) incur, assume or prepay any indebtedness for borrowed money or guaranty any indebtedness or obligation of another person, other than
      (A) borrowings under existing lines of credit for working capital consistent with past practices not in excess of $1,000,000, (B) indebtedness owing to, or guaranties of indebtedness owing to, Gerber or
      (C) letters of credit issued in the ordinary course of business consistent with past practice, including any reimbursement obligations related thereto.

            (viii) make or forgive any loans, capital contributions, investments or advances (other than the advancement of travel expenses in the ordinary course of business and consistent with past practice) to any other persons, other than advances to employees (that are not affiliates of Gerber) in accordance with past practice but not in excess of $25,000 in the aggregate;

            (ix) assume, guarantee or otherwise become liable or responsible for the obligations of any other persons;

            (x) merge or consolidate with any other entity in any transaction, or sell, lease, license, mortgage or otherwise encumber (other than under a Permitted Lien (as defined the Merger Agreement)) any of its business or assets other than the sale of obsolete properties or assets and sales of inventory in the ordinary course of business consistent with past practices;

            (xi) acquire assets or property of any other persons in excess of $1,000,000 or, enter into any joint venture, partnership or other similar arrangement;

            (xii) make any change, other than as required by the SEC or law, with respect to any accounting methods, principles or practices used by Gerber (except insofar as may be required by a change in GAAP);

            (xiii) make any change to the Gerber employee benefit plans or become obligated under any employee benefit plan that was not in existence on the date hereof, except as required by law;

            (xiv) enter into, amend or make any change in the terms of any employment, severance or termination agreements with any of its existing or former directors, officers or other employees, or grant or agree to any increase in any manner in the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer or employee except for increases and bonuses expressly contemplated by or required under existing employment agreements, bonus plans and other agreements, arrangements listed in Gerber's disclosure schedule to the Merger Agreement and, with respect to non-officer employees, routine increases in compensation given in the ordinary course of business consistent with past practices and in an amount not exceeding 5% of the employee's current compensation;

            (xv) pay any benefit not required by any Gerber employee benefit plan as in effect as of the date hereof (including, without limitation, the granting of, acceleration of, exercisability of or vesting of stock options, stock appreciation rights or restricted stock), except as contemplated under Sections 1.7 or 3.12 of the Merger Agreement;

            (xvi) adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Gerber or any of its subsidiaries (other than any transaction specifically contemplated by the Merger Agreement);

            (xvii) enter into, amend, modify or supplement any Licensed Rights (as defined in the Merger Agreement) or Material Contracts (as defined in the Merger Agreement) (except in the ordinary course of business of Gerber or as may be necessary for Gerber to comply with its obligations under the Merger Agreement) or (ii) waive, release, grant, assign or transfer any of its material rights or claims (whether the rights or claims arise under a Licensed Right or Material Contract or otherwise);

            (xviii) enter into any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to any labor unions;

            (xix) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $500,000 in the aggregate other than payment, discharge or satisfaction of claims, liabilities or obligations incurred in the ordinary course of business and consistent with past practice;

            (xx) make or rescind any material tax election, settle or compromise any liability for taxes or change or revoke any of its methods of tax accounting; or

            (xxi) commit or agree to take any of these actions described in sections (i) through (xx) hereof.

      Covenants of Kellwood and Cradle.

      Kellwood covenants and agrees that between the date of the Merger Agreement and the consummation of the Offer, except as expressly permitted in or required by the Merger Agreement or unless Gerber shall otherwise agree in writing in advance, which agreement shall not be unreasonably withheld, (i) the businesses of Kellwood and its subsidiaries shall be conducted only in, and Kellwood and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice (it being understood that the foregoing does not cover future events resulting from the public announcement of the Offer and the Merger and the transactions contemplated thereby), (ii) Kellwood and its subsidiaries shall use all reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of Kellwood and its subsidiaries with customers, suppliers and other persons with which Gerber or its subsidiaries has significant business relations, and (iii) Kellwood will comply with all applicable laws wherever its business is conducted, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act, except where noncompliance would not reasonably be expected to have a material adverse effect on Kellwood.

      Kellwood covenants and agrees that between the date of the Merger Agreement and the effective time of the Merger, Kellwood shall not, nor shall Kellwood permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for (A) cash dividends to Kellwood's stockholders in the ordinary course of business and consistent with past practice, and (B) dividends by a wholly owned subsidiary of Kellwood to Kellwood or another wholly owned subsidiary of Kellwood, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) repurchase or otherwise acquire or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock, (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any shares of its capital stock, or any rights, warrants or options to acquire any shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than
(A) the issuance of shares of capital stock upon the exercise of Kellwood options outstanding as of the date of the Merger Agreement and (B) the issuance by a wholly-owned subsidiary of its capital stock to its parent, or (v) take any action that would make Kellwood and Cradle's representations and warranties set forth in Article IV of the Merger Agreement not true and correct in all material respects.

      Kellwood covenants and agrees that between the date of the Merger Agreement and the effective time of the Merger, Kellwood shall not, nor shall Kellwood permit any of its subsidiaries to, (i) amend its certificate of incorporation or by-laws or other equivalent organizational documents, (ii) merge or consolidate with any other entity in any transaction, or sell all or substantially all of its business or assets, (iii) make any material change, other than in the ordinary course of business, consistent with past practice, or as required by the SEC or law, with respect to any accounting methods, principles or practices used by Kellwood (except insofar as may be required by a change in GAAP), or (iv) commit or agree to take any of the actions described in this section.

      Certain Joint Tax Covenants. Each of Kellwood, Cradle and Gerber is required to use reasonable best efforts to cause the Offer and the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and is prohibited from taking any actions that could reasonably be expected to prevent, or failing to take any commercially reasonable action where such failure could reasonably be expected to prevent, the Offer and the Merger from so qualifying as a reorganization. In addition, each of Kellwood and Gerber is required to use reasonable best efforts to obtain from McDermott, Will & Emery and Kirkland & Ellis, respectively, an opinion at the consummation of the Merger that (1) the Offer and the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (2) each of Gerber, Kellwood and Cradle will be a party to the reorganization within the meaning of Section 368(b) of the Code.

      Indemnification and Insurance. The Merger Agreement provides that Kellwood and Cradle agree that all rights to indemnification or exculpation by Gerber now existing in favor of each present and former director, officer, employee and agent of Gerber (the "Indemnified Parties") as provided in Gerber's certificate of incorporation or by-laws, in each case as in effect on the date of the Merger Agreement, or pursuant to any other agreements specifically identified on Gerber's disclosure schedule to the Merger Agreement, copies of which have been made available to Kellwood, shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the Delaware Law, this indemnification shall be mandatory rather than permissive, and the Surviving Corporation shall advance expenses incurred in connection with proceedings in advance of the final disposition thereof. The indemnification or exculpation provisions of Gerber's certificate of incorporation and by-laws shall not be amended, repealed or otherwise modified for a period of six years after the effective time of the Merger in any manner that would adversely affect the rights thereunder of individuals who, as of May 15, 2002 and prior to the effective time of the Merger were directors, officers, employees or agents of Gerber, in respect to actions or omissions occurring at or prior to the effective time of the Merger (including, without limitation, the transactions contemplated by the Merger Agreement), unless modifications are required by applicable law.

      In addition, pursuant to the Merger Agreement, Kellwood will provide, or cause the Surviving Corporation to provide, for a period of six (6) years after the effective time of the Merger, the coverage provided by the policies of directors and officers liability and fiduciary insurance most recently maintained by Gerber (the "D&O Insurance"); provided, that the Surviving Corporation may substitute therefor policies that are no less favorable in any material respect than Gerber's existing D&O Insurance policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, so long as the substitution does not result in gaps or lags in coverage with respect to matters occurring prior to the effective time of the Merger; and provided, further, that Kellwood and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual aggregate premium currently paid by Gerber for the insurance, but in that case shall purchase as much coverage as possible for the amount. Gerber represented to Kellwood that the most recent annual premium paid by Gerber for D&O Insurance is $111,000.

      Any Indemnified Party wishing to claim indemnification under this section after the effective time of the Merger, upon learning of any claim, action, suit, proceeding or investigation (a "Claim"), shall notify the Surviving Corporation thereof (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this section of the Merger Agreement except to the extent the failure actually prejudices the Surviving Corporation). In the event of any Claim, the Surviving Corporation shall have the right to assume the defense of the Claim and the Surviving Corporation shall not be liable to the Indemnified Party for any legal expenses of other counsel incurred after the Surviving Corporation assumes the defense or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume the defense or fails to assume the defense within fifteen (15) days of receipt of notice or if there is an actual or potential conflict of interest between, or different defenses exist for the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to him or her and the Surviving Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Party promptly as statements therefor are received by the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall not, in connection with any action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all Indemnified Parties (absent a conflict of interest which ethically requires that separate counsel be retained), (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed; and provided, further, that the Surviving Corporation shall not have any obligation to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of the Indemnified Party in the manner contemplated under the Merger Agreement is prohibited by applicable law. The Surviving Corporation will not effect any settlement which would impose any ongoing obligation upon an Indemnified Party (including, but not limited to, injunctive relief) absent the prior written consent of the affected Indemnified Party.

      This section of the Merger Agreement is intended to benefit Kellwood, Cradle, the Surviving Corporation and the Indemnified Parties and their respective estates, and shall be binding on all successors and assigns of Kellwood, Cradle and the Surviving Corporation.

      Termination; Fees. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of Gerber:

            (a) by mutual written consent of Kellwood and Gerber;

            (b) by any of Kellwood, Cradle or Gerber:

                   (i) if (x) the Offer shall have terminated or expired in
             accordance with its terms without Cradle having accepted for payment any Shares pursuant to the Offer or (y) Cradle shall not have accepted for payment any Shares pursuant to the Offer prior to August 15, 2002; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any condition or if the failure of the condition results from facts or circumstances that constitute a breach of representation, warranty or covenant under the Merger Agreement by the party; or

                   (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and the order, decree or ruling or other action shall have become final and nonappealable.

            (c) by Kellwood or Cradle if Kellwood or Cradle is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (e) of Annex I to the Merger Agreement, provided, however, that the right of Kellwood or Cradle to terminate the Merger Agreement pursuant to this clause (c) shall not be available if Cradle shall acquire any Shares pursuant to the Offer;

            (d) by Gerber in connection with entering into a definitive agreement pursuant to a Superior Proposal in accordance with Section 5.5(b) of the Merger Agreement;

            (e) by Gerber prior to the consummation of the Offer if (i) any of the representations and warranties of Kellwood or Cradle qualified by "materiality" or "Parent Material Adverse Effect" shall not have been true and correct in any respect when made, (ii) any of the other representations and warranties of Kellwood or Cradle shall not have been true and correct in any material respect when made, or (iii) any of Kellwood or Cradle's covenants contained in the Merger Agreement shall not have been performed in any material respect; provided, however, that if any inaccuracy in Kellwood or Cradle's representations and warranties or a breach of a covenant by Kellwood or Cradle is reasonably capable of being cured by the person prior to the consummation of the Offer and the person is continuing to exercise its reasonable best efforts to cure the inaccuracy or breach, then Gerber may not terminate the Merger Agreement under this Section (e) on account of the inaccuracy or breach until the 10th calendar day from the date on which the inaccuracy or breach became known to Kellwood or Gerber;

            (f) by Kellwood or Cradle prior to the consummation of the Offer if (i) any of the representations and warranties of Gerber qualified by "materiality" or "Company Material Adverse Effect" shall not have been true and correct in any respect when made, (ii) any of the other representations and warranties of Gerber shall not have been true and correct in any material respect when made, or (iii) any of Gerber's covenants contained in the Merger Agreement shall not have been performed in any material respect; provided, however, that if any inaccuracy in Gerber's representations and warranties or a breach of a covenant by Gerber is reasonably capable of being cured by the person prior to the consummation of the Offer and Gerber is continuing to exercise its reasonable best efforts to cure the inaccuracy or breach, then neither Kellwood nor Cradle may terminate the Merger Agreement under this Section
      (f) on account of the inaccuracy or breach until the 10th calendar day from the date on which the inaccuracy or breach became known to Kellwood or Gerber;

            (g) by Kellwood, prior to the consummation of the Offer, if the Average Parent Stock Price is less than $18.00; or

            (h) by Gerber, prior to the consummation of the Offer, if the Average Parent Stock Price is greater than $38.00.

      If the Merger Agreement is validly terminated, the Merger Agreement becomes void. The only provisions which survive are Section 3.19 (Gerber's representation regarding brokers), Section 4.13 (Kellwood and Cradle's representation regarding brokers), the last sentence of Sections 5.2(a) and 5.2(b) (access to information and confidentiality), Section 5.7 (public announcements), Section 5.8 (fees and expenses), the last sentence of Section 1.2(c) (return of shareholder information), Section 7.2 (effect of termination) and all of Article VIII (general provisions), provided, however, that, subject to the provisions of Section 5.8(c) of the Merger Agreement, nothing in the Merger Agreement shall relieve any party for liability for any breach of the termination provisions of the Merger Agreement.

      In general, Gerber and Kellwood will each pay their own fees and expenses incurred in connection with the Merger. However, Gerber will pay, or cause to be paid, to Kellwood a termination fee of $5,000,000 if (i) Kellwood terminates the Merger Agreement pursuant to clause (c) above, or (ii) Gerber terminates the Merger Agreement pursuant to clause (d) above. Any payments required to be made shall be made upon the earlier to occur of (i) the execution of a definitive acquisition agreement regarding an Acquisition Proposal or Superior Proposal, (ii) the consummation of a transaction contemplated by an Acquisition Proposal or Superior Proposal, or (iii) the termination of the Merger Agreement by Kellwood or Gerber pursuant to clause (c) or clause (d) above. The payments shall be made by wire transfer of immediately available funds to an account designated by Kellwood. All termination fees paid shall constitute liquidated damages in lieu of any actual damages for termination of the Merger Agreement, and (y) that upon the payment of the termination fee to Kellwood in accordance with this section, Gerber and its affiliates, officers, directors and advisors shall be relieved from any and all liabilities for any breach of the Merger Agreement by Gerber.

                        THE VOTING AND TENDER AGREEMENT

      The following summary of certain provisions of the Voting and Tender Agreement is qualified in its entirety by reference to the Voting and Tender Agreement, which is incorporated herein by reference and a copy of which has been filed with the SEC as Exhibit 2.2 to Kellwood's Current Report on Form 8-K filed on May 16, 2002 in connection with this Preliminary Prospectus. Capitalized terms used herein and not otherwise defined have the meanings attributed to them in the Voting and Tender Agreement.

      In connection with, and in order to induce Kellwood to enter into, the Merger Agreement, Kellwood entered into a Voting and Tender Agreement with the CVC Entities. The Voting and Tender Agreement provides, among other things, that, during the Term (as defined below) the CVC Entities shall:

     . vote all Shares owned by them at every annual special or adjourned meeting (including any consents in lieu of a meeting) of Gerber (i) in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) against any Acquisition Proposal involving Gerber, or any action or agreement that would result in a breach of any covenant, representation, warranty or any other obligation or agreement of Gerber under the Merger Agreement or which could result in any of the conditions to Gerber's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement.

     . tender all Shares owned by them into the Offer as promptly as practicable, and in no event later than the twentieth business day following the commencement by Cradle of the Offer, and the CVC Entities cannot withdraw the tender unless the Offer is terminated or has expired without Cradle or Kellwood purchasing all Shares of common stock of Gerber validly tendered in the Offer.

     . not (other than tendering Shares to Cradle pursuant to the transactions described in the Merger Agreement) (a) sell, assign, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber any of its Shares or relinquish control of the voting power with respect to any of its Shares, (b) deposit any of their Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy (except a proxy under the proxy statement, if any, voted in accordance with the Voting and Tender Agreement) with respect to any of their Shares, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, grant of a security interest in or lien on or other disposition of or encumbrance on their Shares.

      The "Term" of the Voting and Tender Agreement is from May 15, 2002 until the earlier of the date of termination of the Merger Agreement or the date of the closing of the transactions contemplated thereby.

      As of May 15, 2002, the CVC Entities beneficially owned an aggregate of 12,245,301 Shares eligible for tender in the Offer.

      You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

                       COMPARISON OF STOCKHOLDER RIGHTS

      The rights of Kellwood stockholders are currently governed by Delaware law, Kellwood's certificate of incorporation and Kellwood's by-laws. The rights of Gerber stockholders are currently governed by Delaware law, Gerber's certificate of incorporation and Gerber's by-laws. Upon completion of the Merger, Gerber stockholders will automatically become Kellwood stockholders, and their rights as Kellwood stockholders will be governed by Delaware law, Kellwood's certificate of incorporation and Kellwood's by-laws.

      Both companies are Delaware corporations, so many of the rights of Gerber stockholders will be similar to their rights as Kellwood stockholders. The following is a summary of material differences between the rights of Gerber stockholders and the rights of Kellwood stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of Gerber stockholders and Kellwood stockholders. The summary is qualified in its entirety by reference to Delaware law, Kellwood's certificate of incorporation, Kellwood's by-laws, Gerber's certificate of incorporation and Gerber's by-laws.

                               Authorized Stock

                                    Gerber

20,774,000 shares of Gerber voting common stock 11,842,000 shares of Gerber Class B common stock

                                   Kellwood

50,000,000 shares of Kellwood Common Stock 500,000 shares of Kellwood preferred stock

                          Size of Board of Directors

                                    Gerber

Gerber's certificate of incorporation and by-laws provide for eight directors on Gerber's Board of Directors, and this number may be increased or decreased from time to time exclusively by the Board of Directors pursuant to the resolution adopted by a majority of the directors.

                                   Kellwood

Kellwood's certificate of incorporation provides for not less than three nor more than 15 directors. Within these limits, the number of directors shall be determined from time to time by resolution of the Board of Directors. Kellwood's by-laws currently provide for nine directors.

                             Classes of Directors

                                    Gerber

Gerber has one class of directors and Gerber's certificate of incorporation does not provide for a classified Board of Directors. Gerber's directors are elected at each annual meeting of stockholders, with each director to hold office until her or her successor shall have been duly elected and qualified.

                                    Kelwood

Kellwood's board is divided into two classes, each of which will be as nearly equal in number as possible. Each class of directors holds office for a two-year term.
                        Filling Vacancies on the Board
                                    Gerber

Gerber's certificate of incorporation provides that vacancies and newly created directorships may be filled by vote of a majority of the directors then in office, although less than a quorum. A director elected to fill a vacancy shall hold office for a term expiring at the annual meeting of the stockholders and until the director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.
                                   Kellwood

Kellwood's by-laws provide that vacancies and newly created directorships may be filled by a majority of the remaining directors, although less than a quorum. If a vacancy in the Board of Directors occurs by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the director elected to fill the vacancy shall have the same term as his predecessor. If the vacancy is as a result of an increase in the number of directors, the director elected to fill the newly created directorship shall have the same term as that of the other directors of the class of which he shall be a member.

                             Removal of Directors
                                    Gerber

Gerber's certificate of incorporation provides that any director may be removed for "Cause" at any time by the affirmative vote of a majority of the Board of Directors. Any director may be removed without "Cause" at any time by the affirmative vote of the holders of a majority of the shares entitled to vote at a special meeting of stockholders called for that purposes; provided, that if less than the entire board is to be removed, no director may be removed without "Cause" if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board. Under Gerber's certificate of incorporation, "Cause" shall mean the conviction of a felony involving the affairs of the corporation.

                                   Kellwood

Kellwood's certificate of incorporation provides that directors of Kellwood may be removed by the stockholders only for cause and then only upon the affirmative vote of at least 75% of the outstanding Kellwood shares. Under Kellwood's certificate of incorporation "cause" for removal shall only exist if the director whose removal is proposed (1) has been convicted of a felony by a court of competent jurisdiction and the conviction is no longer subject to direct appeal, or (2) has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the company in a matter of substantial importance to the company, and the adjudication is no longer subject to direct appeal.

                     Nomination of Directors for Election

                                    Gerber

Nominations for the Gerber Board of Directors may be made at an annual stockholders' meeting by or at the direction of the Gerber Board of Directors or by any stockholder entitled to vote in the election of directors at the meeting. Stockholder nominations must comply with the notice procedures described in Gerber's certificate of incorporation.

These procedures require that:

--if a stockholder wants to nominate a person for election as a director at the annual meeting, the stockholder must deliver notice in writing to the secretary of Gerber that is received at Gerber's principal executive offices not more than the 120th day nor earlier than the 150th day prior to the anniversary date of the immediately preceding annual meeting; and

--if the date of the annual meeting with respect to which the notice is to be tendered is not held within 30 days before or after the anniversary date, the stockholder's notice must be received at Gerber's principal executive offices prior to the close of business on the 10th day following the date on which public notice of the meeting was first given or made to the stockholders generally.
                                   Kellwood

Kellwood's by-laws allow stockholders to nominate candidates for election to Kellwood's Board of Directors. However, nominations may only be made by a stockholder who has given timely written notice to the Secretary of Kellwood before the annual stockholder meeting.

For nominations by stockholders to be timely, the nomination must be received by the Secretary of Kellwood no less than 60 days nor more than 90 days prior to the meeting. If less than 70 days' notice or prior public disclosure is given to stockholders, nominations will be timely if received no later than the close of business on the 10th day following the day on which the meeting notice was mailed or the meeting was first publicly announced.

A stockholder's notice to Kellwood must set forth all of the following:

--the name, age, business address and, if known, residence address of any nominees;

--the principal occupations or employment of each nominee for the past five years;

--number of Kellwood shares beneficially owned by each nominee;

--other directorships held by each nominee;

The notice must set forth (a) as to each nominee, any information required to be disclosed by the proxy rules of the SEC (including the nominee's written consent to being named as a nominee and to serving as a director, if elected) and (b) as to the stockholder providing the notice, (i) the stockholder's name and address, as they appear on Gerber's books, (ii) the number of shares of Gerber stock beneficially owned by the stockholder, and (iii) a description of all arrangements or understandings between the stockholder and any other person or persons (naming the person(s)) in connection with the nomination, and any material interest of the stockholder in the nomination.

At the Board of Directors' request, any person nominated by the board for election as a director shall furnish to Gerber's secretary the information required in a stockholder's notice of nomination that pertains to the nominee. If the Board of Directors determines that a nomination was not made in accordance with the above procedures, the Chairman of the Board of Directors shall so declare to the meeting and the defective nomination shall be disregarded.
--the names of business entities of which each nominee owns a 10% or more beneficial interest, and

--all other information with respect to the nominees required by the Federal proxy rules in effect at the time the notice is submitted.

In addition, the notice shall be accompanied by a statement, over the signature of each proposed nominee, that he consents to being a nominee, if elected he intends to serve as a director, and confirming the information with respect to him set forth in the notice.

                     Stockholder Action Without a Meeting

                                    Gerber

Delaware law permits stockholders to consent in writing to any action without a meeting, unless the certificate of incorporation of the corporation provides otherwise, provided the consent is signed by stockholders having at least the minimum number of votes required to authorize the action at a meeting of stockholders. Gerber's certificate of incorporation contains no provision preventing stockholders from taking action by written consent.

                                   Kellwood

Delaware law permits stockholders to consent in writing to any action without a meeting, unless the certificate of incorporation of the corporation provides otherwise, provided the consent is signed by stockholders having at least the minimum number of votes required to authorize the action at a meeting of stockholders. The Kellwood certificate of incorporation provides that no shareholder action may be taken by written consent.

            Calling Special Meetings of Stockholders and Directors

                                    Gerber

Gerber's by-laws provide that a special meeting of stockholders may be called by the President, and shall be called by the President or Secretary at the written request of a majority of the Gerber directors then in office or at the written request of stockholders holding a majority of all Gerber stock issued, outstanding and entitled to vote. Special meetings of the Gerber Board of Directors may be called at any time as the Chairman of the Board of Directors, the President, the Secretary or a majority of the board shall from time to time determine.

                                   Kellwood

Kellwood's by-laws provide that the Chairman of the Board or Secretary at the request in writing of a majority of the Kellwood board may call a special meeting of stockholders. Special meetings of the Kellwood board may be called at any time by the Chairman of the Board or at the request in writing of any two directors.
                      Submission of Stockholder Proposals

                                    Gerber

Gerber's by-laws does not provide a mechanism for stockholders to propose business to be brought before any annual stockholder meeting.

                                   Kellwood

Kellwood's by-laws allow stockholders to propose business to be brought before any stockholder meeting. However, proposals may only be made by a stockholder who has given timely written notice to the Secretary of Kellwood before the annual or special stockholder meeting.

Under Kellwood's by-laws, to be timely, notice of stockholder proposals to be made at an annual stockholder meeting must be received by the Secretary of Kellwood no less than 60 days nor more than 90 days prior to the meeting. If less than 70 days' notice or prior public disclosure is given to stockholders, notice will be timely if received no later than the close of business on the 10th day following the day on which the meeting notice was mailed or the meeting was first publicly announced.

The proposal must also set forth: a brief description of the business the stockholder proposes to bring before the meeting; the stockholder's name, age, business and residence address; the stockholder's principal occupation or employment; the number of shares of Kellwood which are beneficially owned by the stockholder; and any material interest of the stockholder in the business.

The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a stockholder nomination or proposal was not made in accordance with the foregoing procedure and the defective nomination or proposal shall be disregarded and the inspectors of election shall not count any votes cast in favor thereof.

                                   Dividends

                                    Gerber

Gerber's certificate of incorporation provides that as and when dividends are declared or paid with respect to shares of capital stock, the holders of the Voting Common Stock and the holders of Class B Common Stock shall be entitled to receive dividends pro rata at the same rate per share of each class of capital stock; provided, that (i) if dividends are declared or paid in shares of capital stock, the dividends payable to holders of common stock shall be payable in shares of common stock, and the dividends payable to the holders of Class B Common Stock shall be payable in shares of Class B Common Stock and
(ii) if the dividends consist of other voting securities of Gerber, the dividends payable to the holders of Class B Common Stock shall be payable in shares of Class B common non-voting securities (except as otherwise required by law) of Gerber which are otherwise identical to the voting securities and which are convertible into voting securities on the same terms as the Class B Common Stock is convertible into Voting Common Stock.

Gerber's certificate of incorporation and by-laws provide that dividends may be paid in cash, property or securities of Gerber.

                                   Kellwood

The Kellwood board, in its sole discretion, has the right to declare and pay dividends to its stockholders subject to loan covenants and business conditions. No dividend shall be declared or paid which would impair the capital stock of Kellwood.

                                Indemnification

                                    Gerber

Gerber's certificate of incorporation provides that Gerber will indemnify to the fullest extent permitted by Delaware law any person who was or is made or is threatened to be made a party to or is involved in an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, (or a person of whom he is the legal representative), is or was a director or officer of Gerber or is or was serving at the request of Gerber as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent. However, Gerber will indemnify any person in

                                   Kellwood

Section 145 of the Delaware Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to:

 . any action, suit or proceeding, whether civil, criminal, administrative or investigative against expenses, judgments, fines and reasonable settlement amounts if the person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; or
 . any derivative action or suit on behalf of the corporation against expenses actually and reasonably incurred in connection with the defense or settlement of the action or suit, if the connection with a proceeding initiated by the person only if the proceeding was authorized by the Gerber Board of Directors.

This indemnification will not be deemed exclusive of any other right that any individual may have or acquire under any statute, provision of the certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise. Current or former employees and agents of Gerber, or persons who are or were serving at the request of Gerber as employees or agents of another corporation or enterprise may be indemnified to the extent authorized at any time from time to time by the Board of Directors.
         person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of the corporation.

With respect to derivative suits and actions, if a person is adjudged to be liable to the corporation, Delaware law prohibits indemnification, unless, and then only to the extent that, either the Delaware Court of Chancery or the court in which the derivative action or suit was brought determines that the person is entitled to indemnification for those expenses which that court deems proper. To the extent that a representative of a corporation has been successful on the merits or otherwise in the defense of a third party or derivative action, indemnification for actual and reasonable expenses incurred is mandatory.

Kellwood's certificate of incorporation and by-laws provide for indemnification of directors and officers to the maximum extent permitted under Delaware law.

                              Charter Amendments

                                    Gerber

In general, Gerber's certificate of incorporation can be amended in the manner prescribed by Delaware law. However, Article Five can only be amended by the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote, following the adoption of the amendment and submission for a vote by a majority of the Board of Directors.

                                   Kellwood

Although in general, the Kellwood certificate of incorporation can be amended by the affirmative vote of the majority of each class of Kellwood's outstanding shares of capital stock, certain provisions of the Kellwood certificate of incorporation can only be amended by the affirmative vote of 75% of each class of Kellwood's outstanding shares of capital stock.

                             Amendment of By-laws

                                    Gerber

Gerber's by-laws may be amended, altered or repealed and new by-laws adopted at any meeting of the Board of Directors by a majority vote. The fact that this power has been given to the Board of Directors shall not divest the stockholders of the same powers.

                                   Kellwood

The Kellwood by-laws may be added to, altered, amended or repealed by either the affirmative vote of 75% of all classes of Kellwood capital stock or the affirmative vote of the majority of the Kellwood board.

                            Stockholder Rights Plan
                                    Gerber

Gerber does not have a stockholder rights plan.
                                   Kellwood

Kellwood has a stockholder rights plan. A dividend of one Series A Junior Preferred Stock purchase right per share of Kellwood Common Stock was distributed to Kellwood stockholders in June 1986, so that each share of Kellwood Common Stock also represents a right, expiring June 11, 2006, to buy 1/100th of a share of Series A Junior Preferred Stock from Kellwood for $100.00. The rights were issued pursuant to a rights agreement, dated as of June 11, 1986, as amended as of August 21, 1990, and as further amended as of May 31, 1996.

If, on or after a distribution date (as defined in the rights agreement), an acquiring person becomes a 15% or more holder, each holder of a right, except the acquiring person, has the right to receive, upon exercise at the then current exercise price, shares of Kellwood Common Stock valued at twice the then applicable exercise price of the right. Similarly, on or after the distribution date, the rights may be exercisable at the then current exercise price for the other party's stock having a value of twice the exercise price if Kellwood is acquired in a merger or other business combination where it does not survive or survives with a change or exchange of its shares of Kellwood Common Stock or if 50 percent or more of its assets, earning power or cash flow is sold or transferred. Generally, rights may be redeemed by Kellwood for five cents each prior to a stock acquisition date. The exercise price and the number of units of Series A Junior Preferred Stock or other securities or property issued upon exercise of the rights are subject to adjustment to prevent dilution if certain events occur.
Kellwood's stockholder rights plan does not apply to the Offer and the Merger or to any other transactions contemplated by the Merger Agreement referenced in this Preliminary Prospectus.

                      Approval of Mergers and Asset Sales
                                    Gerber

Under Delaware law, unless required by its certificate of incorporation, no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize the merger if:
 . the agreement of merger does not in any way amend the certificate of incorporation of the constituent corporation;
 . each share of stock of a constituent corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger;
 . either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into common stock are to be issued under the plan of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to the merger; and
 . certain other conditions are satisfied. In addition, Delaware law provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge the subsidiary into the parent corporation without the approval of the subsidiary's stockholders or Board of Directors.

Gerber's certificate of incorporation and by-laws do not require any special vote of its stockholders to approve mergers and asset sales.
                                   Kellwood

Under Delaware law, unless required by its certificate of incorporation, no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize the merger if:
 . the agreement of merger does not in any way amend the certificate of incorporation of the constituent corporation;
 . each share of stock of a constituent corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger;
 . either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into common stock are to be issued under the plan of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to the merger; and
 . certain other conditions are satisfied. In addition, Delaware law provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge the subsidiary into the parent corporation without the approval of the subsidiary's stockholders or Board of Directors.

The Kellwood certificate of incorporation provides certain business combinations and other significant corporate transactions involving Kellwood and a Substantial Stockholder, as defined in the Kellwood certificate of incorporation, require the approval of 75% of each class of Kellwood's outstanding shares entitled to vote thereon.

                        Section 203 of the Delaware Law
                                    Gerber

Gerber expressly elected not to be governed by Section 203 of the Delaware Law in Article Seven of its Certificate of Incorporation.
                                   Kellwood

Kellwood is incorporated under the laws of the state of Delaware. In general,
Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (generally, a stockholder owning or having the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" with a Delaware corporation for a period of three years following the time that the stockholder became an interested stockholder unless:

      (i) prior to that time the corporation's board of directors approved either the business combination or the transaction that resulted in a stockholder's becoming an interested stockholder,

      (ii) upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by some types of employee stock ownership plans and persons who are directors and also officers of the corporation), or

      (iii) on or after that time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder; this action may not be taken by written consent.

                    COMPARATIVE STOCK PRICES AND DIVIDENDS

      Kellwood Common Stock is listed and traded on the NYSE under the symbol "KWD." Gerber Common Stock is listed and traded on the NYSE under the symbol "GCW."


      The following table sets forth, for the periods indicated, the high and low sales prices per share of Kellwood and Gerber Common Stock as reported on the NYSE. Gerber has never declared or paid any dividends on its capital stock. Kellwood has paid a quarterly dividend of $0.16 per common share since the fiscal year ended January 31, 2000. The fiscal quarters for each company are different. The last day of Kellwood's fiscal year is January 31 (altered from April 30 in August 1999), and the last day of Gerber's fiscal year is December 31.



                                                        Kellwood Common Stock Gerber Common Stock
                                                        --------------------- -------------------
                                                        Market Price          Market Price
                                                        --------------------- -------------------
                                                         High       Low       High       Low
                                                          ------     ------     -----     -----
1999
  First Fiscal Quarter................................. $28.00     $21.25     $8.75     $5.88
  Second Fiscal Quarter................................  27.81      22.50      8.50      5.88
  Third Fiscal Quarter.................................  24.56      17.56      7.75      4.25
  Fourth Fiscal Quarter................................  20.75      16.25      5.88      3.75

2000
  First Fiscal Quarter................................. $18.50     $13.75     $5.25     $4.00
  Second Fiscal Quarter................................  22.44      15.75      5.44      4.00
  Third Fiscal Quarter.................................  22.25      15.12      6.50      5.06
  Fourth Fiscal Quarter................................  23.25      18.38      6.31      4.25

2001
  First Fiscal Quarter................................. $25.50     $18.82     $6.10     $4.50
  Second Fiscal Quarter................................  23.90      20.18      7.10      5.28
  Third Fiscal Quarter.................................  23.59      17.30      6.69      5.90
  Fourth Fiscal Quarter................................  24.96      19.50      6.70      5.70

2002
  First Fiscal Quarter................................. $28.90     $22.85     $7.60     $6.43
  Second Fiscal Quarter (through June 19, 2002)........ $29.88     $27.15     $8.25     $6.55


      The following table sets forth the closing prices per share of Kellwood and Gerber Common Stock on the NYSE on:

     . May 14, 2002, the last full trading day prior to the public announcement of the Kellwood proposal to acquire Gerber; and


     . June 18, 2002, the second to last full trading day prior to the date of this Preliminary Prospectus.



                                                          Kellwood      Gerber
                                                        Common Stock Common Stock
                                                        ------------ ------------
May 14, 2002...........................................    $27.35       $8.25
June 18, 2002..........................................    $29.42       $6.86


      Gerber stockholders should obtain current market quotations for Kellwood Common Stock and Gerber Common Stock. The market price of Kellwood Common Stock could vary at any time before or after the Offer and the Merger.

                    OPINION OF FINANCIAL ADVISOR TO GERBER

      A summary of Wachovia Securities' opinion including the analyses performed, the bases and methods of arriving at the opinion and a description of Wachovia Securities' investigation and assumptions are disclosed in Item 4 of Gerber's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to the stockholders of Gerber with this Preliminary Prospectus and is incorporated by reference into this Preliminary Prospectus. The entirety of the Wachovia Securities opinion is attached as Annex A to Gerber's Solicitation/Recommendation Statement on Schedule 14D-9 and is incorporated by reference into this Preliminary Prospectus.

                          INCORPORATION OF DOCUMENTS

      The SEC allows us to "incorporate by reference" information into this Preliminary Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Preliminary Prospectus, except for any information superseded by information contained directly in this Preliminary Prospectus. The information that Kellwood and/or Gerber file with the SEC later will automatically update and supercede this information. This Preliminary Prospectus incorporates by reference the documents listed below that Kellwood and Gerber have previously filed with the SEC. These documents contain important information about Kellwood and Gerber and their businesses, financial condition and results of operations. Kellwood and Gerber incorporate by reference the documents listed below and any future filings Kellwood or Gerber make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all of the registered shares are sold.


KELLWOOD SEC FILINGS (File No. 1-07340)                    PERIOD
---------------------------------------                    --------------------------------------------------

Annual Report on Form 10-K                                 Year ended January 31, 2002, as filed on April 24,
                                                           2002

Quarterly Report on Form 10-Q                              Quarter ended April 30, 2002, as filed on June 14,
                                                           2002

Current Reports on Form 8-K                                Filed on April 17, 2002
                                                           Filed on May 16, 2002

Report on Form 425                                         Filed on May 15, 2002
                                                           Filed on May 24, 2002
                                                           Filed on May 31, 2002
                                                           Filed on June 19, 2002

Proxy Statement on Schedule 14A                            Filed on April 16, 2002

The description of the common stock in Kellwood's registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating the description; and

The description of the Series A Junior Preferred Stock and the Series A Junior Preferred Stock purchase rights in Kellwood's registration statement filed pursuant to
Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating the description.

GERBER SEC FILINGS (File No. 1-5256)         PERIOD
------------------------------------         --------------------------------------------------------

Annual Report on Form 10-K                   Year ended December 31, 2001, as filed on March 28, 2002

Quarterly Report on Form 10-Q                Quarter ended March 30, 2002, as filed on May 9, 2002

Report on Form 425                           Filed on May 15, 2002

Proxy Statement on Schedule 14A              Filed on April 19, 2002

The description of Gerber's common stock set forth in Gerber's registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating the description.


      Kellwood and Cradle specifically incorporate by reference into this Preliminary Prospectus:

     . information pertaining to (i) the voting securities of Kellwood and Gerber and principal holders of those securities, (ii) the descriptions of ownership of shares of certain beneficial owners and management, both as outlined in the Kellwood Proxy Report filed with the SEC on April 16, 2002, and the Gerber Proxy Report filed with the SEC on April 19, 2002;

     . information pertaining to (i) voting securities and the holders of those securities, (ii) the descriptions of ownership of shares of certain beneficial owners and management, and (iii) any directors and officers, executive compensation, and certain relationships or transactions involving the surviving entity's Board of Directors or executive officers as contained in the Kellwood Annual Report on Form 10-K filed with the SEC on April 24, 2002 and the Gerber Annual Report on Form 10-K filed with the SEC on March 28, 2002.

      We have not authorized anyone to give any information or make any representation about our Offer that is different from, or in addition to, that contained in this Preliminary Prospectus or in any of the materials that we have incorporated by reference into this Preliminary Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

      You may read and copy any materials that Kellwood or Gerber have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You may also obtain information by calling the SEC at 1-800-SEC-0330. Both Kellwood and Gerber file reports electronically with the SEC. The SEC maintains a website that contains electronic copies of reports, proxy and information statements, and other information filed by Kellwood and Gerber located on the world wide web at "http://www.sec.gov". Stockholders desiring copies of this Preliminary Prospectus and the other documents may contact Kellwood at its address or telephone number indicated under "Where You Can Obtain More Information."

      For your convenience, we have included Gerber's most recent Form 10-K and 10-Q in the materials accompanying this Preliminary Prospectus.

                                    EXPERTS

      The consolidated financial statements of Kellwood and its subsidiaries as of January 31, 2002 and 2001 and for each of the years ended January 31, 2002 and 2001, and for the nine months ended January 31, 2000, incorporated in this Preliminary Prospectus by reference to the Annual Report on Form 10-K for the year ended January 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements and schedules of Gerber and its subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, incorporated in this Preliminary Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated by reference in this Preliminary Prospectus in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

                                  TRADEMARKS

      This document contains trademarks of Kellwood and Gerber and may contain trademarks of others.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      Some of the statements in this Preliminary Prospectus are, and statements in other material filed or to be filed with the SEC (as well as information included in oral statements or other written statements made or to be made by Kellwood) will be, forward-looking within the meaning of the Securities Act and the Exchange Act. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements.

      Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, the performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

      You should understand that the following important factors, in addition to those discussed in "Risk Factors" previously and in the documents which are incorporated by reference, could affect the future results of Kellwood, Gerber and the combined company following the completion of the Offer and the Merger, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

     . cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time-frame;

     . operating results following the proposed acquisition may be lower than expected;

     . competitive pressure among companies in our industry may increase significantly;

     . whether Kellwood and its subsidiaries are fully successful in implementing their financial and operational initiatives;

     .   industry competition, conditions, performance and consolidation;

     .   legislative and/or regulatory developments;

     .   changes in labor costs;

     . global and domestic economic repercussions from recent terrorist activities and the government response thereto;

     .   labor stoppages; and

     .   the outcome of claims and litigation.

      Forward-looking statements speak only as of the date the statements were made. Kellwood assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If Kellwood does update one or more forward-looking statements, no inference should be drawn that Kellwood will make additional updates with respect thereto or with respect to other forward-looking statements.

                     WHERE YOU CAN OBTAIN MORE INFORMATION

      Gerber and Kellwood file annual, quarterly and other reports, proxy statements and other information with the SEC under the Exchange Act. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the SEC located at 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of this information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain information by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at "http://www.sec.gov" that contains reports, proxy statements and other information relating to Kellwood and Gerber that have been filed via the EDGAR System. This material should also be available for inspection at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005. You may also obtain information about Kellwood, including copies of its SEC reports, through its website at "http://www.kellwood.com". You may also read and copy this information at the following locations:

                               Kellwood Company
                             600 Kellwood Parkway
                          St. Louis, Missouri, 63178
                                (314) 576-3100

                          Gerber Childrenswear, Inc.
                               7005 Pelham Road
                       Greenville, South Carolina 29615
                                (864) 987-5200

      On May 23, 2002, Kellwood filed a registration statement on Form S-4 with the SEC under the Securities Act to register the Kellwood common shares to be issued in our Offer and the resale of a portion of those shares, and we may also file amendments to that registration statement. This Preliminary Prospectus is a part of that registration statement. As allowed by SEC rules, this Preliminary Prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, on May 24, 2002 we filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act to furnish certain information about our Offer, and we may also file amendments to the Schedule TO. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

      Gerber has filed with the SEC a Solicitation/Recommendation on Schedule 14D-9 regarding the Offer. You may obtain a copy of the Schedule 14D-9 (and any amendments to that document) from any of the sources described above.

                             SELLING STOCKHOLDERS

      Kellwood is hereby registering for resale pursuant to this Preliminary Prospectus all of the shares of Kellwood Common Stock (and associated preferred stock purchase rights) that may be issued to the CVC Entities in the Offer. The precise number of shares of Kellwood Common Stock that the CVC Entities will have the right to receive in exchange for their Gerber common stock in the Offer and will be determined in accordance with a formula set forth in the Merger Agreement. For a description of the formula to be used in calculating the number of shares of Kellwood Common Stock (and associated preferred stock purchase rights) that each holder of Gerber common stock will be entitled to receive per share of Gerber common stock in connection with the Offer, please see "The Offer--Purchase of Shares and Stock Consideration." Based on an Average Parent Stock Price of Kellwood Common Stock of $27.50, Kellwood will issue approximately 2,471,285 shares of Kellwood Common Stock in the Offer. Assuming Kellwood issues 2,471,285 shares of Kellwood Common Stock (and associated preferred stock purchase rights) in the Offer, each share of Gerber common stock would be converted into the right to receive $3.42 in cash and
0.12473 shares of Kellwood Common Stock (and associated preferred stock purchase rights), and the CVC Entities would be entitled to receive an aggregate of approximately 1,527,356 shares of Kellwood Common Stock. However, because of possible changes in the market price of Kellwood Common Stock, the number of shares of Kellwood Common Stock that the CVC Entities may ultimately have a right to receive in exchange for their Gerber common stock and, consequently, the number of shares resold by the CVC Entities under this Preliminary Prospectus, may be more or less than 1,527,356 shares. Because the actual number of shares of Kellwood Common Stock that the CVC Entities may resell under this Preliminary Prospectus is unknown, the number and percentage of shares of Kellwood Common Stock that the CVC Entities will hold after its resale of shares cannot be determined.

      Kellwood has been informed by the CVC Entities that they do not own any of Kellwood's common stock as of the date of this Preliminary Prospectus. There are no business relationships between any of the CVC Entities and Kellwood other than as contemplated by the Merger Agreement and its related agreements. In addition, as of the date of this Preliminary Prospectus, none of the CVC Entities has held any positions or offices or had material relationships with Kellwood or any of its affiliates within the past three years.

                 PLAN OF DISTRIBUTION OF SELLING STOCKHOLDERS

      The distribution of shares of Kellwood Common Stock may be effected from time to time in one or more transactions on the New York Stock Exchange, in privately negotiated transactions or a combination of these methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The CVC Entities may effect these transactions by selling the resale shares to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the CVC Entities or the purchasers of the resale shares for whom the broker-dealers may act as agent or to whom they sell as principal, or both. Compensation to a particular broker-dealer might be in excess of customary commissions. Broker-dealers who acquire resale shares as principals may resell the shares from time to time in transactions that may involve block transactions, on the New York Stock Exchange or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then current market price or in negotiated transactions.

      The selling stockholders and any underwriters, dealers or agents that participated in the distribution of their Kellwood stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of Kellwood stock by them and any discounts, commissions or concessions received by those underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At a time a particular offer of Kellwood stock is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

      The CVC Entities and any broker-dealers who act in connection with the sale of resale shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the resale shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      Any or all of the sales or other transactions involving the resale shares described above, whether effected by the CVC Entities, any broker-dealer or others, may be made pursuant to this Preliminary Prospectus. In addition, any resale shares that qualify for sale pursuant to Rule 145 under the Securities Act may be sold under Rule 145 rather than pursuant to this Preliminary Prospectus.

      In order to comply with the securities laws of certain states, if applicable, the resale shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.

      Kellwood will not receive any of the proceeds from the sale by the CVC Entities of any of the resale shares.

      The CVC Entities and any other persons participating in the sale or distribution of the resale shares will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, as amended, including Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of Kellwood Common Stock by the CVC Entities or other persons. Under these rules and regulations, the CVC Entities and the other persons:

     . may not engage in any stabilization activity in connection with Kellwood common stock;

     . must furnish each broker which offers resale shares covered by this Preliminary Prospectus with the number of copies of this Preliminary Prospectus and any prospectus supplement which are required by the broker; and

     . may not bid for or purchase any Kellwood Common Stock or attempt to induce any person to purchase any shares of Kellwood Common Stock other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the resale shares by the CVC Entities.

      Kellwood will make copies of this Preliminary Prospectus available to the CVC Entities and has informed the CVC Entities of the need for delivery of a copy of this Preliminary Prospectus to each purchaser of the resale shares prior to or at the time of any sale of the resale shares offered hereby.

      All expenses associated with filing and maintaining the effectiveness of this registration statement will be paid by Kellwood. Other expenses incident to the offering and sale of Kellwood stock by the selling stockholders, including brokerage and underwriting commissions, will be paid by the selling stockholders.

                                                                     SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              KELLWOOD AND CRADLE

1. KELLWOOD

      The name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of Kellwood are set forth below. Unless otherwise indicated, each person is a citizen of the United States. The term of office for all directors is two years, and all directors were elected at an annual meeting of shareholders of Kellwood. All officers were hired, appointed or promoted without a specific term of office. The business address of each person is c/o Kellwood Company, 600 Kellwood Parkway, St. Louis, Missouri, 63017.


                                                 Position with Kellwood or
                                        Present Principal Occupation or Employment;
Name and Citizenship                        Material Positions Held at Kellwood
--------------------                    -------------------------------------------
 Raymond F. Bentele  Mr. Bentele, 65, has served as a member of the Board of Directors since 1993. Mr.
                     Bentele has also served as a director of IMC Global, Inc. (food crop mineral nutrients) since 1994, and Leggett & Platt, Incorporated (manufacturer of engineered products for the home and commercial furnishings industries) since
                     1995. He served as a director of Mallinckrodt Inc. (manufacturer of medical products) from 1990 to 2000.

 Martin Bloom        Mr. Bloom, 69, has served as a member of the Board of Directors since December
                     2000. Since 1997, Mr. Bloom has also served as Chairman of MBI Associates
                     (international consulting). Mr. Bloom previously held various positions with The
                     May Department Stores Company, ultimately serving from 1985 to 1996 as
                     President and Chief Executive Officer of the international division. Mr. Bloom has also served as a director of Kasper A S L, Ltd. (women's apparel) since 2000.

 W. Lee Capps, III   Mr. Capps, 54, has been Kellwood's Senior Vice President Finance and Chief
                     Financial Officer since March 2002. He previously served as Kellwood's Vice
                     President Finance and Chief Financial Officer from 2000 to March 2002,
                     Kellwood's Vice President Corporate Development from 1998 to 2000, and
                     Kellwood's Director of Corporate Development from 1996 to 1998.


Kitty G. Dickerson, Ph.D. Ms. Dickerson, 62, has served as a member of the Board of Directors since 1991.
                          She has been Professor and Chair of the Department of Textile and Apparel
                          Management, University of Missouri, Columbia, Missouri, since 1986.

Leonard A. Genovese       Mr. Genovese, 67, has served as a member of the Board of Directors since 1995.
                          Mr. Genovese has been a director of The Stephan Company (hair care) since 1997, and Roslyn Bancorp Inc. (banking) since 1999. He served as President of Genovese
                          Drug Stores, Inc. (retail chain drug stores) from 1974 to 1999, and Chairman of the
                          Board of Genovese Drug Stores, Inc. from 1978 through 1999. He served as a director of TR Financial Corp. (banking) from 1993 to 1999, and Aid Auto Stores,
                          Inc. (automotive parts supply) from 1995 to 1998.

Martin J. Granoff         Mr. Granoff, 66, has served as a member of the Board of Directors since 1999. He has been Chairman of Val d'or Inc. (men's and women's knitwear) since 1959. He was also Chairman and Chief Executive Officer of Koret, Inc. from 1997 to 1999, as well as Chairman of the American Apparel Manufacturer's Association from
                          1998 until 1999. He has been a director of National Textiles (spinning and knitting)
                          since November 1997, and Manive Investment, LLC (biotechnology) since
                          September 1998.


Lawrence E. Hummel Mr. Hummel, 59, has been Kellwood's Vice President Controller since 1992.

Jerry M. Hunter    Mr. Hunter, 49, has served as a member of the Board of Directors since 1994. He has been a partner at the law firm of Bryan Cave since 1993. From 1989 to 1993, he served as General Counsel for the National Labor Relations Board in Washington,
                   D.C.

James C. Jacobsen  Mr. Jacobsen, 67, has been Vice Chairman of Kellwood since 1994.

Roger D. Joseph    Mr. Joseph, 60, has been Kellwood's Vice President Treasurer and Investor
                   Relations since 2000. He served as Kellwood's Vice President Treasurer from 1992 to 2000.

Janice E. Page     Ms. Page, 53, has served as a member of the Board of Directors since 2000. She has also been a director of R.G. Barry (slipper manufacturer) since 2000, and she has been a Trustee of Glimcher Realty Trust since 2001. She served as Group Vice
                   President of Sears, Roebuck & Company from 1970 to 1997.

Thomas H. Pollihan Mr. Pollihan, 52, has been Kellwood's Senior Vice President, Secretary and
                   General Counsel since March 2002. He served as Kellwood's Vice President,
                   Secretary and General Counsel from 1993 to March 2002.

Donald R. Riley    Mr. Riley, 39, has been Kellwood's Vice President and Chief Information Officer since March 2002. Prior to that time, he was Kellwood's Chief Information Officer from 1998 to March 2002.

Robert C. Skinner  Mr. Skinner, 48, has served as Vice President and President Menswear since March
                   2002. Prior to that time, he served as President Kellwood Menswear from 2000 to
                   March 2002, Vice President of Oxford Industries from 1999 to 2000, and President of Oxford Shirt Group from 1987 to 1999.

John A. Turnage Mr. Turnage, 56, has been Kellwood's Vice President Compliance and Quality since May 2001. Prior to that time, he served as Kellwood's Vice President
                Manufacturing from 1997 to 2001, and Kellwood's Vice President Manufacturing
                and Sourcing from 1989 to 1997.

Hal J. Upbin    Mr. Upbin, 63, has served as a member of the Board of Directors since 1995, and has been Chairman of the Board, President and Chief Executive Officer of
                Kellwood since 1999. He served as President and Chief Executive Officer of
                Kellwood from 1997 to 1999, President and Chief Operating Officer from 1994 to
                1997, Executive Vice President Corporate Development from 1992 to 1994, and
                Vice President Corporate Development from 1990 to 1992. Previous to that time, he was President of American Recreation Products, Inc., Kellwood's wholly owned subsidiary, from 1989 to 1992, and has been a director of that entity from 1991 to present. He has also served as a director of First Banks, Inc., and has been a member of its audit committee, since July 2001.

2. CRADLE

      The following table sets forth the name of each director and executive officer of the Purchaser. The present business address, present principal occupation or employment and material occupations, position, offices or employment for the past five years of each director and executive officer of the Purchaser is set forth above. Each person is a citizen of the United States.

   Name                                Positions with Cradle
   ----                                ---------------------
   Hal J. Upbin       Chairman of the Board, Director

   W. Lee Capps, III  President, Director

   Thomas H. Pollihan Vice President, Secretary and General Counsel, Director

   Roger D. Joseph    Treasurer

                                    ANNEX A

                              SECTION 262 OF THE
                       DELAWARE GENERAL CORPORATION LAW

      Set forth below is Section 262 of the General Corporation Law of the State of Delaware regarding appraisal rights, which rights will only be available in connection with the Merger.

      (S) 262. Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or
(S) 264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                   a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                   b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                   c. Cash in lieu of fractional shares or fractional
             depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                   d. Any combination of the shares of stock, depository
             receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a.,
             b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to (S) 228 or (S) 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

      Complete and correct copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Gerber or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                       The Depositary for the Offer is:

                    American Stock Transfer & Trust Company


        By Mail:             By Overnight Courier:            By Hand:
     59 Maiden Lane          6201 15th Avenue, 3rd      59 Maiden Lane, Plaza
   New York, NY 10038      Floor Brooklyn, NY 11219             Level
                            Attn: Re-org Department      New York, NY 10038

      By Facsimile                                        Confirm Facsimile
      Transmission:                                   Transmission By Telephone
      (For Eligible                                             Only:
   Institutions Only)
     (718) 234-5001                                        (212) 936-5100


      Questions and requests for assistance or additional copies of this Preliminary Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the locations and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

[LOGO] Innisfree
    M&A Incorporated
                        501 Madison Avenue, 20th Floor
                           New York, New York 10022
               Bankers and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll Free: (888) 750-5834

      Until the expiration of the Offer or any subsequent offering period, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Preliminary Prospectus.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

      The Delaware Law (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or derived an improper personal benefit. The Restated Certificate of Incorporation, as amended, of Kellwood contains a provision which eliminates directors' personal liability as set forth above.

      The Delaware Law (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be indemnified; and authorizes Kellwood to buy directors' and officers' liability insurance. Indemnification provided under Section 145 is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

      Kellwood's Restated Certificate of Incorporation, as amended, provides for indemnification to the fullest extent expressly authorized by Section 145 of the Delaware Law for directors, officers and employees of Kellwood and also to persons who are serving at the request of Kellwood as directors, officers or employees of other corporations (including subsidiaries). This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise.

      Kellwood has purchased liability policies which indemnify its directors and officers against loss arising from claims by reason of their legal liability for acts as officers, subject to limitations and conditions as set forth in the policies.

      The above discussion of the Delaware Law and of Kellwood's Restated Certificate of Incorporation is not intended to be exhaustive and is qualified in its entirety by the statute and Restated Certificate of Incorporation.

Item 21. Exhibits and Financial Statement Schedules.

      (a) Exhibits:

Exhibit No.                                            Description
-----------                                            -----------

    2.1     Agreement and Plan of Merger, dated as of May 15, 2002, by and among Kellwood, Cradle and
            Gerber, incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed on
            May 16, 2002 with the Securities and Exchange Commission.

    3.1     Restated Certificate of Incorporation of Kellwood, as amended, incorporated herein by reference to
            Form 10-Q for the quarter ended July 31, 1987, filed with the Securities and Exchange Commission.

Exhibit No.                                             Description
-----------                                             -----------
     3.2    By-laws of Kellwood, as amended May 31, 2001, incorporated by reference to Kellwood's Annual
            Report on Form 10-K for the fiscal year ended January 31, 2002, filed on April 24, 2002 with the
            Securities and Exchange Commission.
     4.1    Rights Agreement with respect to Rights to Acquire Series A Junior Preferred Stock between the
            Kellwood and Centerre Trust Company of St. Louis, incorporated herein by reference to Registration
            Statement on Form 8-A, effective June 24, 1986, Amendment dated August 21, 1990, incorporated herein by reference to Form 10-Q for the quarter ended October 31, 1990, and Amendment dated
            May 31, 1996, incorporated herein by reference to Form 8-A/A effective June 3, 1996, and
            Amendment dated November 21, 2000 incorporated herein by reference to Form 10-K filed on
            April 24, 2001 with the Securities & Exchange Commission.
    *5.1    Opinion of McDermott, Will & Emery regarding the legality of the securities being registered.
    *8.1    Form of opinion of McDermott, Will & Emery regarding qualification of Offer and Merger as a tax-
            free reorganization.
    *8.2    Form of opinion of Kirkland & Ellis regarding qualification of Offer and Merger as a tax-free reorganization.
   *23.1    Consent of PricewaterhouseCoopers LLP.
   *23.2    Consent of Ernst & Young LLP.
   *23.3    Consents of McDermott, Will & Emery (included in the opinions filed as Exhibit 5.1 and 8.1 to this
            Registration Statement).
   *23.4    Consent of Kirkland and Ellis (included in the opinion filed as Exhibit 8.2 to the Registration
            Statement).
    24.1    Power of Attorney, included on the signature page hereto.
    99.1    Voting and Tender Agreement, dated as of May 15, 2002, by and among Kellwood, Citicorp Venture
            Capital, Ltd., CCT Partners III, L.P., and Citicorp Mezzanine Partners, L.P., incorporated by reference to Exhibit 2.2 of the Current Report on Form 8-K filed on May 16, 2002 with the Securities and Exchange Commission.
    99.2    Form of Letter of Transmittal.
    99.3    Form of Notice of Guaranteed Delivery.
    99.4    Form of Letter to Brokers, Dealers.
    99.5    Form of Letter to Clients.
    99.6    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

--------

*  Filed herewith.


Item 22. Undertakings.

      (a)(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

      (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)(1) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

      (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of the request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

      (e)(1) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that the reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (e)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, for purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on June 20, 2002.


                                              KELLWOOD COMPANY

                                              By:       /S/  HAL J. UPBIN
                                                  -----------------------------
                                                    Hal J. Upbin
                                                  Chairman Of The Board,
                                                    President
                                                  And Chief Executive Officer




      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 20, 2002:



          Signature                        Title
-----------------------------  -----------------------------

                *                 Chairman of the Board,
-----------------------------    President, Chief Executive
        Hal J. Upbin                 Officer (Principal
                                     Executive Officer)

                *              Senior Vice President Finance
-----------------------------    and Chief Financial Officer
      W. Lee Capps, III             (Principal Financial
                                          Officer)

              *                       Vice President
-----------------------------       Controller (Principal
     Lawrence E. Hummel              Accounting Officer)

               *                         Director
-----------------------------
     Raymond F. Bentele

              *                          Director
-----------------------------
        Martin Bloom

               *                         Director
-----------------------------
     Kitty G. Dickerson

               *                         Director
-----------------------------
     Leonard A. Genovese

               *                         Director
-----------------------------
      Martin J. Granoff

               *                         Director
-----------------------------
       Jerry M. Hunter

              *                          Director
-----------------------------
       Janice E. Page



*  Pursuant to Power of Attorney



                            /s/  Thomas H. Pollihan


*  ____________________________________________________________________________



                               Attorney-in-fact